SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(  Amendment No. __  )

Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

Scios Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

1)	Title of each class of securities to which transaction applies:

Common Stock, par value $.001 per share (“Common Stock”) and Series B Preferred Stock, par value $.001 per share (“Series B Preferred Stock”)
2)	Aggregate number of securities to which transaction applies:

3)	55,655,850 shares of Common Stock and 4,991 shares of Series B Preferred Stock
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

$45.00 per share of Common Stock and $4,500.00 per share of Series B Preferred Stock
4)	Proposed maximum aggregate value of transaction:

$2,526,972,750
5)	Total fee paid:

$204,432

☐	Fee paid previously by written preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

                              , 2003

Dear Stockholder:

      You are cordially invited to attend the special meeting of stockholders of Scios Inc., to be held on                               , 2003, at 10:00 a.m., local time, at the Stanford Park Hotel, 100 El Camino Real, Menlo Park, California 94025.

      At the special meeting, we will ask you to vote to adopt the merger agreement among our company, Johnson & Johnson and a wholly owned subsidiary of Johnson & Johnson. If the merger is completed, you will be entitled to receive $45.00 in cash, without interest, for each share of our common stock that you own.

      Our board of directors has carefully reviewed and considered the terms and conditions of the proposed merger. Based on its review, the board of directors has determined that the merger agreement is fair, advisable to, and in the best interests of, our stockholders. ACCORDINGLY, OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT.

      Your vote is important. We cannot complete the merger unless the merger agreement is adopted by the affirmative vote of the holders of a majority of our shares of common stock outstanding at the close of business on the record date. The obligations of Scios and Johnson & Johnson to complete the merger are also subject to the satisfaction or waiver of certain conditions, including receiving clearance from regulatory agencies. Failure to submit a signed proxy or vote in person at the special meeting will have the same effect as a vote against the adoption of the merger agreement. Only stockholders who owned shares of our common stock at the close of business on                               , 2003 will be entitled to vote at the special meeting.

      PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY. If you hold your shares in “street name,” you should instruct your broker how to vote in accordance with your voting instruction form.

      This proxy statement explains the proposed merger and merger agreement and provides specific information concerning the special meeting. Please review this document carefully.

Sincerely,

Richard B. Brewer
President, Chief Executive Officer and Director

      This proxy statement is dated                               , 2003, and is first being mailed to stockholders of Scios Inc. on or about                               , 2003.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be Held on                , 2003
10:00 a.m.

To the stockholders of Scios Inc.:

      Notice is hereby given that a special meeting of the stockholders of Scios Inc. will be held at the Stanford Park Hotel, 100 El Camino Real, Menlo Park, California 94025, on                , 2003, at 10:00 a.m., local time, for the following purposes:

1. To consider and vote upon a proposal to adopt the merger agreement among Johnson & Johnson, Saturn Merger Sub, Inc., a wholly owned subsidiary of Johnson & Johnson, and us, pursuant to which we will become a wholly owned subsidiary of Johnson & Johnson, each outstanding share of our common stock will be converted into the right to receive $45.00 in cash, without interest and each outstanding share of our Series B preferred stock will be converted into the right to receive $4,500.00 in cash, without interest; and

2. To transact such other business that may properly come before the special meeting or any adjournments or postponements of the special meeting.

      Holders of record of shares of our common stock at the close of business on                , 2003, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

      We cannot complete the merger unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the shares of our common stock outstanding at the close of business on the record date.

      Under Delaware law, holders of our common stock who do not vote in favor of the adoption of the merger agreement and holders of our preferred stock will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the merger agreement and if they comply with the Delaware law procedures explained in the accompanying proxy statement. See “The Merger — Appraisal Rights” on page 27.

      Whether or not you plan to attend the special meeting, please sign, date and return the enclosed proxy card. Executed proxies with no instructions indicated thereon will be voted “FOR” the adoption of the merger agreement. Even if you have returned your proxy, you may still vote in person if you attend the special meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name. If you fail to return your proxy or to vote in person at the special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting, and will effectively be counted as a vote against the adoption of the merger agreement.

      Please do not send any stock certificates at this time.

By order of the Board of Directors,

Matthew R. Hooper
Secretary

Sunnyvale, California
               , 2003

QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY
The Companies
The Merger
Conditions to Completion of the Merger (see page 39)
No Solicitation of Other Acquisition Proposals by Scios (see page 40)
Termination of the Merger Agreement (see page 42)
The Special Meeting
Recommendation of Our Board of Directors (see page 18)
Opinion of Our Investment Banker (see page 19)
Interests of Our Directors and Executive Officers in the Merger (see page 22)
Treatment of Our Stock Options and Employee Stock Purchase Plan (see page 31)
Convertible Notes (see page 38)
Material U.S. Federal Income Tax Consequences (see page 25)
Appraisal Rights (see page 27)
Regulatory Approvals (see page 26)
The Paying Agent
THE COMPANIES
Scios Inc.
Johnson & Johnson
Saturn Merger Sub, Inc.
THE SPECIAL MEETING
Date, Time and Place
Purpose of the Special Meeting
Record Date; Shares Entitled to Vote; Quorum
Vote Required
Shares Owned by Our Directors and Executive Officers
Voting of Proxies
Revocability of Proxies
Solicitation of Proxies
Assistance
THE MERGER
Background of the Merger
Reasons for the Merger
Recommendation of Our Board of Directors
Opinion of Our Investment Banker -- J.P. Morgan Securities Inc.
Interests of Our Directors and Executive Officers in the Merger
Material U.S. Federal Income Tax Consequences
Regulatory Approvals
Appraisal Rights
Structure of the Merger
Effective Time of the Merger
The Common Stock Merger Consideration
The Preferred Stock Merger Consideration
Treatment of Our Stock Options and Employee Stock Purchase Plan
Surrender of Stock Certificates
Lost Certificates
Unclaimed Amounts
THE MERGER AGREEMENT
Representations and Warranties
Covenants
Directors’ and Officers’ Indemnification, Advancement of Expenses, Exculpation and Insurance
Employee Benefits Matters
Efforts to Complete the Merger
Convertible Notes
Conditions to the Completion of the Merger
No Solicitation of Other Acquisition Proposals by Scios
Termination
Amendment, Extension and Waiver
Fees and Expenses
STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS
OTHER MATTERS
FUTURE STOCKHOLDER PROPOSALS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION

QUESTIONS AND ANSWERS ABOUT THE MERGER	Q-1
SUMMARY	1
The Companies	1
The Merger	1
Conditions to Completion of the Merger	2
No Solicitation of Other Acquisition Proposals by Scios	2
Termination of the Merger Agreement	3
The Special Meeting	4
Recommendation of Our Board of Directors	5
Opinion of Our Investment Banker	5
Interests of Our Directors and Executive Officers in the Merger	5
Treatment of Our Stock Options and Employee Stock Purchase Plan	6
Convertible Notes	6
Material U.S. Federal Income Tax Consequences	6
Appraisal Rights	7
Regulatory Approvals	7
The Paying Agent	8
THE COMPANIES	9
Scios Inc.	9
Johnson & Johnson	9
Saturn Merger Sub, Inc.	9
THE SPECIAL MEETING	10
Date, Time and Place	10
Purpose of the Special Meeting	10
Record Date; Shares Entitled to Vote; Quorum	10
Vote Required	10
Shares Owned by Our Directors and Executive Officers	10
Voting of Proxies	10
Revocability of Proxies	11
Solicitation of Proxies	11
Assistance	12
THE MERGER	13
Background of the Merger	13
Reasons for the Merger	17
Recommendation of Our Board of Directors	18
Opinion of Our Investment Banker — J.P. Morgan Securities Inc.	19
Interests of Our Directors and Executive Officers in the Merger	22
Material U.S. Federal Income Tax Consequences	25
Regulatory Approvals	26
Appraisal Rights	27
Structure of the Merger	29
Effective Time of the Merger	30
The Common Stock Merger Consideration	30
The Preferred Stock Merger Consideration	30

i

Treatment of Our Stock Options and Employee Stock Purchase Plan	31
Surrender of Stock Certificates	32
Lost Certificates	32
Unclaimed Amounts	32
THE MERGER AGREEMENT	33
Representations and Warranties	33
Covenants	34
Directors’ and Officers’ Indemnification, Advancement of Expenses, Exculpation and Insurance	37
Employee Benefits Matters	37
Efforts to Complete the Merger	38
Convertible Notes	38
Conditions to the Completion of the Merger	39
No Solicitation of Other Acquisition Proposals by Scios	40
Termination	42
Amendment, Extension and Waiver	43
Fees and Expenses	43
STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS	45
OTHER MATTERS	48
FUTURE STOCKHOLDER PROPOSALS	48
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	48
WHERE YOU CAN FIND ADDITIONAL INFORMATION	48
ANNEXES:
Annex A — Agreement and Plan of Merger
Annex B — Opinion of J.P. Morgan Securities Inc.
Annex C — Section 262 of the General Corporation Law of the State of Delaware

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What will happen to Scios as a result of the merger?

A:	If the merger is completed, we will become a wholly owned subsidiary of Johnson & Johnson.

Q:	What will happen to my shares of Scios common stock or preferred stock after the merger?

A:	At the effective time of the merger and except as described in this proxy statement, each outstanding share of our common stock will automatically be canceled and will be converted into the right to receive a per share amount equal to $45.00 in cash, without interest, and each outstanding share of our Series B preferred stock will automatically be canceled and will be converted into the right to receive a per share amount equal to $4,500.00 in cash, without interest. The Series B preferred stock merger consideration is equal to the common stock merger consideration multiplied by the number of shares of common stock into which each share of our Series B preferred stock is convertible.

Q: Where and when is the special meeting?

A:	The special meeting will take place at the Stanford Park Hotel, 100 El Camino Real, Menlo Park, California 94025, on , 2003, at 10:00 a.m., local time.

Q: Is the merger expected to be taxable to me?

A:	Generally, yes. The receipt of $45.00 in cash for each share of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, generally you will recognize gain or loss as a result of the merger measured by the difference, if any, between $45.00 per share and your adjusted tax basis in that share.

You should read “The Merger — Material U.S. Federal Income Tax Consequences” beginning on page 25 for a more complete discussion of the federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should also consult your tax advisor on the tax consequences of the merger to you.

Q:	How does the Scios board of directors recommend that I vote?

A:	Our board of directors unanimously recommends that our stockholders vote “FOR” the proposal to adopt the merger agreement. You should read “The Merger — Reasons for the Merger” for a discussion of the factors that our board of directors considered in deciding to recommend the adoption of the merger agreement.

Q:	What vote of our stockholders is required to adopt the merger agreement?

A:	For us to complete the merger, stockholders holding at least a majority of the shares of our common stock outstanding at the close of business on the record date must vote “FOR” the adoption of the merger agreement.

Q:	Am I entitled to appraisal rights?

A:	Yes. Under the General Corporation Law of the State of Delaware, holders of our common stock who do not vote in favor of adopting the merger agreement and holders of our preferred stock will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the adoption of the merger agreement and they comply with the Delaware law procedures explained in this proxy statement.

Q:	How do I cast my vote?

A:	If you are the holder of record of shares of our common stock, you can vote by either of the following methods:

•	by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope; or

•	by appearing and voting in person by ballot at the special meeting.

If you return your proxy and do not indicate how you want to vote, we will count your proxy as a vote in favor of the adoption of the merger agreement.

Q:	If my Scios shares are held in “street name” by my broker or bank, will my broker or bank vote my shares for me?

A:	Your broker or bank will vote your Scios shares only if you provide instructions on how to vote. You should follow the directions provided by your broker or bank regarding how to instruct your broker or bank to vote your shares. Without instructions, your shares will not be voted, which will have the effect of a vote against the adoption of the merger agreement.

Q:	What happens if I do not submit a proxy or vote in person at the special meeting?

A:	Because the required vote of our stockholders is based upon the number of outstanding shares of our common stock, rather than upon the shares actually voted, the failure by the holder of any such shares to submit a proxy or to vote in person at the special meeting, including abstentions and broker non-votes, will have the same effect as a vote against the adoption of the merger agreement.

Q:	Can I change my vote after I have returned my proxy?

A:	Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways:

•	you can send a written notice stating that you would like to revoke your proxy;

•	you can complete and submit a new proxy bearing a later date; or

•	you can attend the special meeting and deliver a signed notice of revocation, deliver a later-dated duly executed proxy, or vote in person.

If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to us prior to the special meeting at Scios Inc. c/o Equiserve Trust Company N.A., P.O. Box 8694, Edison, NJ 08818-8694. Attendance at the special meeting will not, in and of itself, result in the revocation of a proxy or cause shares to be voted.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, you will receive a transmittal form with instructions for the surrender of certificates formerly representing shares of our common stock and preferred stock. Please do not send in your stock certificates with your proxy.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:	When do you expect the merger to be completed?

A.	We are working to complete the merger as quickly as possible. We currently expect to complete the merger in the second quarter of 2003. However, we cannot predict the exact timing of the merger because the merger is subject to regulatory approvals and other closing conditions. While we expect to obtain all required regulatory approvals, we cannot assure you that these regulatory approvals will be obtained and, even if they are ultimately obtained, they might not be obtained for a substantial period of time following the adoption of the merger agreement at the special meeting.

Q:	Who can help answer my questions?

A:	If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact Georgeson Shareholder Communications, Inc. at (866) 274-2301 or write to the following address:

Georgeson Shareholder Communications, Inc. 17 State Street, 10th Floor New York, New York 10004

SUMMARY

      This summary highlights selected information from this proxy statement and may not contain all the information that is important to you. You should carefully read this entire proxy statement and the other documents to which we have referred you. See also “Where You Can Find Additional Information” on page 48. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

The Companies

      Scios Inc., 820 West Maude Avenue, Sunnyvale CA, 94085, Telephone: (408) 616-8200 (See page 9). We are a biopharmaceutical company that discovers, develops and markets novel treatments for cardiovascular and inflammatory diseases. On August 13, 2001, we launched Natrecor following FDA approval of Natrecor for the treatment of acutely decompensated congestive heart failure. In addition to Natrecor, we have two focused product programs, p38 kinase and TGF-beta. Our first program is directed to the development of inhibitors of p38 kinase, an enzyme responsible for increased production of various proteins that cause inflammation. SCIO-469, our first compound designed to inhibit this enzyme, is targeted for the treatment of rheumatoid arthritis and is currently in clinical development. SCIO-323, our second generation inhibitor of p38 kinase, commenced clinical development in December 2002. Our second product program is directed to the development of inhibitors of TGF-beta, a signaling protein that is implicated in a broad range of diseases characterized by unregulated scarring and eventual organ failure. We are currently in preclinical development for compounds designed to inhibit this protein. In July 2002, we announced that the lead indication for these compounds is chronic obstructive pulmonary disease.

      Johnson & Johnson, One Johnson & Johnson Plaza, New Brunswick, NJ 08933, Telephone: (732) 524-0400 (see page 9). Johnson & Johnson, with approximately 108,300 employees, is one of the world’s largest manufacturers of health care products, as well as a provider of related services, for the consumer, pharmaceutical and medical devices and diagnostics markets. Johnson & Johnson has more than 198 operating companies in 54 countries around the world, selling products in more than 175 countries.

      Saturn Merger Sub, Inc., One Johnson & Johnson Plaza, New Brunswick, NJ 08933, Telephone: (732) 524-0400 (see page 9). Saturn Merger Sub, Inc., which we sometimes refer to in this proxy statement as Merger Sub, is a wholly-owned subsidiary of Johnson & Johnson. Merger Sub was formed solely for the purpose of facilitating our acquisition by Johnson & Johnson.

The Merger

      Structure of the Merger (see page 29). This proxy statement relates to the proposed acquisition of our company by Johnson & Johnson pursuant to a merger agreement, dated as of February 10, 2003, among Johnson & Johnson, Merger Sub and us. We have attached a copy of the merger agreement as Annex A to this proxy statement. We encourage you to read the merger agreement in its entirety.

      Under the terms of the merger agreement, Merger Sub will merge with and into Scios, with Scios surviving the merger as a wholly-owned subsidiary of Johnson & Johnson.

      Consideration (see page 30). At the effective time of the merger each share of our common stock (other than shares owned by us, Johnson & Johnson or Merger Sub and shares for which appraisal rights have been validly exercised under Delaware law) will be converted into the right to receive $45.00 in cash, without interest. In addition, at the effective time of the merger, each share of our Series B preferred stock (other than shares owned by us, Johnson & Johnson or Merger Sub and shares for which appraisal rights have been validly exercised under Delaware law) will be converted into the right to receive $4,500.00 in cash, without interest. Based on the number of shares of our common stock and preferred stock outstanding on                  , 2003 and assuming the exercise of all options and warrants exercisable as of                  , 2003 and the conversion of all other securities convertible for our common stock as of             ,

2003, the aggregate consideration paid by Johnson & Johnson to our stockholders will be approximately $          .

      Closing. We expect to close the merger as soon as practicable after the adoption of the merger agreement by our stockholders and after all other conditions to the merger have been satisfied or waived.

Conditions to Completion of the Merger (see page 39)

      The obligations of Johnson & Johnson and Merger Sub, on the one hand, and us, on the other, to complete the merger depend on the satisfaction or waiver of a number of conditions, including:

•	receipt of the required votes to adopt the merger agreement by our stockholders at the special meeting;

•	expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976;

•	absence of legal restraints that would prevent the completion of the merger or that have had or would reasonably be expected to have a material adverse effect on us;

•	performance in all material respects of the other party’s obligations under the merger agreement;

•	the representations and warranties of the other party set forth in the merger agreement that are qualified as to materiality being true and correct, and all other representations and warranties being true and correct in all material respects, in each case as of the date of the merger agreement and as of the closing date of the merger as though made on the closing date, except to the extent that the representations and warranties relate to an earlier date, in which case as of that earlier date; and

•	in the case of the obligations of Johnson & Johnson and Merger Sub to complete the merger:

•	absence of any pending or threatened suit, action or other proceeding by any governmental entity:

•	challenging the acquisition of or seeking to limit the ownership of any shares of our capital stock by Johnson & Johnson or Merger Sub, seeking to restrain or prohibit the merger, or seeking to obtain material damages from us, Johnson & Johnson or Merger Sub;

•	seeking to prohibit or materially limit the ownership or operation by us, Johnson & Johnson or our respective subsidiaries, of our or their businesses or assets, or to compel any of us to divest or hold separate any portion of our respective businesses or assets;

•	seeking to prohibit Johnson & Johnson or any of its subsidiaries from effectively controlling our business or operations; or

•	otherwise having or being reasonably expected to have a material adverse effect on us; and

•	absence of legal restraints that would reasonably be expected to result in any of the effects described in the immediately preceding four bullet points.

The merger is not conditioned upon Johnson & Johnson or Merger Sub obtaining financing. The total amount of funds necessary to pay the merger consideration will be approximately $          . Johnson & Johnson expects to fund the cash requirements for the transaction primarily from cash on hand and short term indebtedness.

No Solicitation of Other Acquisition Proposals by Scios (see page 40)

      The merger agreement contains restrictions on our ability to solicit or engage in discussions or negotiations with a third party with respect to a proposal to acquire a significant interest in our company. Notwithstanding these restrictions, the merger agreement provides that under specified circumstances, if prior to the adoption of the merger agreement by our stockholders we receive an acquisition proposal from a third party that our board of directors determines in good faith, after consultation with legal and financial advisors, is a superior proposal, or is reasonably likely to lead to one, we may, if our board of directors determines in good faith (after consultation with counsel) that the failure to do so would result in a breach of its fiduciary duties to our stockholders, furnish nonpublic information to that third party and engage in negotiations regarding an acquisition proposal with that third party.

Termination of the Merger Agreement (see page 42)

      The merger agreement may be terminated at any time prior to the effective time of the merger, regardless of whether our stockholders have adopted the merger agreement:

•	by mutual written consent of Johnson & Johnson, Merger Sub and us;

•	by either Johnson & Johnson or us:

•	if the merger has not been completed on or before August 1, 2003, unless the terminating party’s conduct has resulted in, or is a principal cause of, the merger not being completed by that date;

•	if any final, nonappealable legal restraint that would prevent the completion of the merger, or that has had or would reasonably be expected to have a material adverse effect on us, is in effect;

•	if our stockholders do not adopt the merger agreement at the special meeting, or at any adjournment or postponement thereof;

•	by Johnson & Johnson:

•	if we have breached or failed to perform any of our representations, warranties, covenants or agreements set forth in the merger agreement, and this breach or failure to perform would give rise to a failure of the related closing conditions described in “The Merger Agreement — Conditions to the Completion of the Merger” and is incapable of being cured within 30 calendar days;

•	if there is in effect any final, nonappealable legal restraint:

•	challenging the acquisition of or seeking to limit the ownership of any shares of our capital stock by Johnson & Johnson or Merger Sub, seeking to restrain or prohibit the merger, or seeking to obtain material damages from us, Johnson & Johnson or Merger Sub;

•	seeking to prohibit or materially limit the ownership or operation by us, Johnson & Johnson or our respective subsidiaries, of our or their businesses or assets, or to compel any of us to divest or hold separate any portion of our respective businesses or assets;

•	seeking to prohibit Johnson & Johnson or any of its subsidiaries from effectively controlling our business or operations; or

•	otherwise having or being reasonably expected to have a material adverse effect on us; or

•	if, in the event that prior to the obtaining of stockholder approval, our board of directors:

•	withdraws (or modifies in a manner adverse to Johnson & Johnson) its approval, recommendation or declaration of the advisability of the merger agreement or publicly proposes to do so;

•	recommends, adopts or approves another takeover proposal or publicly proposes to do so; or

•	fails publicly to reaffirm its recommendation of the merger agreement within ten business days of receipt of a written request by Johnson & Johnson to provide such reaffirmation following a takeover proposal; or

•	by us:

•	if Johnson & Johnson has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, and this breach or failure to perform would give rise to a failure of the related closing conditions described in “The Merger Agreement — Conditions to the Completion of the Merger” and is incapable of being cured within 30 calendar days; or

•	if prior to obtaining stockholder approval and after satisfaction of notice requirements, in response to a superior proposal that was made and not solicited by us after the date of the merger agreement and did not result from our breach of our non-solicitation obligations under the merger agreement, our board of directors determines in good faith, after consultation with outside counsel, that the failure to terminate the merger agreement would result in a breach of the board’s fiduciary duties to our stockholders.

      Termination Fee (see page 43). The merger agreement provides that, in specified circumstances, we may be required to pay Johnson & Johnson a termination fee of $70,000,000.

The Special Meeting

      Date, Time and Place (see page 10). The special meeting of our stockholders will be held at the Stanford Park Hotel, 100 El Camino Real, Menlo Park, California 94025, at 10:00 a.m., local time, on                     , 2003. At the special meeting, our stockholders will be asked to vote to adopt the merger agreement.

      Record Date, Voting Power (see page 10). Our stockholders are entitled to vote at the special meeting if they owned shares of our common stock as of the close of business on                     , 2003, the record date. On the record date, there were            shares of our common stock entitled to vote at the special meeting. Stockholders will have one vote at the special meeting for each share of our common stock that they owned on the record date. Holders of our Series B preferred stock will not be entitled to vote on the adoption of the merger agreement.

      Voting (see page 10). Holders of record of shares of our common stock can vote by either of the following methods:

•	by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope; or

•	by appearing and voting in person by ballot at the special meeting.

      Brokers or banks holding shares in “street name” may vote the shares only if the underlying stockholders provide instructions on how to vote. Brokers or banks will provide stockholders with directions on how to instruct the broker or bank to vote the shares. All properly completed proxies that we receive prior to the vote at the special meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies. If no direction is indicated on a properly completed proxy returned to us, the underlying shares will be voted “FOR” the adoption of the merger agreement.

      As of the date of this proxy statement, we know of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement. If, however, other matters are brought before the special meeting, the persons named as proxies will vote in accordance with their judgment on such other matters unless (1) otherwise indicated on the proxy or (2) the other matter relates to the adjournment of the special meeting and the shares represented by the proxy are to be voted against the proposal to adopt the merger agreement.

      Revocability of Proxies (see page 11). A stockholder may change his or her vote at any time before his or her proxy is voted at the special meeting. A stockholder can do this in one of three ways:

•	by sending a written notice stating that he or she would like to revoke the proxy;

•	by completing and submitting a new proxy bearing a later date; or

•	by attending the special meeting and delivering a signed notice of revocation, delivering a later-dated duly executed proxy, or voting in person.

If a stockholder chooses either of the first two methods, the stockholder must submit his or her notice of revocation or new proxy to us prior to the special meeting at Scios Inc. c/o Equiserve Trust Company N.A., P.O. Box 8694, Edison, NJ 08818-8694. Attendance at the special meeting will not, in and of itself, result in the revocation of a proxy or cause shares to be voted.

      Vote Required (see page 10). The adoption of the merger agreement requires the affirmative vote of stockholders holding a majority of the shares of our common stock outstanding at the close of business on the record date.

      Shares Owned by Our Directors and Executive Officers (see page 10). On the record date, our directors and executive officers beneficially owned and were entitled to vote                      shares of our common stock, excluding shares issuable upon conversion of options, which represented approximately           % of the shares of our common stock outstanding on that date.

Recommendation of Our Board of Directors (see page 18)

      Our board of directors has unanimously determined that the merger agreement is fair, advisable to, and in the best interests of, our stockholders. The board of directors unanimously recommends that our stockholders vote “FOR” the adoption of the merger agreement.

Opinion of Our Investment Banker (see page 19)

      J.P. Morgan Securities Inc. acted as our investment banker in connection with the proposed merger. We requested that J.P. Morgan, in its role as investment banker, evaluate the fairness, from a financial point of view, of the consideration to be received by the holders of our common stock pursuant to the merger agreement. On February 10, 2003, J.P. Morgan delivered its oral opinion, which it subsequently confirmed in writing, to our board of directors that, as of February 10, 2003, based upon and subject to the considerations set forth in its opinion, the consideration to be received by holders of our common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

      The full text of J.P. Morgan’s fairness opinion, which sets forth the assumptions made, factors considered and limitations upon the review undertaken by J.P. Morgan in rendering its opinion, is included in this proxy statement as Annex B. We urge you to read this opinion carefully and in its entirety. J.P. Morgan’s opinion was addressed to our board of directors, relates only to the fairness, from a financial point of view, of the consideration to be received by the holders of shares of our common stock pursuant to the merger agreement and does not address any other aspect of the merger and does not constitute a recommendation to any holder of our common stock as to how to vote on the merger agreement or any other matter relating to the merger.

Interests of Our Directors and Executive Officers in the Merger (see page 22)

      In considering the recommendation of our board of directors to vote for the proposal to adopt the merger agreement, you should be aware that all of our directors and executive officers have personal interests in the merger that are, or may be, different from, or in addition to, your interests. Our executive officers are entitled to benefits under change of control agreements pursuant to which they will receive severance benefits if their employment is terminated following the completion of the merger under specified circumstances. The substantial majority of these executive officers have entered into agreements with us amending their change of control agreements to modify the circumstances in which they can receive severance benefits and providing such executive officers (other than our chief executive officer) with cash payments if they remain employed with us for specified periods. In addition, upon completion of the merger, outstanding stock options held by our executive officers (along with all other issued and outstanding stock options) will be converted into options to acquire Johnson & Johnson common stock, unvested options held by our chief executive officer will become fully vested pursuant to the terms of his employment agreement, and unvested options held by our non-employee directors will become vested pursuant to the terms of our stock option plans. Our board of directors was aware of these interests and considered them, among other matters, when approving the merger agreement.

Treatment of Our Stock Options and Employee Stock Purchase Plan (see page 31)

      Pursuant to the merger agreement, we will take all actions necessary to adjust the terms of all outstanding options to acquire shares of our common stock, whether vested or unvested, to provide that, upon completion of the merger, each option outstanding immediately prior to the completion of the merger will be amended and converted so that it becomes an option to acquire a number of shares of Johnson & Johnson common stock, rounded down to the nearest whole share, determined by multiplying the number of shares of our common stock subject to the original option by a fraction, the numerator of which is $45.00, and the denominator of which is the average closing price for Johnson & Johnson common stock for the five consecutive trading days ending on the second trading day immediately preceding the completion of the merger. The exercise price of the converted option will be equal to the aggregate exercise price for the shares of our common stock subject to the original option divided by the aggregate number of shares of Johnson & Johnson common stock issuable pursuant to the adjusted option, rounded up to the nearest whole cent. Except as described in “The Merger — Interests of our Directors and Executive Officers in the Merger,” the options will otherwise remain subject to the same terms and conditions that were applicable prior to the merger (and all restrictions on transfer and vesting, to the extent such restrictions have not already lapsed, will remain in full force and effect with respect to the adjusted options after giving effect to the completion of the merger).

      In addition, we will take actions under our employee stock purchase plan to provide that:

•	participants may not increase their payroll deductions or purchase elections from those in effect on February 10, 2003;

•	no offering period will be commenced after February 10, 2003; and

•	each participant’s outstanding right to purchase shares of our common stock under the plan will terminate on the day immediately prior to the date on which the merger becomes effective, with all amounts allocated for each participant’s account under the employee stock purchase plan as of the termination date being used to purchase shares of our common stock at the applicable discount to the market price of our common stock determined pursuant to the plan, using the termination date as the final purchase date for each then outstanding offering period.

      The employee stock purchase plan will terminate immediately following these purchases of common stock.

Convertible Notes (see page 38)

      We, Johnson & Johnson and Merger Sub have each agreed to take the actions required to be taken to complete the merger pursuant to the indenture governing our 5.50% convertible subordinated notes due 2009. The indenture requires that we execute a supplemental indenture to adjust the conversion provisions of the indenture and the convertible notes as a result of the merger. These adjustments will provide that from and after the effective time of the merger, any outstanding convertible notes will be convertible into the amount of cash receivable upon the completion of the merger by a holder of the number of shares of our common stock into which the convertible note would have been converted immediately prior to the effective time of the merger.

Material U.S. Federal Income Tax Consequences (see page 25)

      The receipt of $45.00 in cash in exchange for each share of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, generally you will recognize gain or loss as a result of the merger measured by the difference, if any, between $45.00 per share of common stock and your adjusted tax basis in that share.

      You should read “The Merger — Material U.S. Federal Income Tax Consequences” beginning on page 25 for a more complete discussion of the federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor on the tax consequences of the merger to you.

Appraisal Rights (see page 27)

      Holders of our common stock or Series B preferred stock who do not wish to accept the cash consideration payable pursuant to the merger may seek, under Section 262 of the General Corporation Law of the State of Delaware, judicial appraisal of the fair value of their shares by the Delaware Court of Chancery. This value could be more or less than or the same as the merger consideration for the common stock or Series B preferred stock. This right to appraisal is subject to a number of restrictions and technical requirements. Generally, in order to properly demand appraisal, among other things:

•	in the case of our common stock, you must not vote in favor of the proposal to adopt the merger agreement;

•	you must make a written demand on us for appraisal in compliance with the General Corporation Law of the State of Delaware before the vote on the proposal to adopt the merger agreement at the special meeting; and

•	you must hold your shares of record continuously from the time of making a written demand for appraisal through the effective time of the merger.

      Merely voting against the merger agreement will not preserve your right to appraisal under Delaware law. Also, because a submitted proxy not marked “against” or “abstain” will be voted “for” the proposal to adopt the merger agreement, the submission of a proxy not marked “against” or “abstain” will result in the waiver of appraisal rights. If you hold shares in the name of a broker or other nominee, you must instruct your nominee to take the steps necessary to enable you to demand appraisal for your shares. If you or your nominee fails to follow all of the steps required by Section 262 of the General Corporation Law of the State of Delaware, you will lose your right of appraisal.

      Annex C to this proxy statement contains the full text Section 262 of the General Corporation Law of the State of Delaware, which relates to your right of appraisal. We encourage you to read these provisions carefully and in their entirety.

Regulatory Approvals (see page 26)

      The merger is subject to discretionary review by the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission to determine whether it is in compliance with applicable antitrust laws. The Hart-Scott-Rodino Antitrust Improvements Act of 1976 prohibits us from completing the merger until we have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission, and the required waiting period has ended. Both Johnson & Johnson and we intend to file the required notification and report forms as soon as practicable. The completion of the merger also is subject to compliance with the General Corporation Law of the State of Delaware.

      We also may be required to obtain additional regulatory approvals from various state and foreign authorities. While we expect to obtain all required regulatory approvals, we cannot assure you that these regulatory approvals will be obtained or that the granting of these regulatory approvals will not involve the imposition of conditions on the completion of the merger or require changes to the terms of the merger that would have a materially adverse effect on the combined company. These conditions or changes could require the grant of a complete or partial license, a divestiture or spin-off, or the holding separate of assets or businesses and could result in the conditions to Johnson & Johnson’s obligation to complete the merger not being satisfied.

The Paying Agent

      J.P. Morgan Chase or another comparable institution will act as the paying agent in connection with the merger.

A COPY OF THE MERGER AGREEMENT IS INCLUDED IN THIS PROXY STATEMENT AS ANNEX A. YOU ARE STRONGLY ENCOURAGED TO READ IT CAREFULLY AND IN ITS ENTIRETY.

THE COMPANIES

Scios Inc.

      We are a biopharmaceutical company that discovers, develops and markets novel treatments for cardiovascular and inflammatory diseases. On August 13, 2001, we launched Natrecor following FDA approval of Natrecor for the treatment of acutely decompensated congestive heart failure. In addition to Natrecor, we have two focused product programs, p38 kinase and TGF-beta. Our first program is directed to the development of inhibitors of p38 kinase, an enzyme responsible for increased production of various proteins that cause inflammation. SCIO-469, our first compound designed to inhibit this enzyme, is targeted for the treatment of rheumatoid arthritis and is currently in clinical development. SCIO-323, our second generation inhibitor of p38 kinase, commenced clinical development in December 2002. Our second product program is directed to the development of inhibitors of TGF-beta, a signaling protein that is implicated in a broad range of diseases characterized by unregulated scarring and eventual organ failure. We are currently in preclinical development for compounds designed to inhibit this protein. In July 2002, we announced that the lead indication for these compounds is chronic obstructive pulmonary disease.

      We were incorporated in California in 1981 under the name California Biotechnology Inc. and reincorporated in Delaware in 1988. We changed our name to Scios Inc. in February 1992, and to Scios Nova Inc. in September 1992 following our acquisition of Nova Pharmaceuticals, Inc. We returned to using the name Scios Inc. in March 1996. Our principal executive offices are located at 820 West Maude Avenue, Sunnyvale, California 94085. Our telephone number is (408) 616-8200.

Johnson & Johnson

      Johnson & Johnson, with approximately 108,300 employees, is one of the world’s largest manufacturers of health care products, as well as a provider of related services, for the consumer, pharmaceutical and medical devices and diagnostics markets. Johnson & Johnson has more than 198 operating companies in 54 countries around the world, selling products in more than 175 countries.

      Johnson & Johnson’s worldwide business is divided into three segments: consumer, pharmaceutical and medical devices and diagnostics. The consumer segment’s principal products are personal care and hygienic products, including nonprescription drugs, adult skin and hair care products, baby care products, oral care products, first aid products and sanitary protection products. These products are marketed principally to the general public and distributed both to wholesalers and directly to independent and chain retail outlets.

      The pharmaceutical segment’s principal worldwide franchises are in the antifungal, anti-infective, cardiovascular, dermatology, gastrointestinal, hematology, immunology, neurology, oncology, pain management, psychotropic, urology and women’s health fields. These products are distributed both directly and through wholesalers for use by health care professionals and the general public.

      The medical devices and diagnostics segment includes a broad range of products used by or under the direction of health care professionals, including, suture and mechanical wound closure products, surgical equipment and devices, wound management and infection prevention products, interventional and diagnostic cardiology products, diagnostic equipment and supplies, joint replacements and disposable contact lenses. These products are used principally in the professional fields by physicians, nurses, therapists, hospitals, diagnostic laboratories and clinics. Distribution to these markets is done both directly and through surgical supply and other dealers.

      Johnson & Johnson was organized in the State of New Jersey in 1887. The address of its principal executive offices is One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933, and the telephone number at that address is (732) 524-0400.

Saturn Merger Sub, Inc.

      Merger Sub is a wholly owned subsidiary of Johnson & Johnson. Merger Sub is a Delaware corporation that was formed in 2003 solely for the purpose of facilitating our acquisition by Johnson & Johnson. The address of its principal executive offices is One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933, and the telephone number at that address is (732) 524-0400.

THE SPECIAL MEETING

      We are furnishing this proxy statement to our stockholders, as of the record date, as part of the solicitation of proxies by our board of directors for use at the special meeting.

Date, Time and Place

      The special meeting of our stockholders will be held at the Stanford Park Hotel, 100 El Camino Real, Menlo Park, California 94025, at 10:00 a.m., local time, on                               , 2003.

Purpose of the Special Meeting

      At the special meeting, we will ask our stockholders to vote to adopt the merger agreement. Our board of directors has unanimously approved the merger agreement and determined that it is fair, advisable to, and in the best interests of, our stockholders, and unanimously recommends that our stockholders vote “FOR” the adoption of the merger agreement.

Record Date; Shares Entitled to Vote; Quorum

      Only holders of record of our common stock at the close of business on                , 2003, the record date, are entitled to notice of and to vote at the special meeting. On the record date,                      shares of our common stock were issued and outstanding and held by approximately                      holders of record. A quorum is present at the special meeting if a majority of all the shares of our common stock issued and outstanding on the record date are represented at the special meeting in person or by a duly authorized and properly completed proxy. Holders of record of our common stock on the record date are entitled to one vote per share on each matter submitted to a vote at the special meeting. Holders of our Series B preferred stock will not be entitled to vote on the adoption of the merger agreement.

Vote Required

      The adoption of the merger agreement requires the affirmative vote of stockholders holding a majority of the shares of our common stock outstanding on the record date. Because the required vote of our stockholders is based upon the number of outstanding shares of our common stock, rather than upon the shares actually voted, the failure by the holder of any such shares to submit a proxy or to vote in person at the special meeting, including abstentions and broker non-votes, will have the same effect as a vote against the adoption of the merger agreement.

Shares Owned by Our Directors and Executive Officers

      At the close of business on the record date, our directors and executive officers beneficially owned and were entitled to vote                      shares of our common stock, excluding shares issuable upon conversion of options, which represented approximately           % of the shares of our common stock outstanding on that date.

Voting of Proxies

      Holders of record of shares of our common stock can vote by either of the following methods:

•	by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope; or

•	by appearing and voting in person by ballot at the special meeting.

      Brokers or banks who hold shares of our common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. The brokers and banks will provide their customers with directions on how to instruct the broker or bank to vote their shares. In addition, a large number of brokers and banks participate in the ADP Investor Communication Services online program. This program provides eligible stockholders who receive a paper copy of this proxy statement the opportunity to vote via the Internet or by telephone. If your broker or bank participates in ADP’s program, your broker or bank will provide instructions.

      If no instructions are given to the broker or bank holding shares, or if instructions are given to the broker or bank indicating that the broker or bank does not have authority to vote on the proposal to adopt the merger agreement, then, in either case, the shares will be counted as present for purposes of determining whether a quorum exists, will not be voted on the proposal to adopt the merger agreement and will effectively count as votes against the adoption of the merger agreement.

      All shares represented by properly completed proxies received prior to the special meeting will be voted at the special meeting in the manner specified in the proxies. Properly completed proxies that do not contain voting instructions will be voted “FOR” the adoption of the merger agreement. Shares of our common stock represented at the special meeting but not voting, including shares of our common stock for which proxies have been received but with respect to which holders of shares have abstained, will be treated as present at the special meeting for purposes of determining whether a quorum exists, will not be voted on the proposal to adopt the merger agreement and will effectively count as votes against the adoption of the merger agreement.

      We do not expect that any matter other than the proposal to adopt the merger agreement will be brought before the special meeting. If, however, other matters are brought before the special meeting, the persons named as proxies will vote in accordance with their judgment on such other matters unless (1) otherwise indicated on the proxy or (2) the other matter relates to the adjournment of the special meeting and the shares represented by the proxy are to be voted against the proposal to adopt the merger agreement.

Revocability of Proxies

      You can change your vote or revoke your proxy at any time before the proxy is voted at the special meeting. You may accomplish this in one of three ways:

•	you can send a written notice stating that you would like to revoke your proxy;

•	you can complete and submit a new proxy bearing a later date; or

•	you can attend the special meeting and deliver a signed notice of revocation, deliver a later-dated duly executed proxy, or vote in person.

If you choose either of the first two methods, you must submit your notice of revocation or a new proxy to us prior to the special meeting at Scios Inc. c/o Equiserve Trust Company N.A., P.O. Box 8694, Edison, NJ 08818-8694. Attendance at the special meeting will not in and of itself result in the revocation of your proxy or cause your shares to be voted. If you instructed your broker to vote your shares, you must follow directions from your broker to change these instructions.

Solicitation of Proxies

      We and Johnson & Johnson have agreed to share equally the costs of the solicitation of proxies from our stockholders. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders by telephone or other electronic means or in person. We will cause brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of stock held of record by such persons. We will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in doing so. Georgeson Shareholder Communications, Inc. will assist in our solicitation of proxies. We and Johnson & Johnson will pay Georgeson a fee of $15,000.00, plus reimbursement of certain out-of-pocket expenses, and will indemnify Georgeson against any losses arising out of its proxy solicitation services on our behalf.

Assistance

      If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact Georgeson Shareholder Communications, Inc. at (866) 274-2301 or write to the following address:

Georgeson Shareholder Communications, Inc. 17 State Street, 10th Floor New York, New York 10004

      STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXIES. A transmittal form with instructions for the surrender of certificates formerly representing shares of our common stock and preferred stock will be mailed to stockholders shortly after the effective time of the merger.

THE MERGER

      While we believe that the following description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should carefully read this entire document, including the annexes, and the other documents we refer to for a more complete understanding of the merger and the related transactions.

Background of the Merger

      Since May 2001, a few of our scientists and members of management have held occasional informational meetings with their counterparts at Johnson & Johnson regarding our p38 kinase inhibitor program, including SCIO-469, our oral p38 kinase inhibitor for the treatment of inflammatory diseases that is currently in a Phase IIa clinical trial. The discussions laid the ground work for collaboration discussions that might occur in the event that our board of directors authorized a search for a collaboration partner to help us complete the regulatory approval process for this product and our other p38 product candidates, bring the products to market and market the products commercially. Our board authorized the search for a collaboration partner in May 2002, and we held our initial collaboration discussions with another large pharmaceutical company in early August 2002. Our first collaboration discussions with Johnson & Johnson took place on September 4, 2002. We also held collaboration discussions with a number of other companies in the pharmaceutical and biotechnology industries, and entered into written confidentiality agreements with each company with which we held discussions.

      On September 24, 2002, an executive officer of the pharmaceutical company with which we held collaboration discussions in early August contacted Richard Brewer, our President and Chief Executive Officer, and inquired whether Scios would consider a proposal to be acquired. Mr. Brewer stated that he would relay the inquiry to our board of directors. Mr. Brewer then contacted Donald Rice, Ph.D., the Chairman of our board of directors, and members of our management team to discuss the inquiry. Mr. Brewer also discussed the inquiry with representatives of J.P. Morgan, an investment banking firm that was one of our underwriters in an equity offering in 2001, a convertible notes offering in 2002, and which became our financial advisor for the merger. Members of our management scheduled a meeting for October 14, 2002 with an executive officer of the pharmaceutical company in New York at the offices of J.P. Morgan. At that meeting, the executive officer informed Mr. Brewer that his company was considering making an offer to acquire Scios, and that the price would be somewhere in the range of $2 billion to $3 billion.

      At a special meeting of the board of directors on October 17, 2002, our management and the board of directors discussed the inquiry of the pharmaceutical company in detail. Our board of directors also authorized management formally to engage J.P. Morgan as our financial advisor in connection with any expressions of interest to acquire Scios.

      During October and November, 2002, management continued discussions with potential collaboration partners for our p38 program, including Johnson & Johnson, as well as discussions with the other pharmaceutical company. During a conversation with an executive officer of the other pharmaceutical company on November 12, 2002, the executive officer informed Mr. Brewer that the cash price per share of Scios common stock that his company was considering proposing would be in the range of $38.00 to $40.00 per share.

      At meetings of the board of directors on November 4 and November 19, 2002, management updated the board of directors on its collaboration discussions with third parties and its discussions with the other pharmaceutical company. At the November 4 meeting, representatives of J.P. Morgan discussed the strategic transactions and other strategic alternatives available to Scios, which included the following:

•	a collaboration arrangement for our p38 program;

•	a business combination or acquisition with a third party; and

•	developing our p38 product candidates on our own, which would require us to raise the necessary funds to complete development for SCIO-469 and continue our p38 program during the next 12 to 24 months.

      Management and J.P. Morgan continued to hold discussions with third parties with respect to potential strategic transactions in December 2002, including a meeting with management and the financial advisors of the other pharmaceutical company in New York on December 6, 2002. Management and J.P. Morgan updated the board of directors on the status of these discussions at a special meeting of the board of directors on December 11, 2002. At this meeting, the board of directors determined that our stockholders’ interests would best be served by considering the feasibility of an acquisition of Scios by another party, including those with which management was discussing a potential collaboration agreement. The board of directors determined to continue considering multiple alternatives and not to focus solely on a sale of Scios to a third party.

      On December 12, 2002, Mr. Brewer received a written non-binding expression of interest from the other pharmaceutical company regarding the possibility of the other pharmaceutical company acquiring Scios for cash consideration of $42.00 to $44.00 per share.

      Following the December 11, 2002 board meeting, at the direction of the board of directors and management, J.P. Morgan contacted three companies, including Johnson & Johnson, to explore whether any of them might be interested in an acquisition transaction. Management selected the three companies, with the assistance of J.P. Morgan, following a review of participants in the pharmaceutical and biotechnology industries. Management based its decision on an assessment of each potential acquiror’s possible strategic rationale for a potential acquisition transaction, competitive considerations involving discussions with, and due diligence by, each such company, and the anticipated willingness and ability of each of them to pursue and complete such a transaction.

      Of the three additional companies contacted, Johnson & Johnson was the only company that expressed any interest in pursuing an acquisition transaction at that time. Johnson & Johnson informed management that it also wanted to continue discussions regarding a potential collaboration respecting our p38 program. On December 15, 2002, members of our management gave a presentation to Johnson & Johnson in New Jersey. On December 19 and 20, 2002, Johnson & Johnson conducted due diligence in Menlo Park, California. The other pharmaceutical company conducted due diligence at the same time at a separate location. At a special meeting on December 23, 2002, management and our legal and financial advisors updated the board of directors on their discussions with third parties regarding a potential strategic transaction, and representatives of J.P. Morgan discussed strategic and valuation considerations.

      On January 10, 2003, representatives of Johnson & Johnson discussed with representatives of J.P. Morgan the potential parameters for an acquisition of Scios and the contemplated process for completing due diligence. On January 13, 2003, Johnson & Johnson delivered to Mr. Brewer a written non-binding expression of interest for the acquisition of Scios at a cash price of $44.00 per share of Scios common stock, subject to completion of comprehensive due diligence, execution of a definitive agreement and the approval of Johnson & Johnson’s board of directors. At a meeting later that day, management and our legal and financial advisors discussed this letter with our board of directors, and updated the board of directors on their discussions with third parties regarding potential strategic transactions. Representatives of J.P. Morgan discussed the same strategic and valuation considerations at this meeting as they had discussed on December 23, 2002. The board of directors instructed management to continue to consider all strategic transactions, including collaboration on our p38 program and a sale of Scios.

      Johnson & Johnson and the other pharmaceutical company conducted further due diligence on Scios during the month of January.

      On January 29, 2003, the other pharmaceutical company delivered to Mr. Brewer a new written, non-binding expression of interest to acquire Scios for $42.00 per share in cash, conditioned on satisfactory completion of due diligence and negotiation of an acceptable definitive merger agreement. On the same day, management of one of the two potential collaboration partners, other than Johnson & Johnson, informed management that it did not wish to proceed with further discussions until we completed a Phase IIb clinical trial for SCIO-469. We initiated discussions with another large public company regarding a potential collaboration arrangement on January 31, 2003.

      On January 31, 2003, Johnson & Johnson delivered to Mr. Brewer an updated written non-binding expression reconfirming its interest in acquiring Scios for $44.00 per share in cash, conditioned on satisfactory finalization of due diligence, negotiation of an acceptable definitive merger agreement, approval of Johnson & Johnson’s board of directors and a requirement that negotiations proceed on an exclusive basis. On the afternoon of February 3, 2003, the other pharmaceutical company delivered to Mr. Brewer a revised written non-binding expression of interest to acquire Scios for a price of $43.00 to $44.00 per share in cash, subject to the same conditions as its last letter. This expression of interest expired by its terms at 5:00 p.m. EST on February 7, 2003, unless we committed to move forward on an exclusive basis prior to that time.

      At a regularly scheduled meeting on the afternoon of February 3, 2003, our board of directors reviewed with management and our legal and financial advisors the status of our discussions regarding potential strategic transactions. Representatives of J.P. Morgan presented a description of the various expressions of interest for both the acquisition of Scios and the collaborations as well as a valuation overview of Scios in connection with the acquisition and collaboration expressions of interest. After extensive discussion and based on this overview, including the difference between the prices per share contained in the most recent expressions of interest for an acquisition and J.P. Morgan’s valuation of the intrinsic values of Scios under the expressions of interest for collaboration, the board of directors determined that it was in the best interests of our stockholders to suspend all discussions relating to collaboration arrangements, and authorized management to engage in exclusive negotiations with Johnson & Johnson until 6:00 p.m. PST on February 6, 2003 regarding a potential acquisition transaction. The board of directors considered authorizing management to undertake contemporaneous negotiations with both Johnson & Johnson and the other pharmaceutical company, but decided not to do so because of concern that neither party would proceed on that basis. The board of directors noted that it could assess the status of discussions with Johnson & Johnson on February 6 and still have time to respond to the other pharmaceutical company prior to the February 7, 2003 deadline.

      Following the February 3 board meeting, management and our legal advisors engaged in extensive negotiations on the terms of a definitive merger agreement with the management and legal advisors of Johnson & Johnson, but did not reach agreement prior to the expiration of Johnson & Johnson’s exclusivity period on February 6, 2003.

      In light of the expiration of Johnson & Johnson’s exclusivity period, on the evening of February 6, 2003, our management informed management of the other pharmaceutical company that it was willing to enter into negotiations with respect to a definitive agreement. Management of the other potential acquiror initially refused to enter into discussions unless these discussions would be on an exclusive basis and a fee of $10 million would be paid if discussions were terminated prior to a definitive agreement being reached. Our representatives stated that we would be unwilling to proceed on an exclusive basis or agree to pay a termination fee. After further discussions, the other pharmaceutical company agreed not to request either exclusivity or any termination fee. It was agreed that management and our legal and financial advisors would meet with the other potential acquiror and its legal and financial advisors at a mutually convenient location to begin negotiations on the morning of Sunday, February 9, 2003.

      On February 7, 2003, before commencement of market trading, we issued a press release stating that we were engaged in discussions with a number of life sciences companies concerning potential strategic transactions. The press release was in response to our receipt of a Wall Street Journal article to be published the same day discussing our ongoing discussions with Johnson & Johnson. Later in the day, Mr. Brewer received a telephone call, followed by a letter, from the chief executive officer of the large public company with which management had initiated collaboration discussions on January 31, 2003, stating that this company was interested in discussing the possibility of an acquisition of Scios. On February 9, 2002, Mr. Brewer sent a reply letter asking for clarification about the other company’s interest. Based on the response that Mr. Brewer received later that day, and given that this company had pursued a collaboration with, or acquisition of, Scios in the past but had terminated discussions, that this company was a competitor of Scios, and that this company required time for due diligence that had already been accomplished by Johnson & Johnson and the other pharmaceutical company, raising the possibility of loss of the continued interest of these two companies while this large public company performed due diligence, our board of directors determined at a February 9, 2003 meeting that it was not in the best interest of our stockholders to pursue an acquisition transaction with this large public company at that time.

      On February 7 and 8, 2003, representatives of Johnson & Johnson and Scios continued to negotiate the terms of a definitive merger agreement, and on February 8, 2003, the parties were able to resolve issues that had previously prevented any finalization of an agreement. On the evening of February 8, 2003, William C. Weldon, Chairman of the Board of Directors and Chief Executive Officer of Johnson & Johnson, called Dr. Rice to express his pleasure at the progress made by the parties and to convey that he was looking forward to the parties concluding negotiation of a final agreement. Later that evening, in light of the progress made with Johnson & Johnson that day, and following consultation with management, Dr. Rice determined that it would not be appropriate to send management and legal and financial advisors to meet with the representatives of the other pharmaceutical company on February 9. Our legal and financial advisors informed the legal and financial advisors of the other pharmaceutical company of this decision late that evening.

      On the morning of February 9, 2003, the other pharmaceutical company’s financial advisors informed our financial advisors that their client would be willing to increase the cash consideration in an acquisition transaction to $44.50 per share. Discussions amongst the legal advisors of Scios and the other pharmaceutical company on a definitive agreement continued throughout the day. Dr. Rice promptly informed Mr. Weldon that another company had indicated a willingness to offer a higher price per share than Johnson & Johnson was considering offering. Mr. Weldon stated that he would call back at 5:30 p.m. PST with a response. Upon calling back at the agreed time, Mr. Weldon stated that Johnson & Johnson’s offer would be $45.00 per share in cash if we accepted the offer in time to announce the transaction before the start of business the following day, and that the offer had been approved by Johnson & Johnson’s board of directors.

      Our board of directors met at 6:00 p.m. PST on February 9, 2003 to discuss with management and our legal and financial advisors the status of negotiations with the two potential acquirors. The board of directors determined that management should continue negotiations with both parties throughout the evening. Our legal and financial advisors contacted the other pharmaceutical company’s legal and financial advisors and informed them that another company had offered a higher price per share than their client was considering offering. Representatives of the other pharmaceutical company replied that a best and final offer would be delivered by 12:30 a.m. PST on February 10, 2003, and stated that they wanted negotiations regarding the merger agreement to be as complete as possible prior to delivering the final offer. Our legal counsel continued to work on a definitive merger agreement with the other pharmaceutical company and to finalize the merger agreement with Johnson & Johnson throughout the evening.

      Our board of directors met at 9:00 p.m. PST on February 9, 2003 for a further update from management and our legal and financial advisors as to the status of discussions with Johnson & Johnson and the other pharmaceutical company. At 1:00 a.m. PST on February 10, 2003, the legal advisors of the other potential acquiror informed our legal advisors that their client’s best and final offer was $44.50 per share. Dr. Rice then contacted Mr. Weldon and requested a best and final offer from Johnson & Johnson. Mr. Weldon stated that $45.00 per share was Johnson & Johnson’s best and final offer.

      Our board of directors met at 2:00 a.m. PST on February 10, 2003 to consider the best and final offers of the two potential acquirors. At the meeting, Dr. Rice and management reported on the outcome of the negotiations with the two potential acquirors. Representatives of our legal advisors reviewed with the board of directors its fiduciary duties in connection with a sale of the company, and also reviewed the material proposed terms of the merger agreement with Johnson & Johnson. Representatives of J.P. Morgan reviewed its financial analysis with respect to the proposed transaction with Johnson & Johnson and delivered its oral opinion, subsequently confirmed in writing, that as of February 10, 2003, and subject to and based upon the considerations in its opinion, the $45.00 per share to be received by the holders of our common stock in the proposed merger was fair, from a financial point of view, to such holders. Based on the consideration of these presentations and its prior deliberations, the directors unanimously approved the merger agreement and determined that it is fair, advisable to, and in the best interests of, our stockholders and authorized management to execute the merger agreement.

      Shortly thereafter, Mr. Brewer and Christine A. Poon, Member, Executive Committee, and Worldwide Chairman, Pharmaceutical Group, of Johnson & Johnson executed the merger agreement, and, prior to the commencement of trading on Nasdaq, we issued a joint press release with Johnson & Johnson publicly announcing the execution of the merger agreement.

Reasons for the Merger

      Our board of directors, at a special meeting held on February 10, 2003, unanimously determined that the merger agreement is fair, advisable to and in the best interests of our stockholders and unanimously approved the merger agreement. Accordingly, the board of directors unanimously recommends that you vote FOR adoption of the merger agreement at the special meeting.

      In the course of determining that the merger agreement is fair, advisable to and in the best interests of our stockholders, the board of directors consulted with management, as well as its financial and legal advisors, and considered the following potentially positive factors:

•	the familiarity of the board of directors with, and information provided by management and J.P. Morgan as to, our business, financial condition, results of operations and competitive position, the nature of our business and the industry in which we compete, economic and market conditions, on both a historical and a prospective basis, as well as our strategic objectives, including the development and commercialization of SCIO-469 and our other product candidates, and the risks involved in achieving those objectives;

•	management’s view of the advantages and disadvantages of entering into a collaboration agreement with respect to the development and commercialization of SCIO-469 and our other p38 product candidates, as compared to the advantages and disadvantages of entering into an acquisition transaction;

•	the scope and outcome of the process conducted to identify parties having a potential interest and ability to acquire Scios, as described in “— Background of the Merger”;

•	the opinion of J.P. Morgan that, as of the date of its opinion, and based upon and subject to the matters stated in the opinion, the consideration to be received pursuant to the merger by the holders of Scios common stock was fair from a financial point of view to those holders;

•	the belief of the board of directors that the $45.00 per share represented the highest consideration that Johnson & Johnson was willing to pay, and the highest per share value obtainable on the date of signing;

•	the conclusion of the board of directors that any other expression of interest in existence on the date of signing was either at a lower price per share or was unclear as to ultimate price and subject to significant due diligence and negotiation that could lead to the loss of the two potential buyers that had completed their due diligence;

•	the belief of the board of directors, based on the advice of J.P. Morgan, that the $45.00 per share offered by Johnson & Johnson was greater than the intrinsic values of Scios as an independent company under the expressions of interest for collaboration, and the view of the board as to the difference between them;

•	the fact that the cash merger consideration of $45.00 per share represents a premium of 29.7% over the closing price of Scios common stock on February 6, 2003, the last trading day before the potential for a transaction became publicly known;

•	the fact that the merger consideration is all cash, which provides certainty of value to Scios stockholders, compared to a transaction involving stock consideration or a mixture of stock and cash; and

•	the terms and conditions of the merger agreement, including:

•	that the merger agreement does not include a financing condition and our management’s conclusion, based on consultation with J.P. Morgan, that Johnson & Johnson has the financial ability to complete the merger, and

•	our ability to furnish information to and conduct negotiations with third parties, and to terminate the merger agreement if a third party makes a superior proposal for a business combination or acquisition, as described under “The Merger Agreement — No Solicitation.”

      Our board of directors also considered potentially negative factors in its deliberations concerning the merger, including:

•	that we will no longer exist as an independent company and our stockholders will no longer participate in our growth;

•	that, under the terms of the merger agreement, we will be unable to solicit other acquisition proposals;

•	that, under the terms of the merger agreement, we would be required to pay Johnson & Johnson a termination fee if we were to terminate the merger agreement to accept a superior proposal for a business combination or acquisition of Scios, and that our obligation to pay the termination fee might discourage other parties from proposing a business combination with, or an acquisition of, Scios (see “The Merger Agreement — Termination”);

•	that gains from an all-cash transaction would be taxable to our stockholders for U.S. federal income tax purposes;

•	that, while the merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, and as a result, it is possible that the merger may not be completed even if approved by our stockholders (see “The Merger Agreement — Conditions to the Completion of the Merger”); and

•	the possibility of disruption to the operations of Scios following announcement of the merger, and the resulting effect on Scios if the merger does not close.

      While the board of directors considered potentially negative and potentially positive factors, the board of directors concluded that overall, the potentially positive factors outweighed the potentially negative factors.

      The foregoing discussion summarizes the material information and factors considered by the board of directors in its consideration of the merger. The board of directors collectively reached the unanimous decision to approve the merger agreement in light of the factors described above and other factors that each member of the board of directors felt were appropriate. In view of the variety of factors and the quality and amount of information considered, the board of directors did not find it practicable to and did not make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. Individual members of the board of directors may have given different weight to different factors.

Recommendation of Our Board of Directors

      Our board of directors has unanimously determined that the merger agreement is fair, advisable to, and in the best interests of, our stockholders. Accordingly, our board of directors unanimously recommends that our stockholders vote “FOR” the adoption of the merger agreement.

Opinion of Our Investment Banker — J.P. Morgan Securities Inc.

      Pursuant to an engagement letter dated October 17, 2002, we retained J.P. Morgan as our financial advisor in connection with the proposed merger.

      At the meeting of our board of directors on February 10, 2003, J.P. Morgan rendered its oral opinion to our board of directors that, as of that date, the merger consideration in the proposed merger was fair, from a financial point of view, to our common stockholders. J.P. Morgan subsequently confirmed its oral opinion in writing. No limitations were imposed by our board of directors upon J.P. Morgan with respect to the investigations made or procedures followed by it in rendering its opinion.

      The full text of the written opinion of J.P. Morgan, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this proxy statement and is incorporated herein by reference. You are urged to read the opinion carefully and in its entirety. J.P. Morgan’s written opinion is addressed to our board of directors, is directed only to the consideration to be paid in the merger and does not constitute a recommendation to any holder of our common stock as to how to vote on the merger agreement or any matter related to the merger at the special meeting. This summary of the opinion of J.P. Morgan is qualified in its entirety by reference to the full text of the opinion.

      In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed a draft of the merger agreement dated February 10, 2003;

•	reviewed certain publicly available business and financial information concerning us and the industries in which we operate;

•	compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies it deemed relevant and the consideration received for such companies;

•	compared our financial and operating performance with publicly available information concerning certain other companies it deemed relevant and reviewed the current and historical market prices of our common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by our management relating to our business;

•	held discussions with certain members of our management with respect to certain aspects of the merger, and our past and current business operations, our financial condition and future prospects and our operations and certain other matters it believed necessary or appropriate to its inquiry;

•	reviewed the proposed collaboration terms relating to our p38 kinase inhibitor program; and

•	performed such other financial studies and analyses and considered such other information as it deemed appropriate.

      J.P. Morgan relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or that was furnished to it by us or otherwise reviewed by J.P. Morgan, and J.P. Morgan has not assumed any responsibility or liability therefor. J.P. Morgan has not conducted any valuation or appraisal of any assets or liabilities, nor have any valuations or appraisals been provided to J.P. Morgan. In relying on financial analyses and forecasts provided to J.P. Morgan, J.P. Morgan has assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by our management as to our expected future results of operations and our financial condition to which such analyses or forecasts relate. J.P. Morgan has also assumed that the merger and the other transactions contemplated by the merger agreement will be completed as described in the merger agreement.

      The projections furnished to J.P. Morgan for us were prepared by our management. We do not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with

J.P. Morgan’s analysis of the merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of our management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

      J.P. Morgan’s opinion is based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of its opinion. Subsequent developments may affect its opinion, and J.P. Morgan does not have any obligation to update, revise, or reaffirm its opinion. J.P. Morgan expressed no opinion as to our underlying decision to enter into the merger agreement.

      In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its opinion.

      Public Trading Multiples. With respect to Scios, using management estimates for Scios, J.P. Morgan compared selected financial data of us with similar publicly available data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be comparable to us. The following companies were selected by J.P. Morgan as comparable to us: Amgen Inc., Gilead Sciences Inc. and IDEC Pharmaceuticals Corp. For each comparable company, J.P. Morgan used estimates of calendar year 2002 and 2003 revenues published in publicly available equity analyst research reports to derive a multiples range based on enterprise value to calendar year 2002 and 2003 estimated revenues. The equity value of a company is equal to its enterprise value less net debt. The enterprise value of a company is equal to its market value plus net debt.

      J.P. Morgan then selected the median and high values from the comparable company universe for each multiple and calculated the implied equity value of Scios using our 2002 and 2003 calendar year estimated revenues, based on management guidance. J.P. Morgan assumed that we had net cash of approximately $168.9 million and there were approximately 56.3 million fully diluted outstanding shares of common stock. The results of this analysis were as follows:

			Equity Value
	Multiple Range		(in millions)		Value per share

	Low	High	Low	High	Low	High

Calendar Year 2002 Revenue	12.0x	15.0x	$1,346.1	$1,640.4	$23.92	$29.14
Calendar Year 2003 Revenue	9.0x	10.0x	$1,775.4	$1,953.9	$31.54	$34.71

      Because of inherent differences between the businesses, operations and prospects of Scios and the companies listed above, J.P. Morgan believes that a purely quantitative analysis of the selected companies without considering complex qualitative judgments concerning differences between the financial and operating characteristics of Scios and the selected companies would not be meaningful in the context of the merger.

      Selected Transaction Analysis. Using publicly available information, J.P. Morgan examined selected merger and acquisition transactions in the biopharmaceutical sector. Specifically, J.P. Morgan reviewed the following transactions:

•	Amgen Inc.’s acquisition of Immunex Corporation;

•	Millenium Pharmaceuticals, Inc.’s acquisition of COR Therapeutics, Inc.;

•	MedImmune, Inc.’s acquisition of Aviron;

•	Corixa Corporation’s acquisition of Coulter Pharmaceutical, Inc.;

•	Genzyme Corporation’s acquisition of GelTex Pharmaceuticals, Inc.;

•	Chiron Corporation’s acquisition of PathoGenesis Corporation;

•	Cephalon, Inc.’s acquisition of Anesta Corporation;

•	Warner-Lambert Company’s acquisition of Agouron Pharmaceuticals, Inc.;

•	Millenium Pharmaceuticals, Inc.’s acquisition of LeukoSite, Inc.;

•	Pharmacia & Upjohn, Inc.’s acquisition of SUGEN, Inc.; and

•	Elan Corporation, plc’s acquisition of Neurex Corporation.

J.P. Morgan calculated the implied enterprise value of the acquired company in each transaction as a multiple of such one-year forward revenue and two-year forward revenue.

      J.P. Morgan then selected the median and mean values for each multiple from the selected comparable transaction universe and calculated the implied equity value of Scios using our 2002 and 2003 calendar year estimated revenues, based on management guidance. In each calculation, J.P. Morgan assumed that we had net cash of approximately $168.9 million and approximately 56.3 million fully diluted outstanding shares of common stock. The results of this analysis were as follows:

			Equity Value
	Multiple Range		(in millions)		Value per share

	Low	High	Low	High	Low	High

1-Year Forward Revenues	13.0x	18.0x	$1,444.2	$1,934.7	$25.66	$34.37
2-Year Forward Revenues	9.0x	13.0x	$1,775.4	$2,489.4	$31.54	$44.23

      Discounted Cash Flow Analysis. J.P. Morgan conducted a sum-of-the parts discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for our common stock. J.P. Morgan calculated the unlevered free cash flows that we expect to generate from Natrecor and our p38 kinase inhibitor program, both of which comprise the majority of our estimated revenues. For Natrecor, our cardiovascular drug for acute congestive heart failure, J.P. Morgan conducted a discounted cash flow analysis during fiscal years 2003 through 2022 based upon financial projections prepared by our management. J.P. Morgan also calculated a range of terminal asset values of Scios at the end of the 20-year period ending December 31, 2022 by applying a perpetuity growth rate of 1.5% to 2.5% to estimated 2022 free cash flow. In addition, J.P. Morgan performed a sensitivity analysis around both peak sales and sales, marketing & administrative expenses as a percentage of peak sales. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of discount rates from 9.0% to 13.0%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Scios and comparable companies.

      For our p38 kinase inhibitor program, J.P. Morgan conducted a discounted cash flow analysis during fiscal years 2003 through 2032 based upon financial projections prepared by our management assuming a collaboration with a profit sharing structure. J.P. Morgan also calculated a range of terminal asset values of Scios at the end of the 30-year period ending December 31, 2032 by applying a perpetuity growth rate of 1.5% to 2.5% to estimated 2032 free cash flow. In addition, J.P. Morgan performed a sensitivity analysis around both peak sales and sales, marketing & administrative expenses as a percentage of peak sales. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of discount rates from 15.0% to 35.0%, which were chosen by J.P. Morgan based upon observed necessary returns for biotech companies with development programs in Phase III trials.

      In addition to conducting a discounted cash flow analysis on Natrecor and our p38 kinase inhibitor program, J.P. Morgan valued our net operating loss carryforwards, applying a 9% discount rate. J.P. Morgan also conducted a discounted cash flow analysis on our Biosite and Kaken royalty streams during fiscal years 2003 through 2013. J.P. Morgan also calculated a range of terminal asset values at the end of the 11-year period ending December 31, 2013 by applying a perpetuity growth rate of 1.5% to 2.5% to estimated 2013 free cash flow. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of discount rates from 9.0% to 13.0%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Scios and comparable companies.

      This sum-of-the-parts discounted cash flow analysis implied an equity value for Scios of approximately $33.00 to $42.50 per share, assuming approximately 56.3 million fully diluted outstanding shares of common stock.

      The summary set forth above does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the summary set forth above and its analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion. J.P. Morgan based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which J.P. Morgan based its analyses are set forth above under the description of each such analysis. J.P. Morgan’s analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

      As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected to advise us with respect to the merger on the basis of such experience and its familiarity with us.

      For services rendered in connection with the merger, we have agreed to pay J.P. Morgan a fee equal to 0.4% of the equity value of Scios at the closing date. In addition, we have agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the federal securities laws.

      J.P. Morgan and its affiliates maintain banking and other business relationships with us and our affiliates and Johnson & Johnson and its affiliates, for which J.P. Morgan receives customary fees. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of Scios or Johnson & Johnson for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Interests of Our Directors and Executive Officers in the Merger

      In considering the recommendation of our board of directors with respect to the merger, our stockholders should be aware that all of our directors and executive officers have personal interests in the merger that are, or may be, different from, or in addition to, your interests. Our board of directors was aware of the interests described below and considered them, among other matters, when approving the merger agreement.

      Employment Agreement with Richard B. Brewer. In September 1998, we entered into an employment agreement with Richard B. Brewer, our President and Chief Executive Officer. The employment agreement provides that Mr. Brewer’s unvested options will become fully exercisable immediately upon the consummation of a “change of control” (as defined under his employment agreement). The completion of the merger will constitute a change of control for purposes of Mr. Brewer’s employment agreement. As of February 14, 2003, Mr. Brewer held unvested options to acquire 116,667 shares of our common stock that will become fully vested and immediately exercisable upon completion of the merger.

      Change of Control Severance Plan and Agreements. In January 2000, we entered into an individual change of control agreement with Mr. Brewer and established a Change of Control Severance Plan for our other executive officers, which became applicable to our executive officers pursuant to letter agreements between the executive officers and us, to provide certain severance payments and benefits if their employment terminates following a change of control (as defined in the change of control agreements). The change of control agreements are intended to encourage our officers to remain employed with us. The completion of the merger on or prior to December 31, 2004 will constitute a “change of control” for purposes of the change of control agreements.

      The change of control agreements provide for the following severance benefits to the officers in the event their employment is terminated involuntarily (other than for cause (as defined in the change of control agreements), disability or death) or voluntarily for good reason (as defined in the change of control agreements and set forth below), in each case within one year after a change of control

•	a lump sum payment of 1.5 (2.25 in the case of Mr. Brewer) times the sum of (1) the highest level of the officer’s annual base salary during the 12 months preceding the date of termination and (2) the officer’s target bonus for the calendar year of termination of employment;

•	continuation for up to 18 months (24 months in the case of Mr. Brewer) of the health care benefits that were being provided by us to each officer and his or her family immediately prior to termination of employment; and

•	outplacement services at our expense (up to a maximum of $10,000.00).

      In general, “good reason” means:

•	relocation of our executive offices by more than 40 miles;

•	assignment of duties inconsistent with the officer’s position or substantial adverse alteration in the officer’s responsibilities from those in effect before the change of control; or

•	reduction in the officer’s total annual cash salary and bonus opportunity.

In addition, consistent with Mr. Brewer’s employment agreement, his change of control agreement includes within the meaning of good reason a material change in our principal line of business without his concurrence, while the other agreements do not. The change of control agreements are not employment contracts and the change of control agreement with Mr. Brewer is intended to supplement his employment agreement only with respect to severance payments in the event of termination of employment following a change of control (as described above) and otherwise does not amend or modify his employment agreement.

      In addition, each change of control agreement provides that in the event any payment or distribution to or for the benefit of the executive officer under the change of control agreements or otherwise is deemed to constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, and such payments and benefits will cause the executive officer to incur an excise tax under Section 4999 of the Internal Revenue Code, then the payments and benefits will be reduced to the maximum amount that may be paid without imposition of the excise tax. The executive officer will be entitled to select which payments and benefits will be reduced and the manner and method of such reduction.

      Letter Agreement with Mr. Brewer. As an inducement to Johnson & Johnson to enter into the merger agreement, we entered into a letter agreement with Mr. Brewer, dated February 10, 2003, that provides that for purposes of his change of control agreement, the definition of good reason would be modified to exclude certain changes in his duties and responsibilities following the completion of the merger that would otherwise be considered good reason under his change of control agreement. In addition, the letter agreement provides that, notwithstanding anything to the contrary in Mr. Brewer’s change of control agreement, in the event that (1) during the twelve-month period following the completion of the merger, Mr. Brewer terminates his employment with us for health reasons upon the written advice of an attending physician, mutually acceptable to Johnson & Johnson and Mr. Brewer, who concludes following an examination of Mr. Brewer’s medical condition that he is unable to perform substantially his duties and responsibilities for our company or (2) at any time at or following the expiration of the fifteen-month period following the completion of the merger, Mr. Brewer terminates his employment with us for any reason or no reason after having provided at least 90 days’ prior written notice (provided that such prior notice period will not commence any earlier than the first day following the expiration of the twelve-month period following the completion of the merger), then Mr. Brewer will be entitled to receive the payments and benefits that would have been payable to him under the terms of his change of control agreement (assuming for such purpose that his employment with us had been involuntarily terminated by us (other than for cause or due to death or disability) immediately following the completion of the merger). In addition, Mr. Brewer is currently in discussions with Johnson & Johnson about continuing employment following the merger.

      Letter Agreements with Other Executive Officers. As an inducement to Johnson & Johnson to enter into the merger agreement, we entered into letter agreements in February 2003 with nine of our other ten executive officers, that provide that for purposes of the executive officer’s change of control agreement, the definition of good reason would be modified to exclude certain changes in his or her duties and responsibilities following the completion of the merger that would otherwise be considered good reason under his or her change of control agreement. In addition, each letter agreement provides that, notwithstanding anything to the contrary in the officer’s change of control agreement, (1) if the officer remains in continuous employment with us from the completion of the merger through the expiration of the twelve-month period following the completion of the merger, he or she will receive a lump sum cash payment in an amount equal to 50% of the amount of the severance payment that would otherwise be payable to the officer under his or her change of control agreement (assuming for such purpose that his or her employment with us had been involuntarily terminated by us (other than for cause or due to death or disability) immediately following the completion of the merger) and (2) if the officer remains in continuous employment with us from the completion of the merger through the expiration of the twenty-four-month period following the completion of the merger, he or she will receive the remaining 50% of his or her otherwise payable severance payment. The payments described in the preceding sentence will not be payable, however, if the officer otherwise becomes entitled to receive an actual severance payment pursuant to the terms of the change of control agreement. In addition, our executive officers are currently in discussions with Johnson & Johnson about continuing employment following the merger.

      Stock Options and Employee Stock Purchase Plan. Pursuant to the merger agreement, options to purchase shares of our common stock, including options held by our directors and executive officers, that are outstanding at the effective time of the merger, will become options to purchase shares of Johnson & Johnson common stock, as described below under “— Treatment of Our Stock Options and Employee Stock Purchase Plan.”

      In addition, our stock option plans provide that if, within one year following a change of control (as defined in the plans), an optionholder’s employment is terminated without cause (as defined in the plans) or a non-employee director’s directorship is terminated for any reason or no reason, then the terminated employee or director would be entitled to exercise his or her options in full without regard to any vesting limitations. The completion of the merger will constitute a “change of control” under our stock option plans. Pursuant to the terms of the merger agreement, our non-employee directors’ directorships will be terminated at the effective time of the merger and as a result, pursuant to the terms of our stock option plans, their options will vest upon completion of the merger. As of February 14, 2003, our non-employee directors held unvested options to purchase 27,404 shares of our common stock in the aggregate that will become fully vested and immediately exercisable upon the completion of the merger. Except as described in this paragraph and pursuant to Mr. Brewer’s employment agreement, the vesting and exercisability of our outstanding options will not be affected by the completion of the merger.

      Our employee stock purchase plan will be terminated as of the day immediately prior to the effectiveness of the merger, and all amounts allocated for each participant’s account (including for our executive officers) under the employee stock purchase plan as of that date will be used to purchase shares of our common stock at the applicable discount to the market price determined pursuant to the plan, using the termination date as the final purchase date for each offering period.

      Indemnification. The terms of the merger agreement provide for the continued indemnification of our current directors and officers as more fully described below under “The Merger Agreement — Directors’ and Officers’ Indemnification, Advancement of Expenses, Exculpation and Insurance.”

Material U.S. Federal Income Tax Consequences

      The following is a summary of the material United States federal income tax consequences of the merger to United States Holders (as defined below) of our common stock whose shares are converted into the right to receive cash under the merger. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect. This summary assumes that shares of our common stock are held as capital assets. It does not address all of the tax consequences that may be relevant to particular holders in light of their personal circumstances, or to other types of holders, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	broker-dealers;

•	traders;

•	expatriates;

•	tax-exempt organizations;

•	Non-United States Holders (as defined below);

•	persons who are subject to alternative minimum tax;

•	persons who hold their shares of common stock as a position in a “straddle” or as part of a “hedging” or “conversion” transaction;

•	persons deemed to sell their shares of common stock under the constructive sale provisions of the Code;

•	persons that have a functional currency other than the United States dollar; or

•	persons who acquired their shares of our common stock upon the exercise of stock options or otherwise as compensation.

In addition, this discussion does not address any state, local or foreign tax consequences of the merger.

      We urge each holder of our common stock to consult his or her own tax advisor regarding the United States federal income or other tax consequences of the merger to such holder.

      For purposes of this discussion, a “United States Holder” means a holder that is:

•	a citizen or resident of the United States;

•	a corporation, a partnership or an entity treated as a corporation or a partnership for United States federal income tax purposes created or organized in or under the laws of the United States or any State or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust (a) the administration over which a United States court can exercise primary supervision and (b) all of the substantial decisions of which one or more United States persons have the authority to control and certain other trusts considered United States Holders for federal income tax purposes.

A “Non-United States Holder” is a holder other than a United States Holder.

      If a partnership holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisor regarding the tax consequences of the merger.

     Consequences of the Merger

      The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a United States Holder who receives cash in exchange for shares of our common stock pursuant to the merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the shares of our common stock exchanged for cash pursuant to the merger. Any such gain or loss would be long-term capital gain or loss if the holding period for the shares of our common stock exceeded one year. Long-term capital gains of noncorporate taxpayers are generally taxable at a maximum rate of 20%. Capital gains of corporate stockholders are generally taxable at the regular tax rates applicable to corporations.

      If a United States Holder of our common stock exercises appraisal rights and receives cash in exchange for its shares of our common stock, the holder will generally recognize capital gain or loss equal to the difference between the cash received and the holder’s tax basis in our common stock exchanged therefor.

     Backup Withholding

      Backup withholding may apply to payments made in connection with the merger. Backup withholding will not apply, however, to a holder who (1) furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to holders of our common stock prior to completion of the merger, (2) provides a certification of foreign status on Form W-8BEN or successor form, or (3) is otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s United States federal income tax liability provided the required information is furnished to the IRS.

      THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE MERGER, AND IS NOT TAX ADVICE. THEREFORE, HOLDERS OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Regulatory Approvals

      Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules promulgated thereunder by the Federal Trade Commission, certain transactions, including the merger, may not be completed unless certain waiting period requirements have been satisfied. Johnson & Johnson and we intend to file notification and report forms with the Antitrust Division of the Department of Justice and the Federal Trade Commission as soon as practicable. The merger may also be subject to review by the governmental authorities of various other jurisdictions, including state and foreign authorities. Neither we nor Johnson & Johnson have yet obtained any of the governmental or regulatory approvals required to complete the merger.

      While we expect to obtain all required regulatory approvals, we cannot assure you that these regulatory approvals will be obtained or that the granting of these regulatory approvals will not involve the imposition of conditions on the completion of the merger or require changes to the terms of the merger that would have a materially adverse effect on the combined company. These conditions or changes could require the grant of a complete or partial license, a divestiture or spin-off, or the holding separate of assets or businesses and could result in the conditions to Johnson & Johnson’s obligation to complete the merger not being satisfied.

      In addition, at any time before or after the effective time of the merger, the Antitrust Division, the Federal Trade Commission or others could take action under the antitrust laws, including seeking to prevent the merger, to rescind the merger or to conditionally approve the merger upon the divestiture by us or Johnson & Johnson of substantial assets. In addition, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the merger, before or after it is completed. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Appraisal Rights

      Holders of shares of our common stock (who do not vote in favor of the adoption of the merger agreement) and preferred stock, who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the General Corporation Law of the State of Delaware (“Section 262”).

      The following discussion is not a complete statement of the law pertaining to appraisal rights under Section 262 and is qualified in its entirety by the full text of Section 262 which is attached to this proxy statement as Annex C. All references in Section 262 and in this summary to a “stockholder” are to the record holder of the shares of our common stock or preferred stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of our common stock or preferred stock held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

      Under Section 262, persons who hold shares of our common stock or preferred stock who follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the court.

      Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the adoption of the merger agreement by our stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement shall constitute the notice, and the full text of Section 262 is attached to this proxy statement as Annex C. Any holder of our common stock or preferred stock who wishes to exercise appraisal rights or who wishes to preserve such holder’s right to do so, should review the following discussion and Annex C carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights.

      Any stockholder wishing to exercise appraisal rights must deliver to us, before the vote on the adoption of the merger agreement at the special meeting, a written demand for the appraisal of the stockholder’s shares, and a holder of shares of our common stock must not vote in favor of the adoption of the merger agreement. A holder of shares of our common stock or preferred stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the merger. A vote against the adoption of the merger agreement will not in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote. The demand must reasonably inform us of the identity of the holder as well as the intention of the holder to demand an appraisal of the “fair value” of the shares held by the holder. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the merger agreement at the special meeting of stockholders will constitute a waiver of appraisal rights.

      Only a holder of record of shares of our common stock or preferred stock is entitled to assert appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of our common stock or preferred stock should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, and must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of our common stock or preferred stock held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

      All written demands for appraisal pursuant to Section 262 should be sent or delivered to us at Scios Inc., 749 North Mary Avenue, Sunnyvale, CA 94085, Attention: Secretary.

      Within ten days after the effective time of the merger, the surviving corporation must notify each holder of our common stock or preferred stock who has complied with Section 262 and (in the case of holders of common stock) who has not voted in favor of the adoption of the merger agreement that the merger has become effective. Within 120 days after the effective time of the merger, but not thereafter, the surviving corporation or any holder of our common stock or preferred stock who has so complied with Section 262 and is entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the holder’s shares. The surviving corporation is under no obligation to and has no present intention to file a petition. Accordingly, it is the obligation of the holders of our common stock or preferred stock to initiate all necessary action to perfect their appraisal rights in respect of shares of our common stock or preferred stock within the time prescribed in Section 262.

      Within 120 days after the effective time of the merger, any holder of our common stock or preferred stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request therefor has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

      If a petition for an appraisal is timely filed by a holder of shares of our common stock or preferred stock and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to the stockholder.

      After determining the holders of our common stock and preferred stock entitled to appraisal, the Delaware Court of Chancery will appraise the “fair value” of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. We do not anticipate offering more than the applicable merger consideration to any stockholder exercising appraisal rights and we reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of our common stock or preferred stock is less than the applicable merger consideration. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. The Delaware Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of our common stock or preferred stock have been appraised. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

      Any holder of shares of our common stock or preferred stock who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of our common stock or preferred stock as of a record date prior to the effective time of the merger).

      If any stockholder who demands appraisal of shares of our common stock or preferred stock under Section 262 fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal, the stockholder’s shares of our common stock will be deemed to have been converted at the effective time of the merger into the right to receive $45.00 in cash per share and the stockholder’s shares of our preferred stock will be deemed to have been converted at the effective time of the merger into the right to receive $4,500.00 in cash per share. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers to the surviving corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the merger, except that any attempt to withdraw made more than 60 days after the effective time of the merger will require the written approval of the surviving corporation and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.

      Failure to follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of such rights.

Structure of the Merger

      The merger agreement provides that, upon the terms and subject to the conditions of the merger agreement, Merger Sub will be merged with and into us and the separate corporate existence of Merger Sub will thereupon cease, and we will be the surviving corporation and all of our rights, privileges, powers, immunities, purposes and franchises will continue unaffected by the merger, except that all of our then outstanding common stock will be owned by Johnson & Johnson and all outstanding options will be amended and adjusted to become options to acquire shares of Johnson & Johnson common stock.

Effective Time of the Merger

      The merger will become effective when a certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as the parties agree to and specify in the certificate of merger. Such filing will be made no later than the second business day after the satisfaction or waiver of the conditions to the completion of the merger described in the merger agreement. See “The Merger Agreement — Conditions to the Completion of the Merger.”

      The merger agreement also provides that:

•	our restated certificate of incorporation will be amended at the effective time of the merger to be in the form of Exhibit A to the merger agreement and, as so amended, will be the restated certificate of incorporation of the surviving corporation until changed or amended;

•	the bylaws of Merger Sub as in effect immediately prior to the effective time of the merger will be the bylaws of the surviving corporation;

•	the directors of Merger Sub immediately prior to the effective time of the merger will be the directors of the surviving corporation; and

•	our officers immediately prior to the effective time of the merger will be the officers of the surviving corporation.

The Common Stock Merger Consideration

      Each share of our common stock issued and outstanding immediately before the effective time of the merger, other than:

•	treasury shares or shares held by Johnson & Johnson or Merger Sub, all of which will be canceled in the merger, and

•	shares held by stockholders who comply with all of the provisions of the General Corporation Law of the State of Delaware concerning the right to require appraisal of their shares, whom we refer to as dissenting stockholders, will, by virtue of the merger and without any action on the part of the holders of these shares, be converted into and represent the right to receive $45.00 in cash, without interest. After the merger is effective, each holder of a certificate representing any of these shares of our common stock will no longer have any rights with respect to the shares, except for the right to receive the $45.00 per share merger consideration. At the effective time of the merger, such shares of our common stock will no longer be outstanding, will automatically be canceled and will cease to exist. No interest will accrue or be paid with respect to the merger consideration. Until holders of certificates previously representing shares of our common stock have surrendered those certificates to the paying agent for exchange, holders will not receive the merger consideration due in respect of the shares formerly represented by such certificates.

      After the merger is effective, each dissenting stockholder will also no longer have any rights as a stockholder of us with respect to his or her shares, except for the right to receive payment of the judicially-determined fair value of his or her shares pursuant to Delaware law if the stockholder has validly perfected and not withdrawn such right.

The Preferred Stock Merger Consideration

      Each share of our Series B preferred stock issued and outstanding immediately before the effective time of the merger, other than shares held by us, Johnson & Johnson or Merger Sub (which shares will be canceled pursuant to the merger agreement) and shares held by dissenting stockholders, will, by virtue of the merger and without any action on the part of the holders of these shares, be converted into and represent the right to receive $4,500.00 in cash, without interest. The Series B preferred stock merger consideration is equal to the common stock merger consideration multiplied by the number of shares of common stock into which each share of our Series B preferred stock is convertible. After the merger is effective, each holder of a certificate representing any of these shares of our preferred stock will no longer have any rights with respect to the Series B preferred shares, except for the right to receive the $4,500.00 per share merger consideration. At the effective time of the merger, such shares of our Series B preferred stock will no longer be outstanding, will automatically be canceled and will cease to exist. No interest will accrue or be paid with respect to the merger consideration for these shares. Until holders of certificates previously representing shares of our Series B preferred stock have surrendered those certificates to the paying agent for exchange, Series B preferred stockholders will not receive the merger consideration due in respect of the shares formerly represented by such Series B preferred stock certificates. After the merger is effective, each dissenting Series B preferred stockholder will also no longer have any rights as a stockholder of us with respect to his or her shares, except for the right to receive payment of the judicially-determined fair value of his or her shares pursuant to Delaware law if the stockholder has validly perfected and not withdrawn such right.

HOLDERS OF COMMON STOCK OR PREFERRED STOCK SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

Treatment of Our Stock Options and Employee Stock Purchase Plan

      Prior to the effective time of the merger, holders of outstanding stock options will continue to have the right to exercise their vested stock options for shares of our common stock. Pursuant to the merger agreement, we will take the actions that may be required to adjust the terms of all outstanding options to acquire shares of our common stock, whether vested or unvested, to provide that, upon completion of the merger, each option outstanding immediately prior to the completion of the merger will be amended and converted so that it becomes an option to acquire a number of shares of Johnson & Johnson common stock, rounded down to the nearest whole share, determined by multiplying the number of shares of our common stock subject to the original option by a fraction, the numerator of which is $45.00, and the denominator of which is the average closing price for Johnson & Johnson common stock for the five consecutive trading days ending on the second trading day immediately preceding the completion of the merger. The exercise price of the converted option will be equal to the aggregate exercise price for the shares of our common stock subject to the original option divided by the aggregate number of shares of Johnson & Johnson common stock issuable pursuant to the adjusted option, rounded up to the nearest whole cent. Except as described in “— Interests of our Directors and Executive Officers in the Merger,” the options will otherwise remain subject to the same terms and conditions that were applicable prior to the merger (and all restrictions on transfer and vesting, to the extent such restrictions have not already lapsed, will remain in full force and effect with respect to the adjusted options after giving effect to the completion of the merger).

      Prior to the effective time of the merger, our board of directors or the committee of our board of directors which administers our employee stock purchase plan will take actions under the employee stock purchase plan to provide that:

•	participants will not be permitted to increase their payroll deductions or purchase elections from those in effect on the date of the merger agreement;

•	no offering period will be commenced after the date of the merger agreement; and

•	each participant’s outstanding right to purchase shares of our common stock under the plan will terminate on the day immediately prior to the date on which the merger becomes effective, with all amounts allocated for each participant’s account under the employee stock purchase plan as of the termination date being used to purchase shares of our common stock at the applicable discount to the market price of our common stock determined pursuant to the plan, using the termination date as the final purchase date for each then outstanding offering period.

The employee stock purchase plan will terminate immediately following these purchases of common stock.

Surrender of Stock Certificates

      At the effective time of the merger, Johnson & Johnson will deposit for the benefit of our stockholders the aggregate merger consideration into an exchange fund with J.P. Morgan Chase or another comparable institution, as paying agent.

      As soon as practicable (but not later than five business days) after the effective time of the merger, the paying agent will mail to each holder of record of shares of our common stock and preferred stock a letter of transmittal and instructions for use in delivering certificates to the paying agent in exchange for the merger consideration due in respect of the shares formerly represented by such certificates. After the paying agent has received a stockholder’s certificate, together with a properly completed letter of transmittal, the paying agent will deliver to the stockholder the $45.00 per share merger consideration for shares of common stock and $4,500.00 per share merger consideration for shares of preferred stock, each multiplied by the number of shares formerly represented by the certificate(s) surrendered by the stockholder. In the event of a transfer of ownership of our common stock or preferred stock which is not registered in the transfer records of our transfer agent, payment of the merger consideration may be made to a person other than the person in whose name the surrendered certificate is registered if:

•	the certificate is properly endorsed or otherwise in proper form for transfer; and

•	the person requesting the merger consideration pays any transfer or other taxes required as a result of the transfer or establishes to Johnson & Johnson’s reasonable satisfaction that such tax has been paid or is not applicable.

Lost Certificates

      If any certificate representing shares of our common stock or preferred stock is lost, stolen or destroyed, the paying agent will deliver the merger consideration for the shares if:

•	the stockholder asserting the claim of a lost, stolen or destroyed certificate makes an affidavit of that fact; and

•	upon Johnson & Johnson’s request, the stockholder posts a bond in a reasonable amount, determined by Johnson & Johnson, as security against any claim that may be made against Johnson & Johnson with respect to the lost certificate.

Unclaimed Amounts

      Any portion of the exchange fund which remains undistributed to our stockholders for six months after the effective time of the merger will be delivered by the paying agent to Johnson & Johnson, upon demand, and any of our stockholders who have not previously surrendered their stock certificates will only be entitled to look to Johnson & Johnson for payment of the merger consideration. Subject to the other terms of the merger agreement, Johnson & Johnson will remain liable for the payment of the merger consideration to these stockholders.

THE MERGER AGREEMENT

      The following description summarizes the material provisions of the merger agreement and is qualified in its entirety by reference to the complete text of the merger agreement. The merger agreement included in this proxy statement as Annex A contains the complete terms of that agreement and stockholders should read it carefully and in its entirety.

Representations and Warranties

      The merger agreement contains representations and warranties made by us to Johnson & Johnson and Merger Sub, including those relating to:

•	due organization, corporate power and standing, and other corporate matters;

•	our capital structure;

•	due organization and capital structure of our subsidiaries;

•	the authorization, execution, delivery and enforceability of the merger agreement;

•	conflicts with organizational documents and contracts, violations of any laws or orders and required governmental consents, approvals and filings;

•	documents we filed with the SEC and the accuracy of information, including financial information, contained in these documents;

•	the accuracy of the information we supplied for inclusion in this proxy statement;

•	the absence of material changes or events since September 30, 2002 concerning us or our subsidiaries;

•	pending or threatened material litigation;

•	contracts relating to research, development, distribution, sale, supply, license, marketing or manufacturing, and other specified contracts;

•	regulatory compliance matters, and our compliance with applicable environmental and other laws;

•	matters affecting us relating to the Employee Retirement Income Security Act of 1974, as amended, and other compliance, compensation and employment matters (including employee benefit plans, collective bargaining or other labor union agreements and excess parachute payments under Section 280G of the Internal Revenue Code of 1986, as amended);

•	completion and accuracy of our tax filings and payment of our taxes;

•	validity of our titles to, or leasehold or sublease interests in, our properties and compliance with the terms of our leases and subleases;

•	matters relating to our intellectual property;

•	voting requirements in connection with the merger agreement;

•	the applicability of state takeover statutes and takeover provisions in our certificate of incorporation;

•	our engagement and payment of fees for accountants, brokers, financial advisors and legal counsel in connection with the merger agreement;

•	our receipt of a fairness opinion from J.P. Morgan; and

•	insurance matters.

      The merger agreement also contains representations and warranties made by Johnson & Johnson and Merger Sub to us, including those relating to:

•	due organization, corporate power and standing, and other corporate matters;

•	the authorization, execution, delivery and enforceability of the merger agreement;

•	conflicts with organizational documents and contracts, violations of any laws or orders and required governmental consents, approvals and filings;

•	the accuracy of the information supplied by Johnson & Johnson for inclusion in this proxy statement;

•	Johnson & Johnson’s capital resources;

•	Merger Sub’s operations; and

•	ownership of our capital stock by Johnson & Johnson and Merger Sub.

Covenants

      Under the merger agreement, we have agreed that, prior to the effective time of the merger, subject to specified exceptions, we and our subsidiaries will:

•	carry on our business in the ordinary course, consistent with past practice and in compliance, in all material respects, with applicable laws; and

•	use commercially reasonable efforts to preserve intact our current business organizations, keep available the services of our current officers, employees and consultants and preserve our relationships with those persons having business dealings with us.

In addition, we have agreed that, among other things and subject to specified exceptions, neither we nor any of our subsidiaries may, without Johnson & Johnson’s prior written consent, take any of the following actions:

•	make changes in our capital stock, pay any dividends or make any distributions in respect of our capital stock (except by a wholly owned subsidiary);

•	redeem or otherwise acquire any shares of our capital stock or any other related securities or any rights, warrants or options to acquire such shares or other securities, except as required under existing plans or arrangements with directors, officers, employees or consultants;

•	issue, deliver, sell, grant, pledge or encumber any shares of our capital stock, any other voting securities, any rights, options, warrants or convertible securities, “phantom” stock, “phantom” stock rights or any stock appreciation rights or stock based performance units, other than the issuance of common stock upon the conversion of our preferred stock or our convertible notes, or upon the exercise of options or warrants that were outstanding on the date of the merger agreement;

•	amend our restated certificate of incorporation or bylaws, the comparable organizational documents of any of our subsidiaries, the certificate of designation with respect to our preferred stock or the indenture with respect to our convertible notes, except as may be required by law, or the rules and regulations of the SEC or Nasdaq;

•	acquire any person or division, business or equity interest of any person;

•	acquire any asset or assets for a purchase price in excess of $500,000, individually, or $1,000,000, in the aggregate, except for capital expenditures not in excess of agreed-upon amounts, and purchases of components, raw materials or supplies in the ordinary course of business consistent with past practice;

•	sell, lease, license, mortgage, sell and leaseback, or otherwise encumber or dispose of any of our assets, except for sales of inventory and used equipment in the ordinary course of business, consistent with past practice;

•	enter into, modify or amend any lease of property, except for modifications or amendments that are not materially adverse to us or our subsidiaries taken as a whole;

•	incur or guarantee any indebtedness for borrowed money, issue or sell any debt securities or rights to acquire debt securities, enter into any “keep well” arrangement, or enter into any arrangement having an economic effect of any of the foregoing;

•	make any loans, advances, or capital contributions to, or investments in, any other person, other than to employees in the ordinary course of business consistent with past practice;

•	except as required by law or court judgment:

•	pay, discharge, settle or satisfy any material claims, liabilities, obligations or litigation, except, with respect to disclosed or ordinary course liabilities, in the ordinary course of business consistent with past practice or in accordance with their terms,

•	cancel any indebtedness, other than upon the conversion of our outstanding convertible notes,

•	waive or assign any claims or valuable rights,

•	waive benefits of, modify, or knowingly fail to enforce any standstill or similar agreement, or

•	waive any material benefits of, modify in any material respect, or, knowingly fail to enforce in any material respect, any material confidentiality or similar agreement;

•	enter into any material contracts relating to the research, clinical trial, development, distribution, sale, supply, license, marketing, co-promotion or manufacturing of our products, products licensed by us, or our intellectual property rights, other than:

•	confidentiality agreements with customary terms, and consulting agreements which individually have aggregate values of no more than $50,000, in each case entered into in the ordinary course of business consistent with past practice, and

•	pursuant to contracts previously disclosed to Johnson & Johnson, in accordance with their terms as of the date of the merger agreement;

•	sell, transfer or license to any person or otherwise extend, amend or modify any of our intellectual property rights, other than pursuant to such confidentiality, consulting or existing agreements;

•	enter into, modify, amend or terminate any material contract or waive, release or assign any material rights or claims under it, in each case which would reasonably be expected to materially adversely affect us, impair in any material respect our ability to perform our obligations under the merger agreement or prevent or materially delay the completion of the transactions contemplated by the merger agreement;

•	enter into any contract that conflicts with the transactions contemplated by the merger agreement, or contains terms that restrict the contract’s assignability to Johnson & Johnson or its subsidiaries in the merger;

•	subject to limited exceptions:

•	adopt, enter into, terminate or amend any collective bargaining agreement, benefit plan or any benefit agreement between us or our subsidiaries and one or more of our or their current or former directors, officers, employees or consultants,

•	increase in any manner the compensation, bonus or fringe or other benefits, or pay any bonus of any kind or amount whatsoever to, any current or former officer, director, employee or consultant, except for planned salary increases and bonus payments described in the merger agreement,

•	pay any benefit or amount not required under any benefit plan or arrangement of ours or our subsidiaries as in effect on the date of the merger agreement, except as contemplated by the previous bullet,

•	grant or pay any severance or termination pay or increase in any manner the severance or termination pay of any current or former director, officer, employee or consultant,

•	grant any awards under any bonus, incentive, performance, or other compensation plan or arrangement, benefit agreement or benefit plan (including the grant of stock options, restricted stock, “phantom” stock, stock appreciation rights, “phantom” stock rights, stock based or stock related awards, performance units or restricted stock or the removal of existing restrictions in any benefit agreement or benefit plan or agreements or awards made under such benefit agreements or benefit plans),

•	amend or modify any stock option or warrant,

•	take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement, or benefit plan or benefit agreement,

•	take any action to accelerate the vesting or payment of any compensation or benefit under any benefit plan or benefit agreement, or

•	materially change any actuarial or other assumption used to calculate funding obligations with respect to any pension plan or change the way in which contributions to any pension plan are made or the basis on which such contributions are determined;

•	except as required by generally accepted accounting principles or by our independent public accountants, revalue any material assets of our company or any of our subsidiaries, or make any material changes to our accounting methods, principles or practices; or

•	authorize, or commit or agree to take, any of the above actions.

We and Johnson & Johnson have agreed to notify promptly each other of:

•	any representation or warranty of the notifying party in the merger agreement that is qualified as to materiality becoming untrue or inaccurate in any respect, and any other representation or warranty becoming untrue or inaccurate in any material respect; and

•	the failure of the notifying party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by the party under the merger agreement.

      Each party shall promptly provide the other with copies of all filings made with any governmental entity in connection with the merger agreement other than portions of such filings that include confidential information not directly related to the merger.

      Between the date of the merger agreement and the effective time of the merger, we will, and will cause our subsidiaries to, take the following action:

•	timely file all required tax returns, and timely pay all taxes due in respect of those returns;

•	accrue a reserve in books and records and financial statements in accordance with past practice for all taxes payable for which no return is due prior to the effective time of the merger;

•	promptly notify Johnson & Johnson of any suit, claim, action, investigation, proceeding or audit involving us or any of our subsidiaries in respect of any material amount of tax and not settle or compromise any such action without Johnson & Johnson’s consent;

•	not make any material tax election or settle or compromise any material tax liability, other than with Johnson & Johnson’s consent or other than in the ordinary course of business; and

•	cause all existing tax sharing agreements, tax indemnity obligations and similar agreements, arrangements or practices with respect to taxes to which we or any of our subsidiaries are or may be a party or may otherwise be bound to be terminated as of the closing date of the merger so that neither we nor any or our subsidiaries will have further rights or liabilities under such agreements, arrangements or practices.

Directors’ and Officers’ Indemnification, Advancement of Expenses, Exculpation and Insurance

      Johnson & Johnson has agreed to cause the surviving corporation to assume the obligations with respect to all rights to indemnification, advancement of expenses and all exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger now existing in favor of our present and former officers or directors, as provided in our restated certificate of incorporation, bylaws or any indemnification agreement between any such person and us, in each case as in effect as of the date of the merger agreement. These obligations will continue in full force and effect for a period of not less than six years after the effective time of the merger.

      Johnson & Johnson has also agreed to maintain in effect our current officers’ and directors’ liability insurance for a period of six years after the completion of the merger in respect of acts or omissions occurring prior to the effective time of the merger, covering those persons who were, as of the date of the merger agreement, covered by that policy. The coverage terms and amount of coverage must be no less favorable than those of the policy in effect on the date of the merger agreement, although Johnson & Johnson will not be required to pay more than $8,200,000 in the aggregate, less any applicable credit. In the event coverage cannot be obtained for $8,200,000 or less, Johnson & Johnson will be obligated to provide the coverage that can be obtained for $8,200,000.

Employee Benefits Matters

      The merger agreement provides that for a period of not less than twelve months following the effective time of the merger, our employees who remain in the employment of the surviving corporation and its subsidiaries (whom we refer to as continuing employees) will receive employee benefits that in the aggregate are substantially comparable to the employee benefits provided to our employees immediately prior to the effective time of the merger. However, neither Johnson & Johnson, the surviving corporation nor any of their subsidiaries will have any obligation to issue, or adopt any plans or arrangements providing for the issuance of shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity, or any securities convertible or exchangeable into such shares pursuant to any such plans or arrangements, except pursuant to options granted prior to the effective time of the merger under our existing stock option plans, as described above under “The Merger — Treatment of Our Stock Options and Employee Stock Purchase Plan.” None of our or our subsidiaries’ plans or arrangements providing for issuance of shares nor our flexible time off program will be taken into account in determining whether employee benefits are substantially comparable in the aggregate.

      To the extent that Johnson & Johnson makes the following plans or programs available to employees of the surviving corporation, and not for purposes of any other employee benefit plan of Johnson & Johnson, Johnson & Johnson will cause the surviving corporation to recognize the service of each continuing employee as if the service had been performed with Johnson & Johnson for the following purposes:

•	for purposes of vesting (but not benefit accrual) under Johnson & Johnson’s defined benefit pension plan;

•	for purposes of eligibility for vacation under Johnson & Johnson’s vacation program;

•	for purposes of eligibility and participation under any health or welfare plan maintained by Johnson & Johnson (other than any post-employment health or post-employment welfare plan); and

•	unless covered under another arrangement with us, for benefit accrual purposes under Johnson & Johnson’s severance plan.

      In addition, with respect to any welfare plan maintained by Johnson & Johnson in which continuing employees are eligible to participate after the effective time of the merger, Johnson & Johnson will, and will cause the surviving corporation to:

•	waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under our welfare plans prior to the effective time of the merger; and

•	provide each continuing employee with credit for any co-payments and deductibles paid prior to the effective time of the merger in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

      Nothing in the merger agreement requires Johnson & Johnson or the surviving corporation to continue any specific plans or to continue the employment of any specific person.

Efforts to Complete the Merger

      Upon the terms and subject to the conditions set forth in the merger agreement, each party agrees to use its commercially reasonable efforts to take all actions and do all things necessary, proper or advisable, to complete the merger in the most expeditious manner practicable, including using commercially reasonable efforts to accomplish the following:

•	the taking of all acts necessary to cause the conditions to closing to be satisfied as promptly as practicable;

•	the obtaining of all necessary actions or nonactions, waivers, consents and approvals from governmental entities and the making of all necessary registrations and filings and the taking of all necessary steps to obtain an approval or waiver from, or avoid an action or proceeding by, any governmental entity; and

•	the obtaining of all necessary consents, approvals or waivers from third parties (although no party shall be obligated to concede anything of value in the process).

      In addition, we will take all reasonable actions necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the merger agreement, and if a state takeover statute or similar statute becomes applicable, we will take all reasonable actions necessary to ensure that the merger may be completed as promptly as practicable. Nothing in the merger agreement, however, requires Johnson & Johnson to agree to divest or hold separate any assets or any portion of any business of Johnson & Johnson, us or our respective subsidiaries.

Convertible Notes

      We, Johnson & Johnson and Merger Sub have each agreed to take the actions required to be taken to complete the merger pursuant to the indenture governing our 5.50% convertible subordinated notes due 2009. The indenture requires that we execute a supplemental indenture to adjust the conversion provisions of the indenture and the convertible notes as a result of the merger. These adjustments will provide that from and after the effective time of the merger, any outstanding convertible notes will be convertible into the amount of cash receivable upon the completion of the merger by a holder of the number of shares of our common stock into which the convertible note would have been converted immediately prior to the merger. Each $1,000 in principal amount of the convertible notes is convertible into 25.4453 shares of our common stock. Accordingly, based upon the $45.00 per share in cash consideration for shares of our common stock in the merger, each $1,000 in principal amount of the convertible notes will become convertible from and after the merger into $1,145.04 in cash.

Conditions to the Completion of the Merger

      The obligations of Johnson & Johnson and Merger Sub, on the one hand, and us, on the other hand, to effect the merger is subject to the satisfaction or waiver of various conditions, including the following:

•	the merger agreement has been adopted by the affirmative vote of stockholders holding a majority of the shares of our common stock outstanding at the close of business on the record date for the special meeting;

•	the waiting period (and any extension thereof) applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has expired or has been terminated;

•	no temporary restraining order, injunction or other judgment or court order or statute, law, rule, legal restraint or prohibition is in effect that (1) prevents the completion of the merger, or (2) has had or would reasonably be expected to have a material adverse effect on us;

•	performance in all material respects by the other party of all obligations required to be performed by it under the merger agreement on or prior to the date on which the merger is to become effective; and

•	the representations and warranties of the other party set forth in the merger agreement that are qualified as to materiality are true and correct, and those that are not so qualified are true and correct in all material respects, in each case as of the date of the merger agreement and as of the closing date of the merger as though made on the closing date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date.

      The obligations of Johnson & Johnson and Merger Sub to effect the merger are further subject to the satisfaction or waiver of the following additional conditions:

•	there is no pending or threatened suit, action or proceeding by any governmental entity:

•	challenging the acquisition by Johnson & Johnson or Merger Sub of any shares of our common stock or preferred stock, seeking to restrain or prohibit the completion of the merger, or seeking to place limitations on the ownership of shares of our common stock or preferred stock, or shares of common stock or preferred stock of the surviving corporation, by Johnson & Johnson or Merger Sub or seeking to obtain from us, Johnson & Johnson or Merger Sub any damages that are material in relation to us,

•	seeking to prohibit or materially limit the ownership or operation by us, Johnson & Johnson or our or their subsidiaries of any portion of our or their respective businesses or assets, or to compel us, Johnson & Johnson or any of our or their subsidiaries to divest or hold separate any portion of our or their businesses or assets, as a result of the merger,

•	seeking to prohibit Johnson & Johnson or any of its subsidiaries from effectively controlling in any material respect our business or operations, or

•	otherwise having or being reasonably expected to have, a material adverse effect on us; and

•	there is no restraining order, injunction or other judgment or court order or other statute, law, rule, legal restraint or prohibition that would reasonably be expected to result in any of the effects described in the immediately preceding four bullet points.

      The merger agreement provides that a “material adverse effect” on us means any change, effect, event, occurrence, state of facts or development or developments which individually or in the aggregate would reasonably be expected to result in any change or effect that:

•	is materially adverse to the business, financial condition, properties, assets, liabilities (contingent or otherwise) or results of operations of us and our subsidiaries taken as a whole, or

•	would reasonably be expected to prevent or materially impede, interfere with, hinder or delay our completion of the merger or the other transactions contemplated by the merger agreement.

This definition is subject to the limitation that no change, effect, event, occurrence, state of facts or development or developments of the following type will be deemed, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there has been or will be, a material adverse effect:

•	in financial or securities markets or the economy in general, including any fluctuation, in and of itself, in the price of shares of our common stock (although the facts or occurrences giving rise or contributing to such fluctuation may be deemed to constitute, or be taken into account in determining whether there has been or will be, a material adverse effect);

•	in the biopharmaceutical industry in general, to the extent that the effects thereof do not disproportionately impact us; and

•	as a result of any failure, in and of itself, by us to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of the merger agreement (although the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a material adverse effect).

No Solicitation of Other Acquisition Proposals by Scios

      The merger agreement provides that we will not, nor will we authorize or permit any of our subsidiaries or our or their directors, officers, or employees or authorize or knowingly permit any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative retained by us or any of our subsidiaries, directly or indirectly, to (and we will instruct our representatives not to):

•	solicit, initiate or knowingly encourage, or take any other action designed to, or which could reasonably be expected to, facilitate, any takeover proposal, as described below; or

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information, or otherwise cooperate in any way with, any takeover proposal.

      The merger agreement provides that we and our subsidiaries will immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted up to the date of the merger agreement with respect to a takeover proposal and request the prompt return or destruction of all confidential information previously furnished.

      However, if at any time prior to the time that our stockholders adopt the merger agreement:

•	we receive a bona fide written takeover proposal that our board of directors determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, constitutes or is reasonably likely to lead to a superior proposal, as described below; and

•	the takeover proposal was made and not solicited after the date of the merger agreement, and did not otherwise result from our breach of our nonsolicitation covenant,

we may, if our board of directors determines in good faith, after consultation with outside counsel, that the failure to do so would result in a breach of its fiduciary duties to our stockholders and, subject to providing oral and written notice of our decision to do so to Johnson & Johnson:

•	furnish, under a customary confidentiality agreement that is no less restrictive as a whole than the one signed by Johnson & Johnson, information about us and our subsidiaries to the person making such takeover proposal and its representatives, provided that all such information has previously been provided to Johnson & Johnson or is provided to Johnson & Johnson prior to or substantially concurrent with the time it is provided to such person; and

•	participate in discussions or negotiations regarding the takeover proposal.

      The merger agreement provides that:

•	the term “takeover proposal” means any inquiry, proposal or offer from any person relating to, or that would reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets or businesses that constitute 15% or more of our and our subsidiaries’ revenues, net income or assets, taken as a whole, or 15% or more of any class of our or of any of our subsidiaries’ equity securities, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of our equity securities or the equity securities of our subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving us or our subsidiaries pursuant to which any person or the shareholders of any person would own 15% or more of any class of our equity securities or the equity securities of our subsidiaries or of any resulting parent company of us, other than the transactions contemplated by the merger agreement; and

•	the term “superior proposal” means a bona fide offer made by a third party that if consummated would result in the third party (or its stockholders) owning, directly or indirectly, all or substantially all of (1) our common stock then outstanding, (2) common stock of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger, or (3) our assets, in each case, which our board of directors determines in good faith (after consultation with a financial advisor of nationally recognized reputation) to be more favorable to our stockholders from a financial point of view than the merger, taking into account all the terms and conditions of such proposal as compared to the merger agreement (including any changes to the financial terms of the merger agreement proposed by Johnson & Johnson in response to such offer or otherwise), and reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

      In the event that we receive any takeover proposal, we must promptly advise Johnson & Johnson orally and in writing of the material terms and conditions of it (including any changes to such terms and conditions), and the identity of the person making it, and keep Johnson & Johnson fully informed of the status and details (including any material change to the terms) of it.

      The merger agreement further provides that neither our board of directors nor any committee of our board of directors will:

•	withdraw (or modify in a manner adverse to Johnson & Johnson), or publicly propose to withdraw (or modify in a manner adverse to Johnson & Johnson), the approval, recommendation or declaration of advisability by our board of directors or such committee of the merger, the merger agreement or the other transactions contemplated by the merger agreement, or recommend, adopt or approve any takeover proposal, or propose publicly to do so (we refer to any such action as a Company Adverse Recommendation Change); or

•	approve or recommend, or propose to approve or recommend, or allow us or any of our subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any takeover proposal, other than a customary confidentiality agreement to facilitate the disclosure of information about us to any person making a takeover proposal, as described above.

      However, at any time prior to the time stockholder approval is obtained, if our board of directors determines in good faith (after consultation with outside counsel) that the failure to do so would result in a breach of its fiduciary duties to our stockholders, our board of directors may make a Company Adverse Recommendation Change or, in response to a superior proposal that was not solicited after the date of the merger agreement and did not otherwise result from a breach of our nonsolicitation covenant, cause us to terminate the merger agreement. However, before doing so, our board of directors is required to give

Johnson & Johnson three business days prior written notice (which notice must state the reasons for the change or termination, including the terms and conditions of any superior proposal that is the basis of the proposed action by our board of directors), and a further two business days notice in the event of any amendment to the financial terms or any other material term of the superior proposal. In determining whether to make a Company Adverse Recommendation Change or terminate the merger agreement as described in this paragraph, our board of directors is required to take into account any changes to the financial terms of the merger agreement proposed by Johnson & Johnson in response to such notice or otherwise.

      For a discussion of the circumstances under which we must pay a $70,000,000 fee, including in the event of Johnson & Johnson’s termination of the merger agreement after a Company Adverse Recommendation Change, or our termination of the merger agreement in connection with a superior proposal, see “— Termination” and “— Fees and Expenses.”

Termination

      The merger agreement may be terminated at any time prior to the effective time of the merger, regardless of whether our stockholders have adopted the merger agreement:

      (1) by mutual written consent of Johnson & Johnson, Merger Sub and us;

      (2) by either Johnson & Johnson or us if:

•	the merger has not been completed on or before August 1, 2003, except that this right to terminate will not be available to any party whose breach of a representation or warranty in the merger agreement or whose action or failure to act has been a principal cause of or resulted in the failure of the merger to be completed by August 1, 2003;

•	there is in effect any final, nonappealable temporary restraining order, injunction or other court order or judgment, or statute, law, rule, legal restraint or prohibition that prevents the completion of the merger, or has had or would reasonably be expected to have a material adverse effect on us;

•	our stockholders do not adopt the merger agreement at the special meeting, or at any adjournment or postponement thereof;

•	the non-terminating party has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, if the breach or failure to perform:

•	would give rise to the failure of the closing conditions relating to the non-terminating party’s representations and warranties, or the performance of its obligations as described under the caption “— Conditions to the Completion of the Merger,” and

•	is incapable of being cured by the non-terminating party within 30 calendar days following receipt of written notice of such breach or failure to perform from the terminating party;

      (3) by Johnson & Johnson:

•	if there is in effect any final, nonappealable temporary restraining order, injunction or other court order or judgment, or statute, law, rule, legal restraint or prohibition:

•	challenging the acquisition by Johnson & Johnson or Merger Sub of any shares of our common stock or preferred stock, seeking to restrain or prohibit the completion of the merger, or seeking to place limitations on the ownership of shares of our common stock or preferred stock (or shares of common stock or preferred stock of the surviving corporation) by Johnson & Johnson or Merger Sub, or seeking to obtain from Johnson & Johnson, Merger Sub, or us any damages that are material in relation to us,

•	seeking to prohibit or materially limit the ownership or operation by us or Johnson & Johnson, or our or their subsidiaries, of any portion of our or their respective businesses or assets or to compel us, Johnson & Johnson, or our or their subsidiaries, to divest or hold separate any portion of our or their respective businesses or assets, as a result of the merger,

•	seeking to prohibit Johnson & Johnson or its subsidiaries from effectively controlling in any material respect the business or operations of us or any of our subsidiaries, or

•	otherwise having, or being reasonably expected to have, a material adverse effect on us; or

•	in the event that prior to the obtaining of stockholder approval, a Company Adverse Recommendation Change has occurred or our board of directors fails publicly to reaffirm its recommendation of the merger agreement within ten business days of receipt of a written request by Johnson & Johnson to provide such reaffirmation following a takeover proposal; or

      (4) by us, as described above under the heading “— No Solicitation of Other Acquisition Proposals by Scios.”

      If the merger agreement is terminated pursuant to the above provisions, the merger agreement will become void and have no effect, without any liability or obligation on the part of Johnson & Johnson, Merger Sub or us, except with respect to specified provisions of the merger agreement, including those regarding confidentiality, fees and expenses, and liability for any willful and material breach of the merger agreement.

Amendment, Extension and Waiver

      The merger agreement may be amended by mutual consent of the parties in writing at any time. At any time prior to the effective time of the merger, the parties may:

•	extend the time for performance of the obligations of the other parties to the merger agreement; and

•	to the extent permitted by law, waive any inaccuracies in representations and warranties, or waive compliance with any agreement or condition in the merger agreement.

      However, after the merger agreement has been adopted by our stockholders, there may not be, without further approval by our stockholders, any amendment of the merger agreement or any waiver of an agreement or condition in the merger agreement, if by law the amendment or waiver requires further approval by our stockholders.

      The failure of any party to the merger agreement to assert any of its rights under the merger agreement or otherwise will not constitute a waiver of such rights.

Fees and Expenses

      The merger agreement generally provides that each party will pay its own fees and expenses in connection with the merger agreement, whether or not the merger is completed. However, we will share equally with Johnson & Johnson the fees and expenses incurred in connection with the printing, filing and mailing of this proxy statement, the solicitation of stockholder approval and all SEC and other regulatory filing fees incurred in connection with this proxy statement.

      We must pay Johnson & Johnson a $70,000,000 termination fee if:

•	the merger agreement is terminated by Johnson & Johnson following a Company Adverse Recommendation Change or the failure by our board of directors to reaffirm its recommendation, as described under the heading “— Termination”;

•	the merger agreement is terminated by us, as described under the heading “— No Solicitation of Other Acquisition Proposals by Scios”; or

•	prior to obtaining stockholder approval:

•	we or our stockholders receive a takeover proposal, a takeover proposal otherwise becomes publicly known or any person publicly announces an intention to make a takeover proposal,

•	the merger agreement is terminated by either Johnson & Johnson or us because either (1) the merger has not been completed prior to August 1, 2003 (but only if no stockholder vote has been held), or (2) our stockholders have not adopted the merger agreement at the special meeting, and

•	within nine months after such termination, we consummate, or enter into a definitive agreement to consummate, a takeover proposal.

STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

      The following table and notes set forth information, as of February 14, 2003 (except as specified below), with respect to the beneficial ownership of shares of common stock by (1) each person that is known to us to be the beneficial owner of 5% or more of our common stock, (2) each of our executive officers and directors, and (3) our executive officers and directors as a group, based upon information furnished to us by such persons. Except as otherwise indicated, we believe that each beneficial owner listed below exercises sole voting and dispositive power. The address of each of our directors and executive officers included in the following table is c/o Scios Inc., 820 West Maude Avenue, Sunnyvale, CA 94805. “Percentage of the Common Stock” is based upon 47,523,828 shares of our common stock outstanding on February 14, 2003.

	Amount of Beneficial Ownership
	as
	of February 14, 2003

	Number of	Percentage of the
	Shares	Common Stock

5% Stockholders
Capital Research and Management Company(1) 333 South Hope Street Los Angeles, CA 90071	5,766,900	12.13%
FMR Corp. and affiliates(2) 82 Devonshire Street Boston, MA 02109	4,012,377	8.44%
Putnam LLC. d/b/a Putnam Investments(3) One Post Office Square Boston, MA 02109	2,277,510	4.79%
Wellington Management Company, LLP(4) 75 State Street Boston, MA 02109	3,680,462	7.74%
Executive Officers and Directors
Richard B. Brewer(5)	551,833	1.15%
Patricia A. Baldwin(6)	81,801	*
Julie Blanchard	—	—
David W. Gryska(7)	158,488	*
Matthew R. Hooper(8)	33,973	*
Darlene P. Horton, M.D.(9)	102,987	*
Jane A. Moffit(10)	38,664	*
George F. Schreiner, M.D., Ph.D.(11)	225,708	*
Laura Simon, M.D.(12)	19,967	*
Randy St. Laurent(13)	37,408	*
Samuel H. Armacost(14)	94,166	*
Donald B. Rice, Ph.D.(15)	186,666	*
Charles A. Sanders, M.D.(16)	69,166	*
Burton E. Sobel, M.D.(17)	39,166	*
Solomon H. Snyder, M.D.(18)	79,166	*
Eugene L. Step(19)	80,166	*
All directors and executive officers as a group (16 persons)(20)	1,799,325	3.77%

*	Less than one percent (1%).

(1)	All information regarding Capital Research and Management Company is based on a Schedule 13G, as amended, filed by Capital Research and Management Company on February 13, 2003. According to this Schedule 13G, Capital Research and Management Company is the beneficial owner of 5,766,900 shares with no voting power and sole dispositive power with respect to such shares. Capital Research and Management Company is an investment adviser registered under Section 203 of the Investment Adviser Act of 1940 and acts as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Capital Research and Management disclaims beneficial ownership of these shares pursuant to Rule 13d-4 under the Securities Exchange Act of 1934, as amended.

(2)	All information regarding FMR Corp. and its affiliates is based on a Schedule 13G filed by FMR Corp. on February 14, 2003. According to this Schedule 13G, FMR Corp. is the beneficial owner of 4,012,377 shares, with sole voting power with respect to 5,577 shares and sole dispositive power with respect to 4,012,377 shares. Fidelity Management and Research Company, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under the Investment Advisers Act of 1940, as a result of acting as investment advisor to various investment companies, is the beneficial owner of 4,006,800 shares beneficially owned by FMR Corp and has sole dispositive power with respect to the 4,006,800 shares. Fidelity Growth Company Fund, an investment company, is the beneficial owner of 3,260,000 shares of the shares beneficially owned by FMR Corp.

(3)	All information regarding Putnam LLC. d/b/a Putnam Investments is based on a Schedule 13G, as amended, filed by Marsh & McLennan Companies, Inc. and its affiliates on October 10, 2002. According to this Schedule 13G, Putnam Investments, LLC., a wholly-owned subsidiary of Marsh & McLennan Companies, Inc., is the beneficial owner of 2,277,510 shares as a result of wholly owning two registered investment advisors: Putnam Investment Management, LLC., which is the investment advisor to the Putnam family of mutual funds, and the Putnam Advisory Company, LLC., which is the investment advisor to Putnam’s institutional clients. Both Putnam Investment Management, LLC., with 1,795,255 shares beneficially owned, and Putnam Advisory Company, LLC., with 482,255 shares beneficially owned, have shared dispositive power over the shares as investment managers, but each of the mutual fund’s trustees has voting power over the shares held by each fund, and the Putnam Advisory Company, LLC. has shared voting power over 299,525 shares held by the institutional clients. Putnam Investments, LLC. has shared voting power over 26,540 of the shares beneficially owned by Putnam Investments, LLC. The address for Marsh & McLennan Companies, Inc. is 1166 Avenue of the Americas, New York, New York 10036.

(4)	All information regarding Wellington Management Company, LLP is based on a Schedule 13G filed by Wellington Management Company, LLP on February 12, 2003. According to this Schedule 13G, Wellington Management Company, LLP is the beneficial owner of 3,680,462 shares held by Wellington Trust Company, NA, in its capacity as investment advisor, with shared dispositive power with respect to such shares and shared voting power with respect to 2,072,112 of such shares.

(5)	Includes 545,833 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of February 14, 2003. Upon completion of the merger, 116,667 shares of unvested stock options owned by Mr. Brewer, which are not currently exercisable within 60 days of February 14, 2003, but have exercise prices that are below the per share merger consideration, will automatically vest.

(6)	Includes 80,325 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of February 14, 2003.

(7)	Includes 128,479 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of February 14, 2003.

(8)	Includes 32,102 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of February 14, 2003.

(9)	Includes 100,716 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of February 14, 2003.

(10)	Includes 38,562 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of February 14, 2003.

(11)	Includes 215,708 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of February 14, 2003.

(12)	Includes 17,143 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of February 14, 2003.

(13)	Includes 35,155 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of February 14, 2003.

(14)	Includes 69,166 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of February 14, 2003. Pursuant to the merger agreement, upon the completion of the merger Mr. Armacost’s directorship will terminate, and as a result, pursuant to the terms of our stock option plans, all unvested stock options then held by Mr. Armacost (including options to acquire 834 shares of our common stock that are not exercisable within 60 days of February 14, 2003) will automatically vest.

(15)	Includes 151,666 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of February 14, 2003. Pursuant to the merger agreement, upon the completion of the merger Dr. Rice’s directorship will terminate, and as a result, pursuant to the terms of our stock option plans, all unvested stock options then held by Dr. Rice (including options to acquire 22,234 shares of our common stock that are not exercisable within 60 days of February 14, 2003) will automatically vest.

(16)	Includes 69,166 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of February 14, 2003. Pursuant to the merger agreement, upon the completion of the merger Dr. Sanders’ directorship will terminate, and as a result, pursuant to the terms of our stock option plans, all unvested stock options then held by Dr. Sanders (including options to acquire 834 shares of our common stock that are not exercisable within 60 days of February 14, 2003) will automatically vest.

(17)	Includes 39,166 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of February 14, 2003. Pursuant to the merger agreement, upon the completion of the merger Dr. Sobel’s directorship will terminate, and as a result, pursuant to the terms of our stock option plans, all unvested stock options then held by Dr. Sobel (including options to acquire 834 shares of our common stock that are not exercisable within 60 days of February 14, 2003) will automatically vest.

(18)	Includes 59,166 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of February 14, 2003. Pursuant to the merger agreement, upon the completion of the merger Dr. Snyder’s directorship will terminate, and as a result, pursuant to the terms of our stock option plans, all unvested stock options then held by Dr. Snyder (including options to acquire 834 shares of our common stock that are not exercisable within 60 days of February 14, 2003) will automatically vest.

(19)	Includes 59,166 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of February 14, 2003. Pursuant to the merger agreement, upon the completion of the merger Mr. Step’s directorship will terminate, and as a result, pursuant to the terms of our stock option plans, all unvested stock options then held by Mr. Step (including options to acquire 834 shares of our common stock that are not exercisable within 60 days of February 14, 2003) will automatically vest.

(20)	Includes 1,641,519 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of February 14, 2003.

OTHER MATTERS

      As of the date of this proxy statement, we know of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement. If, however, other matters are brought before the special meeting, the persons named as proxies will vote in accordance with their judgment on such other matters unless (1) otherwise indicated on the proxy or (2) the other matter relates to the adjournment of the special meeting and the shares represented by the proxy are to be voted against the proposal to adopt the merger agreement.

FUTURE STOCKHOLDER PROPOSALS

      Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, a stockholder who wishes to submit a proper proposal for inclusion in our proxy statement for our annual meeting of stockholders to be held later this year must submit the proposal in writing in a timely manner to the Secretary of our company at our principal executive offices. In order to be included, the proposal must have been received by us no later than November 20, 2002, unless our meeting date is after June 6, 2003, in which case a reasonable time before we begin to print and mail our proxy materials. The proposal must also otherwise comply with Rule 14a-8, including the requirement that the proponent must have continuously held at least $2,000 in market value or 1% of our common stock for at least one year before the proposal is submitted.

      In addition, under our bylaws, a stockholder who wishes to otherwise bring a proposal for consideration at our annual meeting of stockholders must have submitted the proposal in writing to the Secretary of our company no later than November 20, 2002, unless our meeting date is after June 6, 2003, in which case a reasonable time before we begin to print and mail our proxy materials. The proposal must also otherwise comply with the requirements set forth in our bylaws.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      The information contained in this proxy statement contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements concerning our ability to complete the merger and strategic plans, expectations, and objectives for future operations.

      We generally identify such forward-looking statements using words like “estimate,” “believe,” “intend,” “expect,” “may,” “should,” “plan,” “project,” “contemplate,” “anticipate” or similar statements. Statements that are not historical facts are forward-looking statements based on current assumptions that involve risks and uncertainties. These risks and uncertainties may include the failure to complete the proposed merger in a timely manner, the inability to obtain Scios stockholder or regulatory approvals or to satisfy other conditions to the merger, actions of governmental entities, and costs related to the merger, as well as other risks detailed from time to time in the reports filed by us with the SEC, including our quarterly reports and annual report on Form 10-K. Our actual results, performance or achievements may differ significantly from those described in these forward-looking statements. We disclaim any intention or obligation to update or revise any financial projections or forward-looking statements, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the SEC at the SEC’s facilities located at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington, D.C. 20006. Please call the SEC at 1-800-SEC-0330 for further information on the SEC’s public reference rooms. Our SEC filings also are available to the public at the SEC’s website at http://www.sec.gov.

      THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN SUCH JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED                     , 2003. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

AGREEMENT AND PLAN OF MERGER

Dated as of February 10, 2003

Among

JOHNSON & JOHNSON,

SATURN MERGER SUB, INC.

And

SCIOS INC.

Page

ARTICLE I
The Merger

SECTION 1.01.	The Merger	A-1
SECTION 1.02.	Closing	A-1
SECTION 1.03.	Effective Time	A-1
SECTION 1.04.	Effects of the Merger	A-2
SECTION 1.05.	Certificate of Incorporation and By-laws	A-2
SECTION 1.06.	Directors	A-2
SECTION 1.07.	Officers	A-2
ARTICLE II
Effect of the Merger on the Capital Stock of the Constituent Corporations; Exchange of Certificates

SECTION 2.01.	Effect on Capital Stock	A-2
SECTION 2.02.	Exchange of Certificates	A-3
ARTICLE III
Representations and Warranties

SECTION 3.01.	Representations and Warranties of the Company	A-4
SECTION 3.02.	Representations and Warranties of Parent and Sub	A-22

ARTICLE IV
Covenants Relating to Conduct of Business

SECTION 4.01.	Conduct of Business	A-24
SECTION 4.02.	No Solicitation	A-28
ARTICLE V
Additional Agreements

SECTION 5.01.	Preparation of the Proxy Statement; Stockholders’ Meeting	A-29
SECTION 5.02.	Access to Information; Confidentiality	A-30
SECTION 5.03.	Commercially Reasonable Efforts	A-30
SECTION 5.04.	Company Stock Options; ESPP	A-31
SECTION 5.05.	Indemnification, Advancement of Expenses, Exculpation and Insurance	A-32
SECTION 5.06.	Fees and Expenses	A-33
SECTION 5.07.	Public Announcements	A-34
SECTION 5.08.	Stockholder Litigation	A-34
SECTION 5.09.	Employee Matters	A-34
SECTION 5.10.	Company Notes and Company Preferred Stock	A-35
SECTION 5.11.	Consents and Other Action	A-35

A-i

A-ii

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of February 10, 2003, among JOHNSON & JOHNSON, a New Jersey corporation (“Parent”), SATURN MERGER SUB, INC., a Delaware corporation and a wholly owned Subsidiary of Parent (“Sub”), and SCIOS INC., a Delaware corporation (the “Company”).

      WHEREAS the Board of Directors of each of the Company and Sub has approved and declared advisable, and the Board of Directors of Parent has approved, this Agreement and the merger of Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby (a) each issued and outstanding share of common stock, par value $.001 per share, of the Company (“Company Common Stock”), other than the Appraisal Shares and shares of Company Common Stock directly owned by Parent, Sub or the Company, will be converted into the right to receive $45.00 in cash and (b) each issued and outstanding share of Series B preferred stock, par value $.001 per share, of the Company (“Company Preferred Stock”), other than the Appraisal Shares and shares of Company Preferred Stock directly owned by Parent, Sub or the Company, will be converted into the right to receive $4,500.00 in cash; and

      WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

      NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

The Merger

      SECTION 1.01.     The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

      SECTION 1.02.     Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or (to the extent permitted by law) waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by law) waiver of those conditions), at the offices of Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019, unless another time, date or place is agreed to in writing by Parent and the Company; provided, however, that if all the conditions set forth in Article VI shall not have been satisfied or (to the extent permitted by law) waived on such second business day, then the Closing shall take place on the first business day on which all such conditions shall have been satisfied or (to the extent permitted by law) waived. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

      SECTION 1.03.     Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) executed and acknowledged by the parties in accordance with the relevant provisions of the DGCL and, as soon as practicable on or after the Closing Date, shall make all other filings or recordings required under the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or at such other time as Parent and the Company shall agree and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

      SECTION 1.04.     Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

      SECTION 1.05.     Certificate of Incorporation and By-laws. (a) The Restated Certificate of Incorporation of the Company (the “Company Certificate”) shall be amended at the Effective Time to be in the form of Exhibit A and, as so amended, such Company Certificate shall be the Restated Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

      (b) The By-laws of Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

      SECTION 1.06.     Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

      SECTION 1.07.     Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

Effect of the Merger on the Capital Stock of the

Constituent Corporations; Exchange of Certificates

      SECTION 2.01.     Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or Company Preferred Stock or any shares of capital stock of Parent or Sub:

(a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock and Company Preferred Stock that is directly owned by the Company, Parent or Sub immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock and Company Preferred Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(b) and the Appraisal Shares) shall be converted into the right to receive $45.00 in cash, without interest (the “Common Stock Merger Consideration”). Each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(b) and the Appraisal Shares) shall be converted into the right to receive $4,500.00 in cash, without interest, which is equivalent to the Common Stock Merger Consideration on an as converted basis (the “Preferred Stock Merger Consideration” and, together with the Common Stock Merger Consideration, the “Merger Consideration”). At the Effective Time, all such shares of Company Common Stock and Company Preferred Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock or Company Preferred Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Common Stock Merger Consideration or the Preferred Stock Merger Consideration, respectively. The right of any holder of a Certificate to receive the applicable Merger Consideration shall be subject to and reduced by the amount of any withholding that is required under applicable tax law.

(d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (the “Appraisal Shares”) of Company Common Stock or Company Preferred Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), but instead such holder shall be entitled to payment of the fair value of such Appraisal Shares in accordance with the provisions of Section 262. At the Effective Time, all Appraisal Shares shall no longer be outstanding, shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.01(c). The Company shall serve prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock or Company Preferred Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

      SECTION 2.02.     Exchange of Certificates. (a) Paying Agent.     Prior to the Effective Time, Parent shall appoint JPMorgan Chase or another comparable bank or trust company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration. At the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Paying Agent, for the benefit of the holders of Certificates, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 2.01(c) (such cash being hereinafter referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose.

      (b) Exchange Procedures. As soon as practicable (but not later than five (5) business days) after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall be in customary form) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Each holder of record of a Certificate shall, upon surrender to the Paying Agent of such Certificate, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, be entitled to receive in exchange therefor the amount of cash which the number of shares of Company Common Stock or Company Preferred Stock previously represented by such Certificate shall have been converted into the right to receive pursuant to Section 2.01(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock or Company Preferred Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to this Article II. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

      (c) No Further Ownership Rights in Company Common Stock and Company Preferred Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock or Company Preferred Stock formerly represented by such Certificates. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock and Company Preferred Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation for transfer, it shall be canceled against delivery of cash to the holder thereof as provided in this Article II.

      (d) Termination of the Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claim for the Merger Consideration.

      (e) No Liability. None of Parent, Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered immediately prior to the date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

      (f) Investment of Exchange Fund. The Paying Agent shall invest the cash in the Exchange Fund as directed by Parent. Any interest and other income resulting from such investments shall be paid to and be income of Parent.

      (g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto.

      (h) Withholding Rights.     Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or Company Preferred Stock such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Company Preferred Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

ARTICLE III

Representations and Warranties

      SECTION 3.01. Representations and Warranties of the Company.     Except as disclosed in the Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”) or as set forth in the disclosure schedule (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedule relates; provided, however, that any information set forth in one section of the Company Disclosure Schedule shall be deemed to apply to each other Section or subsection thereof or hereof to which its relevance is apparent on its face) delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Sub as follows:

(a) Organization, Standing and Corporate Power. Each of the Company and its Subsidiaries has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as the case may be, and has all requisite power and authority and possesses all governmental licenses, permits, authorizations and approvals necessary to enable it to use its corporate or other name and to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted, except where the failure to have such government licenses, permits, authorizations or approvals individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent, prior to the execution of this Agreement, complete and accurate copies of the Company Certificate and its By-laws (the “Company By-laws”), and the comparable organizational documents of each of its Subsidiaries, in each case as amended to the date hereof. The Company has made available to Parent complete and accurate copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof (if available)) of all meetings of the stockholders of the Company and each of its Subsidiaries, the Board of Directors of the Company and each of its Subsidiaries and the committees of each of such Board of Directors, in each case held since January 1, 2001 and prior to the date hereof.

(b) Subsidiaries. Section 3.01(b) of the Company Disclosure Schedule lists each of the Subsidiaries of the Company and, for each such Subsidiary, the state of incorporation or formation and, as of the date hereof, each jurisdiction in which such Subsidiary is qualified or licensed to do business. All the issued and outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all pledges, liens, charges, encumbrances or security interests of any kind or nature whatsoever (collectively, “Liens”), and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests. Except for the capital stock of, or voting securities or equity interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other voting securities or equity interests in, any corporation, partnership, joint venture, association or other entity.

(c) Capital Structure. The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock and 20,000,000 shares of preferred stock, par value $.001 per share (of which 50,000 shares have been designated as Company Preferred Stock). At the close of business on January 31, 2003, (i) 47,042,335 shares of Company Common Stock were issued and outstanding, (ii) 261,800 shares of Company Common Stock were held by the Company in its treasury, (iii) 3,093,355 shares of Company Common Stock were reserved and available for issuance pursuant to the Company’s 1996 Non-Officer Stock Option Plan, as amended, 1992 Equity Incentive Plan, as amended, and 2001 Employee Stock Purchase Plan (the “ESPP”) (such plans, collectively, the “Company Stock Plans”), and 7,749,446 shares of Company Common Stock were subject to outstanding Company Stock Options (other than rights under the ESPP), and no shares of Company Common Stock were subject to vesting and restrictions on transfer (collectively, “Company Restricted Stock”), (iv) 499,100 shares of Company Common Stock were reserved for issuance and issuable upon conversion of the Company Preferred Stock, (v) 3,816,793 shares of Company Common Stock were reserved for issuance and issuable upon conversion of the 5.50% Convertible Subordinated Notes due 2009 of the Company (the “Company Notes”), (vi) 4,991 shares of Company Preferred Stock were issued or outstanding, (vii) no other shares of preferred stock of the Company were issued or outstanding or were held by the Company as treasury shares and (viii) warrants to acquire 700,000 shares of Company Common Stock from the Company pursuant to the warrant agreements set forth on Section 3.01(c) of the Company Disclosure Schedule and previously delivered in complete and correct form to Parent (the “Warrants”) were issued and outstanding. Except as set forth above in this Section 3.01(c), at the close of business on January 31, 2003, no shares of capital stock or other voting securities or equity interests of the Company were issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of Company Common Stock on a deferred basis or other rights (other than Company Preferred Stock, Company Notes, Company Stock Options and Warrants) that are linked to the value of Company Common Stock (collectively, “Company Stock-Based Awards”). Section 3.01(c) of the Company Disclosure Schedule sets forth a complete and accurate list, as of February 6, 2003, of all outstanding options to purchase shares of Company Common Stock (collectively, “Company Stock Options”) and all outstanding Company Stock-Based Awards, granted under the Company Stock Plans or otherwise (other than rights under the ESPP), and all outstanding Warrants, the number of shares of Company Common Stock (or other stock) subject thereto, the grant dates, expiration dates, exercise or base prices (if applicable) and vesting schedules thereof and the names of the holders thereof. All outstanding Company Stock Options (other than rights under the ESPP) and shares of Company Restricted Stock are evidenced by stock option agreements, restricted stock purchase agreements or other award agreements, in each case in the forms set forth in Section 3.01(c) of the Company Disclosure Schedule, and no stock option agreement, restricted stock purchase agreement or other award agreement contains terms that are inconsistent with such forms. Each Company Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies and the exercise price of each other Company Stock Option is no less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Stock Option. As of the close of business on January 31, 2003, there were outstanding Company Stock Options (other than rights under the ESPP) to purchase 7,749,446 shares of Company Common Stock with exercise prices on a per share basis lower than the Common Stock Merger Consideration, and the weighted average exercise price of such Company Stock Options was equal to $18.46. The maximum number of shares of Company Common Stock that could be purchased with accumulated payroll deductions under the ESPP at the close of business of May 30, 2003 and November 28, 2003 (assuming the fair market value of a share of Company Common Stock on such dates is equal to the Common Stock Merger Consideration and payroll deductions continue at the current rate) is 112,792 and 70,190, respectively. As of the close of business on January 31, 2003, there were outstanding Warrants to purchase 700,000 shares of Company Common Stock with exercise prices on a per share basis lower than the Common Stock Merger Consideration. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Preferred Stock, Company Notes, Company Stock Options, Company Stock-Based Awards or the Warrants will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except for the Company Notes, there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above in this Section 3.01(c), (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities or equity interests of the Company, (B) any securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Company or (C) any warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, and no obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company and (y) there are not any outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any such securities.

Except as set forth above in this Section 3.01(c), there are no outstanding (1) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities or equity interests of any Subsidiary of the Company, (2) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, and no obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of any Subsidiary of the Company or (3) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such outstanding securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

(d) Authority; Noncontravention. The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the obtaining of the Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Board of Directors of the Company, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) declaring that it is in the best interests of the stockholders of the Company that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement, (iii) directing that the adoption of this Agreement be submitted as promptly as practicable to a vote at a meeting of the stockholders of the Company and (iv) recommending that the stockholders of the Company adopt this Agreement, which resolutions, as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way. The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance by the Company and its Subsidiaries with the provisions of this Agreement will not, (x) conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, the Company Certificate or the Company By-laws or the comparable organizational documents of any of its Subsidiaries, (y) conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement or other contract, agreement, obligation, commitment, instrument, franchise or license, whether oral or written (each, including all amendments thereto, a “Contract”), to which the Company or any of its Subsidiaries is a party or any of their respective properties or other assets is subject or (z) subject to the governmental filings, the obtaining of the Stockholder Approval and the other matters referred to in the following sentence, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, any (A) statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or their respective properties or other assets or (B) order, writ, injunction, decree, judgment or stipulation, in each case applicable to the Company or any of its Subsidiaries or their respective properties or other assets, other than, in the case of clauses (y) and (z), any such conflicts, violations, breaches, defaults, rights, losses or Liens that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (each, a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation of the Merger or the other transactions contemplated by this Agreement, except for (1) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”), and the receipt, termination or expiration, as applicable, of approvals or waiting periods required under the HSR Act or any other applicable competition, merger control, antitrust or similar law or regulation, (2) the filing with the Securities and Exchange Commission (the “SEC”) of (A) a proxy statement relating to the adoption by the stockholders of the Company of this Agreement (as amended or supplemented from time to time, the “Proxy Statement”) and (B) such reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (3) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (4) any filings required under the rules and regulations of the Nasdaq National Market and (5) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect.

(e) Company SEC Documents. The Company has filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed by the Company since January 1, 2001 (the “Company SEC Documents”). As of their respective filing dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Document has been revised, amended, supplemented or superseded by a later-filed Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including the related notes) of the Company included in the Company SEC Documents complied at the time they were filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and each fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect. None of the Subsidiaries of the Company are, or have at any time since January 1, 2001 been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(f) Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Sub for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

(g) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or as expressly permitted pursuant to Section 4.01(a)(i) through (xvi), since the date of the most recent financial statements included in the Filed Company SEC Documents, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, and there has not been any Material Adverse Change, and from such date until the date hereof there has not been (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any capital stock of the Company or any of its Subsidiaries, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to its shareholders, (ii) any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any shares of capital stock or any other securities of the Company or any of its Subsidiaries or any options, warrants, calls or rights to acquire such shares or other securities, (iii) any split, combination or reclassification of any capital stock of the Company or any of its Subsidiaries or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of their respective capital stock, (iv) (A) any granting by the Company or any of its Subsidiaries to any current or former director, officer, employee or consultant of the Company or its Subsidiaries of any increase in compensation, bonus or fringe or other benefits or any granting of any type of compensation or benefits to any current or former director, officer, employee or consultant not previously receiving or entitled to receive such type of compensation or benefit, except for normal increases in cash compensation (including cash bonuses) in the ordinary course of business consistent with past practice or as was required under any Company Benefit Agreement or Company Benefit Plan in effect as of the date of the most recent financial statements included in the Filed Company SEC Documents, (B) any granting by the Company or any of its Subsidiaries to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries of any right to receive any increase in severance or termination pay, or (C) any entry by the Company or any of its Subsidiaries into, or any amendments of, (1) any employment, deferred compensation, consulting, severance, change of control, termination or indemnification agreement or any other agreement with or involving any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries or (2) any agreement with any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of a nature contemplated by this Agreement (all such agreements under this clause (C), collectively, “Company Benefit Agreements”), (D) any adoption of, any amendment to or any termination of any Company Benefit Plan, or (E) any payment of any benefit under, or the grant of any award under, or any amendment to, or termination of, any bonus, incentive, performance or other compensation plan or arrangement, Company Benefit Agreement or Company Benefit Plan (including in respect of stock options, “phantom” stock, stock appreciation rights, restricted stock, “phantom” stock rights, restricted stock units, deferred stock units, performance stock units or other stock-based or stock-related awards or the removal or modification of any restrictions in any Company Benefit Agreement or Company Benefit Plan or awards made thereunder) except as required to comply with applicable law or any Company Benefit Agreement or Company Benefit Plan in effect as of the date of the most recent financial statements included in the Filed Company SEC Documents, provided, that this clause

(iv) shall not apply with respect to any consultant of the Company who, as of the date of this Agreement, had not been paid more than $20,000 in one fiscal year by the Company, (v) any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect, (vi) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or businesses, except insofar as may have been required by a change in GAAP or (vii) any change in any material tax election or any settlement or compromise of any material income tax liability.

(h) Litigation. There is no suit, action or proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of their respective assets that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Entity involving, the Company or any of its Subsidiaries or any of their respective assets that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect.

(i) Contracts. Except with respect to licenses and other agreements relating to intellectual property, which are the subject of Section 3.01(p), as of the date hereof, neither the Company nor any of its Subsidiaries is a party to, and none of their respective properties or other assets is subject to, any contract or agreement that is of a nature required to be filed as an exhibit to a report or filing under the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder. None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto is in material violation of or in default under (in each case with or without notice or lapse of time, or both) any of the Contracts set forth in Section 3.01(i)-(A) of the Company Disclosure Schedule. None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto is in violation of or in default under (in each case with or without notice or lapse of time, or both) any Contract (other than the Contracts listed in Section 3.01(i)-(A) of the Company Disclosure Schedule), to which it is a party or by which it or any of its properties or other assets is bound, except for violations or defaults that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has entered into any Contract with any Affiliate of the Company that is currently in effect other than agreements that are disclosed in the Filed Company SEC Documents. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any agreement or covenant restricting the Company’s or any of its Subsidiaries’ ability to compete.

(j) Compliance with Laws; Environmental Matters. (i) Except with respect to Environmental Laws, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and taxes, which are the subjects of Sections 3.01(j)(ii), 3.01(l) and 3.01(n), respectively, each of the Company and its Subsidiaries is in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders and decrees of any Governmental Entity applicable to it, its properties or other assets or its business or operations (collectively, “Legal Provisions”), except for failures to be in compliance that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries has in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices and permits of or with all Governmental Entities (collectively, “Permits”), including all Permits under the Federal Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”), and the regulations of the Federal Food and Drug Administration (the “FDA”) promulgated thereunder, necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as presently conducted, except where the failure to have such Permits individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. There has occurred no default under, or violation of, any such Permit, except for any such default or violation that individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. The consummation of the Merger, in and of itself, would not cause the revocation or cancellation of any such Permit that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect. No action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any other person, in each case with respect to the Company or any of its Subsidiaries or any of their respective properties or other assets under any Legal Provision, is pending or, to the Knowledge of the Company, threatened, other than, in each case, those the outcome of which individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.

(ii) Except for those matters that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect: (A) each of the Company and its Subsidiaries is, and has been, in compliance with all applicable Environmental Laws and has obtained and complied with all Permits required under any Environmental Laws to own, lease or operate its properties or other assets and to carry on its business and operations as presently conducted; (B) there have been no Releases or threatened Releases of Hazardous Materials in, on, under or affecting any properties currently or formerly owned, leased or operated by the Company or any of its Subsidiaries; (C) there is no investigation, suit, claim, action or proceeding pending, or to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries relating to or arising under Environmental Laws, and neither the Company nor any of its Subsidiaries has received any written notice of any such investigation, suit, claim, action or proceeding; (D) neither the Company nor any of its Subsidiaries has entered into or assumed by contract or operation of law or otherwise, any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws; and (E) to the Knowledge of the Company, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any investigation, suit, claim, action, proceeding or liability against or affecting the Company or any of its Subsidiaries relating to or arising under Environmental Laws. The term “Environmental Laws” means all Federal, state, local and foreign laws (including the common law), statutes, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices, Permits, treaties or binding agreements issued, promulgated or entered into by any Governmental Entity, relating in any way to the environment, preservation or reclamation of natural resources or endangered species, the presence, management, Release or threat of Release of, or exposure to, Hazardous Materials, or to human health and safety. The term “Hazardous Materials” means (1) petroleum products and by-products, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances or (2) any chemical, material, substance, waste, pollutant or contaminant that is prohibited, limited or regulated by or pursuant to any Environmental Law. The term “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment or any natural or man-made structure.

(k) Absence of Changes in Company Benefit Plans; Labor Relations. Except as expressly permitted pursuant to Section 4.01(a)(i) through (xvi), since the date of the most recent financial statements included in the Filed Company SEC Documents, there has not been any adoption or amendment by the Company or any of its Subsidiaries of any collective bargaining agreement or any employment, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, “phantom” stock, performance, retirement, thrift, savings, stock bonus, paid time off, perquisite, fringe benefit, vacation, severance, disability, death benefit, hospitalization, medical, welfare benefit or other plan, program, policy, arrangement or understanding (whether or not legally binding) maintained, contributed to or required to be maintained or contributed to by the Company or any of its Subsidiaries or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a “Commonly Controlled Entity”), in each case providing benefits to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries (collectively, the “Company Benefit Plans”), or any material change in any actuarial or other assumption used to calculate funding obligations with respect to any Company

Pension Plans, or any change in the manner in which contributions to any Company Pension Plans are made or the basis on which such contributions are determined, other than amendments or other changes as required to ensure that such Company Benefit Plan is not then out of compliance with applicable law, or reasonably determined by the Company to be necessary or appropriate to preserve the qualified status of a Company Pension Plan under Section 401(a) of the Code. There exist no currently binding Company Benefit Agreements. There are no collective bargaining or other labor union agreements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound. As of the date hereof, none of the employees of the Company or any of its Subsidiaries are represented by any union with respect to their employment by the Company or such Subsidiary. As of the date hereof, since January 1, 2001, neither the Company nor any of its Subsidiaries has experienced any labor disputes, union organization attempts or work stoppages, slowdowns or lockouts due to labor disagreements.

(l) ERISA Compliance. (i) Section 3.01(l)(i) of the Company Disclosure Schedule contains a complete and accurate list of each Company Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (sometimes referred to herein as a “Company Pension Plan”), each Company Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and all other Company Benefit Plans. The Company has provided or made available to Parent complete and accurate copies of (A) each Company Benefit Plan (or, in the case of any unwritten Company Benefit Plans, descriptions thereof), (B) the two most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”) with respect to each Company Benefit Plan (if any such report was required), (C) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required and (D) each trust agreement and insurance or group annuity contract relating to any Company Benefit Plan. Each Company Benefit Plan has been administered in all material respects in accordance with its terms. The Company, its Subsidiaries and all the Company Benefit Plans are all in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable laws, including laws of foreign jurisdictions, and the terms of all collective bargaining agreements.

(ii) All Company Pension Plans intended to be tax-qualified have received favorable determination letters from the IRS with respect to “TRA” (as defined in Section 1 of Rev. Proc. 93-39), and have timely filed with the IRS determination letter applications with respect to “GUST” (as defined in Section 1 of Notice 2001-42), to the effect that such Company Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked (or, to the Knowledge of the Company, has revocation been threatened) and no event has occurred since the date of the most recent determination letter or application therefor relating to any such Company Pension Plan that would reasonably be expected to adversely affect the qualification of such Company Pension Plan or materially increase the costs relating thereto or require security under Section 307 of ERISA. In addition, all Company Pension Plans have been, or shall have been by the end of the 2002 plan year, amended to comply with the requirements of the Economic Growth and Tax Relief Reconciliation Act of 2001 which are or have become effective on or before the end of the 2002 plan year, as set forth in Notice 2001-42. All Company Pension Plans required to have been approved by any foreign Governmental Entity have been so approved, no such approval has been revoked (or, to the Knowledge of the Company, has revocation been threatened) and no event has occurred since the date of the most recent approval or application therefor relating to any such Company Pension Plan that would reasonably be expected to materially affect any such approval relating thereto or materially increase the costs relating thereto. The Company has delivered or made available to Parent a complete and accurate copy of the most recent determination letter received prior to the date hereof with respect to each Company Pension Plan, as well as a complete and accurate copy of each pending application for a determination letter, if any. The Company has also provided or made available to Parent a complete and accurate list of all amendments to any Company Pension Plan as to which a favorable determination letter has not yet been received.

(iii) Neither the Company nor any Commonly Controlled Entity has (A) maintained, contributed to or been required to contribute to any Company Benefit Plan that is subject to Title IV of ERISA or (B) has any unsatisfied liability under Title IV of ERISA.

(iv) All reports, returns and similar documents with respect to all Company Benefit Plans required to be filed with any Governmental Entity or distributed to any Company Benefit Plan participant have been duly and timely filed or distributed. None of the Company or any of its Subsidiaries has received notice of, and to the Knowledge of the Company, there are no investigations by any Governmental Entity with respect to, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Company Benefit Plans), suits or proceedings against or involving any Company Benefit Plan or asserting any rights or claims to benefits under any Company Benefit Plan that would give rise to any material liability, and, to the Knowledge of the Company, there are not any facts that could give rise to any material liability in the event of any such investigation, claim, suit or proceeding.

(v) All contributions, premiums and benefit payments under or in connection with the Company Benefit Plans that are required to have been made as of the date hereof in accordance with the terms of the Company Benefit Plans have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference into the Filed Company SEC Documents. Neither any Company Pension Plan nor any single-employer plan of any Commonly Controlled Entity has an “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived.

(vi) With respect to each Company Benefit Plan, (A) there has not occurred any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) in which the Company or any of its Subsidiaries or any of their respective employees, or, to the Knowledge of the Company, any trustee, administrator or other fiduciary of such Company Benefit Plan, or any agent of the foregoing, has engaged that would reasonably be expected to subject the Company or any of its Subsidiaries or any of their respective employees, or a trustee, administrator or other fiduciary of any trust created under any Company Benefit Plan, to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA and (B) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any trustee, administrator or other fiduciary of any Company Benefit Plan nor any agent of any of the foregoing, has engaged in any transaction or acted in a manner, or failed to act in a manner, that would reasonably be expected to subject the Company or any of its Subsidiaries or, to the Knowledge of the Company, any trustee, administrator or other fiduciary, to any liability for breach of fiduciary duty under ERISA or any other applicable law. No Company Benefit Plan or related trust has been terminated, nor has there been any “reportable event” (as that term is defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived with respect to any Company Benefit Plan during the last five years, and no notice of a reportable event will be required to be filed in connection with the transactions contemplated by this Agreement.

(vii) Section 3.01(l)(vii) of the Company Disclosure Schedule discloses whether each Company Benefit Plan that is an employee welfare benefit plan is (A) unfunded or self-insured, (B) funded through a “welfare benefit fund”, as such term is defined in Section 419(e) of the Code, or other funding mechanism or (C) insured. Each such employee welfare benefit plan may be amended or terminated (including with respect to benefits provided to retirees and other former employees) without material liability (other than benefits then payable under such plan without regard to such amendment or termination) to the Company or any of its Subsidiaries at any time after the Effective Time. Each of the Company and its Subsidiaries complies in all material respects with the applicable requirements of Section 4980B(f) of the Code or any similar state statute with respect to each Company Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code or such state statute. Neither the Company nor any of its Subsidiaries has any material obligations for retiree health or life insurance benefits under any Company Benefit Plan (other than for continuation coverage required under Section 4980(f) of the Code).

(viii) None of the execution and delivery of this Agreement, the obtaining of the Stockholder Approval or the consummation of the Merger or any other transaction expressly contemplated by this Agreement (including as a result of any termination of employment on or following the Effective Time) will (A) entitle any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries to severance or termination pay, (B) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan or Company Benefit Agreement or (C) result in any breach or violation of, or a default under, any Company Benefit Plan or Company Benefit Agreement. The Company’s good faith estimate as of the date hereof of the total amount of all payments and the fair market value of all non-cash benefits (other than Company Stock Options and Company Restricted Stock) that may become payable or provided to any director, officer, employee or consultant of the Company or any of its Subsidiaries under the Company Benefit Agreements (assuming for such purpose that such individual’s employment were terminated immediately following the Effective Time as if the Effective Time were the date hereof) is set forth in Section 3.01(l)(viii) of the Company Disclosure Schedule.

(ix) Neither the Company nor any of its Subsidiaries has any material liability or obligations, including under or on account of a Company Benefit Plan, arising out of the hiring of persons to provide services to the Company or any of its Subsidiaries and treating such persons as consultants or independent contractors and not as employees of the Company or any of its Subsidiaries.

(x) No deduction by the Company or any of its Subsidiaries in respect of any “applicable employee remuneration” (within the meaning of Section 162(m) of the Code) has been disallowed or is subject to disallowance by reason of Section 162(m) of the Code.

(m) No Excess Parachute Payments. No amount or other entitlement or economic benefit that could be received (whether in cash or property or the vesting of property) as a result of the execution and delivery of this Agreement, the obtaining of the Stockholder Approval, the consummation of the Merger or any other transaction contemplated by this Agreement (including as a result of termination of employment on or following the Effective Time) by or for the benefit of any director, officer, employee or consultant of the Company or any of its Affiliates who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Company Benefit Plan, Company Benefit Agreement or otherwise would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code), and no disqualified individual is entitled to receive any additional payment from the Company or any of its Subsidiaries, the Surviving Corporation or any other person in the event that the excise tax required by Section 4999(a) of the Code is imposed on such disqualified individual. Section 3.01(m) of the Company Disclosure Schedule sets forth the Company’s good faith estimate, calculated as of the date of this Agreement, (i) the “base amount” (as such term is defined in Section 280G(b)(3) of the Code) for the Company’s chief executive officer and each other disqualified individual (defined as set forth above) (collectively, the “Primary Company Executives”) and (ii) the maximum amount of “parachute payments” as defined in Section 280G of the Code that could be paid or provided to each Primary Company Executive as a result of the execution and delivery of this Agreement, the obtaining of the Stockholder Approval, the consummation of the Merger or any other transaction contemplated by this Agreement (including as a result of any termination of employment on or following the Effective Time).

(n) Taxes. (i) Each of the Company and its Subsidiaries has filed or has caused to be filed in a timely manner (within any applicable extension period) all tax returns required to be filed with any taxing authority pursuant to the Code (and any applicable U.S. Treasury regulations) or applicable state, local or foreign tax laws. All such tax returns are complete and accurate in all material respects. Each of the Company and its Subsidiaries has paid or caused to be paid (or the Company has paid on its behalf) all taxes due and owing, and the most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve (determined in accordance with GAAP) (excluding any reserves for deferred taxes established to reflect timing differences between book and tax income) for all taxes accrued and payable by the Company and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

(ii) No tax return of the Company or any of its Subsidiaries is or has ever been under audit or examination by any taxing authority, and no written notice of such an audit or examination has been received by the Company or any of its Subsidiaries. The Company has received no notice of and otherwise has no knowledge of any deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any material amount of taxes due and owing by the Company or any of its Subsidiaries. Each deficiency resulting from any completed audit or examination relating to material taxes by any taxing authority has been timely paid or is being contested in good faith and has been reserved for on the books of the Company. No issues relating to taxes were raised by the relevant taxing authority in any completed audit or examination that could reasonably be expected to recur in a later taxable period and have a material effect on the Company in such later taxable period. There is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any taxes of the Company or its Subsidiaries, nor has any request been made in writing for any such extension, and no power of attorney (other than powers of attorney authorizing employees of the Company to act on behalf of the Company) with respect to any taxes has been executed or filed with any taxing authority.

(iii) None of the Company or any of its Subsidiaries will be required to include in a taxable period ending after the Effective Time a material amount of taxable income attributable to income that accrued (for purposes of the financial statements of the Company included in the Filed Company SEC Documents) in a prior taxable period (or portion of a taxable period) but was not recognized for tax purposes in any prior taxable period as a result of (A) an open transaction disposition made on or before the Effective Time, (B) a prepaid amount received on or prior to the Effective Time, (C) the installment method of accounting, (D) the completed contract method of accounting, (E) the long-term contract method of accounting, (F) the cash method of accounting or Section 481 of the Code or (G) any comparable provisions of state or local tax law, domestic or foreign, or for any other reason, other than any amounts that are specifically reflected in a reserve for taxes on the financial statements of the Company included in the Filed Company SEC Documents.

(iv) The Company and its Subsidiaries have complied with all applicable statutes, laws, ordinances, rules and regulations relating to the payment and withholding of any material amount of taxes (including withholding of taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any Federal, state, local or foreign tax laws) and have, within the time and the manner prescribed by law, withheld from and paid over to the proper governmental authorities all material amounts required to be so withheld and paid over under applicable laws.

(v) In the three (3) year period prior to the Effective Time, none of the Company or any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” as such terms are defined in Section 355 of the Code in a distribution of stock outside of the affiliated group of which the Company is the common parent qualifying or intended to qualify for tax-free treatment (in whole or in part) under Section 355(a) or 361 of the Code.

(vi) Neither the Company nor any of its Subsidiaries has filed a consent under Section 341 of the Code concerning collapsible corporations.

(vii) Neither the Company nor any of its Subsidiaries joins or has joined, for any taxable period in the filing of any affiliated, aggregate, consolidated, combined or unitary tax return other than consolidated tax returns for the consolidated group of which the Company is the common parent. None of the Company and its Subsidiaries has any liability for the Taxes of any Person (other than Taxes of the Company and its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract or (iv) otherwise.

(viii) No claim has ever been made by any authority in a jurisdiction where any of the Company or its Subsidiaries does not file a tax return that it is, or may be, subject to a material amount of tax by that jurisdiction.

(ix) Neither the Company nor any of its Subsidiaries is a party to or bound by any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to taxes (including any advance pricing agreement, closing agreement or other agreement relating to taxes with any taxing authority).

(x) No taxing authority has asserted in writing any material liens for taxes with respect to any assets or properties of the Company or its Subsidiaries, except for statutory liens for taxes not yet due and payable.

(xi) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(xii) As used in this Agreement (A) “tax” or “taxes” shall include (whether disputed or not) all Federal, state, local and foreign income, property, sales, use, excise, withholding, payroll, employment, social security, capital gain, alternative minimum, transfer and other taxes and similar governmental charges, including any interest, penalties and additions with respect thereto; (B) “taxing authority” means any Federal, state, local or foreign government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority; and (C) “tax return” or “tax returns” means all returns, declarations of estimated tax payments, reports, estimates, information returns and statements (including any related or supporting information with respect to any of foregoing) filed or to be filed with any taxing authority in connection with the determination, assessment, collection or administration of any taxes.

(o) Title to Properties. (i) Each of the Company and its Subsidiaries has good and valid title to, or valid leasehold or sublease interests or other comparable contract rights in or relating to all of its properties and other assets necessary for the conduct of its business as currently conducted, except as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate have not materially interfered with, and would not reasonably be expected to materially interfere with, its ability to conduct its business as presently conducted. All such properties and other assets, other than properties and other assets in which the Company or any of its Subsidiaries has a leasehold or sublease interest or other comparable contract right, are free and clear of all Liens, except for Liens that individually or in the aggregate have not materially interfered with, and would not reasonably be expected to materially interfere with, the ability of the Company or any of its Subsidiaries to conduct their respective businesses as presently conducted.

(ii) Each of the Company and its Subsidiaries has complied with the terms of all leases or subleases to which it is a party and under which it is in occupancy, and all leases to which the Company is a party and under which it is in occupancy are in full force and effect, except for such failure to comply or be in full force and effect that individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries is in possession of the properties or assets purported to be leased under all its leases, except for such failure to be in possession that individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received as lessee any written notice from the lessor of any event or occurrence that has resulted or could result (with or without the giving of notice, the lapse of time or both) in a default with respect to any material lease or sublease to which it is a party.

(p) Intellectual Property. (i) Section 3.01(p)(i) of the Company Disclosure Schedule sets forth, as of the date hereof, a complete and accurate list of all patents and applications therefor, registered trademarks and applications therefor, domain name registrations and copyright registrations

(if any) owned by or licensed to the Company or any of its Subsidiaries. Such intellectual property rights as listed in Section 3.01(p)(i) of the Company Disclosure Schedule, together with any tradename rights, trade secret or know-how rights, service mark rights, rights in computer programs or software, or other type of intellectual property rights that are owned or licensed by the Company or any of its Subsidiaries and are material to the conduct of the business of the Company and its Subsidiaries, are collectively referred to herein as “Intellectual Property Rights”. All Intellectual Property Rights are either (x) owned by, or subject to an obligation of assignment to, the Company or a Subsidiary of the Company free and clear of all Liens or (y) licensed to the Company or a Subsidiary of the Company free and clear (to the Knowledge of the Company) of all Liens. There are no claims pending or, to the Knowledge of the Company, threatened with regard to the ownership or licensing by the Company or any of its Subsidiaries of any Intellectual Property Rights which individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect. Except as provided for in any agreement identified in Section 3.01(p)(v) of the Company Disclosure Schedule, the Company and its Subsidiaries have the legal power to convey to a successor all of their respective ownership and license interests in the Intellectual Property Rights.

(ii) To the Knowledge of the Company, the Intellectual Property Rights of the Company or any of its Subsidiaries have not been infringed, and are not being infringed, in a manner which individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries have used commercially reasonable efforts to investigate the potential infringement of any Intellectual Property Rights.

(iii) There are no pending or, to the Knowledge of the Company, threatened claims that the Company or any of its Subsidiaries has infringed or is infringing (including with respect to the manufacture, use or sale by the Company or any of its Subsidiaries of any commercial products or to the operations of the Company and its Subsidiaries) any intellectual property rights of any person which individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, there is no intellectual property right or other legal right that could be asserted by a person to exclude or prevent the Company or any of its Subsidiaries from freely using any intellectual property under its Intellectual Property Rights that is material to the conduct of the business of the Company and its Subsidiaries. To the Knowledge of the Company, there is no contractual, legal or other restriction on the use of any Intellectual Property Rights which are owned by or licensed to the Company, other than as set forth in the agreements identified in Section 3.01(p)(v) of the Company Disclosure Schedule. The Company and its Subsidiaries have used commercially reasonable efforts to avoid infringing the valid, enforceable intellectual property rights of other persons, other than such infringements which individually or in the aggregate have not had or would not reasonably be expected to have a Material Adverse Effect.

(iv) The patent applications listed in Section 3.01(p)(i) of the Company Disclosure Schedule that are owned by the Company or any of its Subsidiaries are (and such material applications that are licensed to the Company or any of its Subsidiaries are to the Company’s Knowledge after diligent review) pending and have not been abandoned, and have been and continue to be timely prosecuted. All patents, registered trademarks and applications therefor owned by the Company or any of its Subsidiaries have been (and all such material patents, registered trademarks and applications licensed to the Company or any of its Subsidiaries have been to the Company’s Knowledge after diligent review) duly registered and/or filed with or issued by each appropriate Governmental Entity in the jurisdiction indicated in Section 3.01(p)(i) of the Company Disclosure Schedule, all necessary affidavits of continuing use have been (or, with respect to material licenses, to the Company’s Knowledge after diligent review have been) timely filed, and all necessary maintenance fees have been (or, with respect to material licenses, to the Company’s Knowledge after diligent review have been) timely paid to continue all such rights in effect. None of the patents listed in Section 3.01(p)(i) of the Company Disclosure Schedule that are owned by the Company or any of its Subsidiaries has (and no such material patents that are licensed to the Company or any of its Subsidiaries have to the Company’s Knowledge after diligent review) expired or been declared invalid, in whole or in part, by any Governmental Entity. There are no ongoing interferences, oppositions, reissues, reexaminations or other proceedings involving any of the patents or patent applications listed in Section 3.01(p)(i) of the Company Disclosure Schedule and owned by the Company or any of its Subsidiaries (or, with respect to material patents or patent applications, to the Company’s Knowledge after diligent review, licensed to the Company or any of its Subsidiaries), including ex parte and post-grant proceedings, in the United States Patent and Trademark Office or in any foreign patent office or similar administrative agency, other than such interferences, oppositions, reissues, reexaminations or proceedings that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company based on reasonable investigation, there are no published patents, patent applications, articles or other prior art references, or any other prior art or material information, that could adversely affect the validity or enforceability of any patent listed in Section 3.01(p)(i) of the Company Disclosure Schedule that relates to any of the Specified Compounds or that is otherwise material to the conduct of the business of the Company or its Subsidiaries. Each of the patents and patent applications listed in Section 3.01(p)(i) of the Company Disclosure Schedule that are owned by the Company or any of its Subsidiaries properly identifies (and to the Knowledge of the Company based on reasonable investigation, such material patents and applications licensed to the Company or any of its Subsidiaries properly identify) each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such patent is issued or such patent application is pending. Each inventor named on the patents and patent applications listed in Section 3.01(p)(i) of the Company Disclosure Schedule that are owned by the Company or any of its Subsidiaries, alone or together with any joint owners, has executed (and such inventors named on such material patents and applications licensed to the Company or any of its Subsidiaries, to the Company’s Knowledge based on reasonable investigation, have executed) an agreement agreeing to assign or actually assigning his or her entire right, title and interest in and to such patent or patent application, and the inventions embodied and claimed therein, to the Company or a Subsidiary of the Company, alone or together with any joint owners as appropriate, or in the case of licensed Patents, to the appropriate owners from whom the Company’s license rights have been duly conveyed. To the Knowledge of the Company based on reasonable investigation, no such inventor has any contractual or other obligation that would preclude any such assignment or otherwise conflict with the obligations of such inventor to the Company or such Subsidiary or appropriate owners under such agreement with the Company or such Subsidiary or such appropriate owners, as the case may be.

(v) Section 3.01(p)(v) of the Company Disclosure Schedule sets forth a complete and accurate list of all agreements with respect to any options, rights, licenses or interests of any kind relating to Intellectual Property Rights granted (x) to the Company or any of its Subsidiaries (other than agreements commonly generated in the ordinary course of business (including software licenses for generally available software, employee assignment agreements, nondisclosure agreements, consulting agreements, material transfer agreements, clinical trial agreements and evaluation agreements) that individually and in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect) or (y) by the Company or any of its Subsidiaries to any other person (other than agreements commonly generated in the ordinary course of business (including software licenses for generally available software, employee assignment agreements, nondisclosure agreements, consulting agreements, material transfer agreements, clinical trial agreements and evaluation agreements) that individually and in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect). There are no such options, rights, licenses or interests of any kind relating to Intellectual Property Rights other than as set forth in the agreements listed in Section 3.01(p)(v) of the Company Disclosure Schedule. Section 3.01(p)(v)-(A) of the Company Disclosure Schedule sets forth, as of the date hereof, all agreements under which the Company or any Subsidiary of the Company is obligated to make payments (in any form, including royalties, milestones and other contingent payments) to third parties for use of any intellectual property rights with respect to the commercialization of any of the Specified Compounds.

(vi) The Company and its Subsidiaries have used reasonable efforts to maintain their material trade secrets in confidence, including entering into licenses and contracts that generally require licensees, contractors and other third persons with access to such trade secrets to keep such trade secrets confidential.

(vii) Section 3.01(p)(vii) of the Company Disclosure Schedule sets forth a complete and accurate list of each application or official request for any extension (i.e., under Hatch-Waxman) of the term of any patent owned or licensed by the Company or any of its Subsidiaries relating to any commercial product of the Company or any of its Subsidiaries that was subject to regulatory review, including an identification of the patent and the term extension requested. To the Knowledge of the Company, it or its Subsidiary (as the case may be) exercised due diligence during the regulatory review of each such product. To the Knowledge of the Company based on reasonable investigation, there is no information that would materially affect the eligibility of such patent for the full period of the term of the extension requested.

(viii) As used in this Section 3.01(p), “Specified Compounds” means the drug products or candidates being sold, manufactured, or developed by the Company that are set forth in Section 3.01(p)(viii) of the Company Disclosure Schedule.

(q) Voting Requirements. The affirmative vote of holders of a majority of the outstanding shares of Company Common Stock at the Stockholders’ Meeting or any adjournment or postponement thereof to adopt this Agreement (the “Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the transactions contemplated hereby.

(r) State Takeover Statutes; Company Certificate Provisions. The Board of Directors of the Company has unanimously approved the terms of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, and such approval represents all the action necessary to render inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, the restrictions (i) on “business combinations” (as defined in Section 203 of the DGCL (“Section 203”)) set forth in Section 203 and (ii) on “Business Combinations” (as defined in Article VII of the Company Certificate (“Article VII”)) set forth in Article VII, in each case to the extent, if any, such restrictions would otherwise be applicable to this Agreement, the Merger and the other transactions contemplated by this Agreement. For purposes of Article VII, the approval of the Board of Directors of the Company referred to in the immediately preceding sentence constitutes the approval of the Merger and the other transactions contemplated by this Agreement by the “Continuing Directors” (as defined in Article VII) pursuant to paragraph 1(a) of Article VII. No other state takeover statute or similar statute or regulation or similar provision of the Company Certificate or the Company By-laws applies or purports to apply to this Agreement, the Merger or the other transactions contemplated by this Agreement.

(s) Brokers and Other Advisors. No broker, investment banker, financial advisor or other person (other than JPMorgan Securities Inc.), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has delivered to Parent complete and accurate copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable. The fees and expenses of all accountants, brokers, financial advisors (including JPMorgan Securities Inc.) and legal counsel (including Latham & Watkins LLP) retained by the Company in connection with this Agreement or the transactions contemplated hereby incurred or to be incurred by the Company will not exceed the fees and expenses set forth in Section 3.01(s) of the Company Disclosure Schedule.

(t) Opinion of Financial Advisor. The Company has received the oral opinion of JPMorgan Securities Inc., dated the date hereof, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock. A signed copy of the written opinion confirming such oral opinion will be delivered to Parent promptly after delivery thereof to the Company.

(u) Development, Distribution, Marketing, Supply and Manufacturing Agreements. (i) Section 3.01(u) of the Company Disclosure Schedule sets forth, as of the date hereof, a complete and accurate list of all Contracts (other than arrangements with wholesalers entered into in the ordinary course of business consistent with past practice) to which the Company or any of its Subsidiaries is a party (x) relating to research, development, distribution, sale, supply, license, marketing or manufacturing of any product of the Company or any Subsidiary of the Company or any product or patent or other Intellectual Property Right licensed by the Company or any Subsidiary of the Company, in each case that have a remaining value of $250,000 or more individually, (y) relating to the distribution by third parties of any product of the Company or any Subsidiary of the Company or any product or patent or other Intellectual Property Right licensed by the Company or any Subsidiary of the Company and (z) entered into in connection with Biotechnology Research Partners, Ltd. The Company has made available to Parent a complete and accurate copy of each such Contract.

(ii) Section 3.01(u)(ii) of the Company Disclosure Schedule sets forth a complete and accurate list of all Contracts (other than arrangements with wholesalers entered into in the ordinary course of business consistent with past practice) to which the Company or any of its Subsidiaries is a party relating to the research, development, distribution, sale, supply, license, marketing or manufacturing of any product of the Company or any Subsidiary of the Company or any product, patent or other Intellectual Property Right licensed by the Company or any Subsidiary of the Company, which grant an exclusive right to such third party for the research, development, distribution, supply, license, marketing or manufacturing of any such product, patent or other Intellectual Property Right.

(v) Regulatory Compliance. (i) As to each product subject to the FDCA and the FDA regulations promulgated thereunder or similar Legal Provisions in any foreign jurisdiction that are developed, manufactured, tested, distributed and/or marketed by the Company or any of its Subsidiaries (each such product, a “Medical Device”, a “Biologic” or a “Drug”, as the case may be), each such Medical Device, Biologic or Drug is being developed, manufactured, tested, distributed and/or marketed in compliance with all applicable requirements under the FDCA and similar Legal Provisions, including those relating to investigational use, premarket clearance or marketing approval to market a Medical Device, and applications or abbreviated applications to market a new Biologic or a new Drug, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security, and in compliance with the AMA’s guidelines on gifts to physicians, except for failures in compliance that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any material notice or other material communication from the FDA or any other Governmental Entity (A) contesting the premarket clearance or approval of, the uses of or the labeling or promotion of any products of the Company or any of its Subsidiaries or (B) otherwise alleging any material violation applicable to any Medical Device, Biologic or Drug by the Company or any of its Subsidiaries of any Legal Provision.

(ii) No Medical Device, Biologic or Drug is under consideration for or has been recalled, withdrawn, suspended or discontinued (other than for commercial or other business reasons) by the Company or any of its Subsidiaries in the United States or outside the United States (whether voluntarily or otherwise). No proceedings in the United States or outside of the United States of which the Company has Knowledge (whether completed or pending) seeking the recall, withdrawal, suspension, seizure or discontinuance of any Medical Device, Biologic or Drug are pending against the Company or any of its Subsidiaries or, to the Knowledge of the Company, any licensee of any Medical Device, Biologic or Drug, nor have any such proceedings been pending at any time in the five year period prior to the date hereof. To the Knowledge of the Company, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any investigation, suit, claim, action (legal or regulatory) or proceeding (legal or regulatory) with respect to a recall, withdrawal, suspension, seizure or discontinuance of any Drug or Biologic of the Company or with respect to any of the Specified Compounds. Complete and accurate copies of all material data of the Company with respect to the safety or efficacy of the Specified Compounds have been made available to Parent.

(iii) As to each Biologic or Drug of the Company or any of its Subsidiaries for which a biological license application, new drug application, investigational new drug application or similar state or foreign regulatory application has been approved, the Company and its Subsidiaries are in compliance with 21 U.S.C. §§ 355, Section 626 of the Public Health Service Act or 21 C.F.R. Parts 312, 314, 600 or 601 et seq., respectively, and similar Legal Provisions and all terms and conditions of such licenses or applications, except for any such failure or failures to be in compliance which individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. As to each such drug, the Company and any relevant Subsidiary of the Company, and the officers, employees or agents of the Company or such Subsidiary, have included in the application for such drug, where required, the certification described in 21 U.S.C. § 335a(k)(1) or any similar Legal Provision and the list described in 21 U.S.C. § 335a(k)(2) or any similar Legal Provision, and each such certification and list was true, complete and correct in all material respects when made. In addition, the Company and its Subsidiaries are in substantial compliance with all applicable registration and listing requirements set forth in 21 U.S.C. § 360 and 21 C.F.R. Part 207 and all similar Legal Provisions.

(iv) No article of any Biologic or Drug manufactured and/or distributed by the Company or any of its Subsidiaries is (A) adulterated within the meaning of 21 U.S.C. § 351 (or similar Legal Provisions), (B) misbranded within the meaning of 21 U.S.C. § 352 (or similar Legal Provisions) or (C) a product that is in violation of 21 U.S.C. § 355 (or similar Legal Provisions), except for failures to be in compliance with the foregoing that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.

(v) Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any officer, employee or agent of the Company or any of its Subsidiaries, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any officer, employee or agent of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Legal Provision or authorized by 21 U.S.C. § 335a(b) or any similar Legal Provision. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any officer, employee or agent of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which such person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act or any similar Legal Provision.

(vi) Neither the Company nor any of its Subsidiaries has received any written notice that the FDA or any other Governmental Entity has (a) commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any Medical Device, Biologic or Drug, (b) commenced, or threatened to initiate, any action to enjoin production of any Medical Device, Biologic or Drug or (c) to the Company’s Knowledge, commenced, or threatened to initiate, any action to enjoin the production of any Medical Device, Biologic or Drug produced at any facility where any Medical Device, Biologic or Drug is manufactured, tested or packaged, except for any such action that individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect.

(vii) To the Knowledge of the Company, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any material investigation, suit, claim, action (legal or regulatory) or proceeding (legal or regulatory) by a Governmental Entity against or affecting the Company or any of its Subsidiaries relating to or arising under (a) the FDCA or the regulations of the FDA promulgated thereunder or (b) the Social Security Act or regulations of the Office of the Inspector General of the Department of Health and Human Services.

(viii) Notwithstanding the foregoing, each representation and warranty made by the Company in this Section 3.01(v) with respect to the Medical Devices, Biologics or Drugs licensed by the Company to third parties (for which the Company has assumed or retained no responsibility for regulatory compliance) set forth on Section 3.01(v)(viii) of the Company Disclosure Schedule shall be deemed to be limited to the Company’s Knowledge.

(w) Insurance. Section 3.01(w) of the Company Disclosure Schedule contains a complete and accurate list of all policies of fire, liability, workers’ compensation, title and other forms of insurance owned, held by or applicable to the Company (or its assets or business) as of the date hereof, and the Company has heretofore made available to Parent a complete and accurate copy of all such policies, including all occurrence-based policies applicable to the Company (or its assets or business) for all periods prior to the Closing Date. All such policies (or substitute policies with substantially similar terms and underwritten by insurance carriers with substantially similar or higher ratings) are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy except for such policies, premiums, cancellations or terminations that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. Such policies are sufficient for compliance by the Company with all Contracts to which the Company is a party, and each of the Company and its Subsidiaries has complied in all material respects with the provisions of each such policy under which it is an insured party. The Company has not been refused any insurance with respect to its assets or operations by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance, during the last three (3) years. There are no pending or, to the Knowledge of the Company, threatened claims under any insurance policy that individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect.

      SECTION 3.02.     Representations and Warranties of Parent and Sub. Parent and Sub represent and warrant to the Company as follows:

(a) Organization, Standing and Corporate Power. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing in each material jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary. Parent has made available to the Company complete and accurate copies of its certificate of incorporation and bylaws and the certificate of incorporation and bylaws of Sub, in each case as amended to date.

(b) Authority; Noncontravention. Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement and the transactions contemplated hereby do not require approval of the holders of any shares of capital stock of Parent. This Agreement has been duly executed and delivered by each of Parent and Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Sub, as applicable, enforceable against Parent and Sub, as applicable, in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding at equity or at law). The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance by Parent and its Subsidiaries with the provisions of this Agreement will not, (x) conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, the Restated Certificate of Incorporation or By-laws of Parent or the Certificate of Incorporation or By-laws of Sub, (y) conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Parent or Sub under, any Contract to which Parent or Sub is a party or any of their respective properties or other assets is subject, in any way that would prevent, materially impede or materially delay the consummation by Parent of the Merger (including the payments required to be made pursuant to Article II) or the other transactions contemplated hereby or (z) subject to the governmental filings and other matters referred to in the following sentence, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, any (A) statute, law, ordinance, rule or regulation applicable to Parent or Sub or their respective properties or other assets or (B) order, writ, injunction, decree, judgment or stipulation, in each case applicable to Parent or Sub or their respective properties or other assets, and in each case, in any way that would prevent, materially impede or materially delay the consummation by Parent of the Merger (including the payments required to be made pursuant to Article II) or the other transactions contemplated hereby. No material consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent and Sub or the consummation by Parent and Sub of the Merger or the other transactions contemplated by this Agreement, except for (1) the filing of a premerger notification and report form by Parent under the HSR Act and the receipt, termination or expiration, as applicable, of approvals or waiting periods required under the HSR Act or any other applicable competition, merger control, antitrust or similar law or regulation and (2) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

(c) Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(d) Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

(e) Capital Resources. Parent has, and will have at the Effective Time, sufficient cash to pay the aggregate Merger Consideration.

(f) Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

(g) Company Stock. Neither Parent nor Sub is, nor at any time during the last three years has it been, an “interested stockholder” of the Company as defined in Section 203. As of the date hereof, neither Parent nor Sub owns (directly or indirectly, beneficially or of record), and is not a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (except as contemplated by this Agreement and except for any such shares that may be owned by any employee benefit or other plan administered by or on behalf of Parent or any of its Subsidiaries, to the extent the determination to acquire such shares was not directed by Parent or Sub).

ARTICLE IV

Covenants Relating to Conduct of Business

      SECTION 4.01.     Conduct of Business. (a) Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, except as set forth in Section 4.01(a) of the Company Disclosure Schedule or as consented to in writing in advance by Parent or as expressly permitted pursuant to this Section 4.01(a)(i) through (xvi) or otherwise pursuant to this Agreement, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice (including in respect of research and development activities and programs) and in compliance in all material respects with all applicable laws, rules, regulations and treaties and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it with the intention that its goodwill and ongoing business shall be unimpaired at the Effective Time. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as otherwise set forth in Section 4.01(a) of the Company Disclosure Schedule or as otherwise expressly permitted pursuant to this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without Parent’s prior written consent:

(i) (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to its shareholders, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for purchases, redemptions or other acquisitions of capital stock or other securities required under the terms of any plans, arrangements or agreements existing on the date hereof between the Company or any of its Subsidiaries and any director, officer, employee or consultant of the Company or any of its Subsidiaries (complete and accurate copies of which have been heretofore delivered to Parent);

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, including pursuant to Contracts as in effect on the date hereof (other than the issuance of shares of Company Common Stock upon the conversion of Company Preferred Stock or Company Notes, or the exercise of Company Stock Options (including rights under the ESPP, subject to Section 5.04(b)) or Warrants, in each case outstanding on the date hereof in accordance with their terms on the date hereof);

(iii) amend (x) the Company Certificate or the Company By-laws or other comparable charter or organizational documents of any of the Company’s Subsidiaries or (y) the Certificate of Designation with respect to the Company Preferred Stock or the Indenture dated as of August 5, 2002 between the Company and Wells Fargo Bank, National Association, with respect to the Company Notes, in each case except as may be required by law or the rules and regulations of the SEC or The Nasdaq Stock Market, Inc.;

(iv) directly or indirectly acquire (x) by merging or consolidating with, or by purchasing assets of, or by any other manner, any person or division, business or equity interest of any person or (y) any asset or assets that, individually, has a purchase price in excess of $500,000 or, in the aggregate, have a purchase price in excess of $1,000,000, except for new capital expenditures, which shall be subject to the limitations of clause (vii) below, and except for purchases of components, raw materials or supplies in the ordinary course of business consistent with past practice;

(v) (x) sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or other assets or any interests therein (including securitizations), except for sales of inventory and used equipment in the ordinary course of business consistent with past practice; or (y) enter into, modify or amend any lease of property, except for modifications or amendments that are not materially adverse to the Company and its Subsidiaries taken as a whole;

(vi) (x) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or (y) make any loans, advances or capital contributions to, or investments in, any other person, other than to employees in the ordinary course of business consistent with past practice;

(vii) make any new capital expenditure or expenditures in excess of the amounts set forth in Section 4.01(a)(vii) of the Company Disclosure Schedule;

(viii) except as required by law or any judgment by a court of competent jurisdiction, (v) pay, discharge, settle or satisfy any material claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the most recent financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (w) cancel any indebtedness (other than upon the conversion of any Company Notes outstanding on the date hereof in accordance with their terms on the date hereof), (x) waive or assign any claims or rights of substantial value or (y) waive any benefits of, or agree to modify in any respect, or, subject to the terms hereof, knowingly fail to enforce, or consent to any matter with respect to which consent is required under, any standstill or similar agreement containing provisions prohibiting a third party from purchasing the capital stock of the Company or otherwise seeking to influence or exercise control over the Company to which the Company or any of its Subsidiaries is a party or (z) waive any material benefits of, or agree to modify in any material respect, or, subject to the terms hereof, knowingly fail to enforce in any material respect, or consent to any matter with respect to which consent is required under, any material confidentiality or similar agreement to which the Company or any of its Subsidiaries is a party;

(ix) enter into any material Contracts relating to the research, clinical trial, development, distribution, sale, supply, license, marketing, co-promotion or manufacturing of products of the Company or any Subsidiary of the Company or products licensed by the Company or any Subsidiary of the Company, or the Intellectual Property Rights of the Company or any Subsidiary of the Company, other than (x) confidentiality agreements entered into in the ordinary course of business consistent with past practice containing customary terms which do not impose any obligations on the Company or its Subsidiaries other than those relating to the treatment of confidential information, (y) consulting agreements entered into in the ordinary course of business consistent with past practice which individually have aggregate values of no more than $50,000 and (z) pursuant to any such Contracts currently in place (that have been disclosed in writing to Parent prior to the date hereof) in accordance with their terms as of the date hereof;

(x) enter into, modify, amend or terminate any material Contract or waive, release or assign any material rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would reasonably be expected to (A) materially adversely affect the Company, (B) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (C) prevent or materially delay the consummation of the transactions contemplated by this Agreement;

(xi) enter into any Contract to the extent consummation of the transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement would reasonably be expected to conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such Contract;

(xii) enter into any Contract containing any restriction on the ability of the Company or any of its Subsidiaries to assign its rights, interests or obligations thereunder, unless such restriction expressly excludes any assignment to Parent or any of its Subsidiaries in connection with or following the consummation of the Merger and the other transactions contemplated by this Agreement;

(xiii) sell, transfer or license to any person or otherwise extend, amend or modify any rights to the Intellectual Property Rights of the Company or any of its Subsidiaries, other than pursuant to (x) confidentiality agreements entered into in the ordinary course of business consistent with past practice containing customary terms which do not impose any obligations on the Company or its Subsidiaries other than those relating to the treatment of confidential information, (y) consulting agreements entered into in the ordinary course of business consistent with past practice which individually have aggregate values of no more than $50,000 and (z) any such Contracts currently in place (that have been disclosed in writing to Parent prior to the date hereof) in accordance with their terms as of the date hereof;

(xiv) except as otherwise contemplated by this Agreement or as required to ensure that any Company Benefit Plan or Company Benefit Agreement is not then out of compliance with applicable law or to comply with any Contract or Company Benefit Plan or Company Benefit Agreement entered into prior to the date hereof (complete and accurate copies of which have been heretofore delivered to Parent), (A) adopt, enter into, terminate or amend (I) any collective bargaining agreement or Company Benefit Plan or (II) any Company Benefit Agreement or other agreement, plan or policy involving the Company or any of its Subsidiaries and one or more of their respective current or former directors, officers, employees or consultants, (B) increase in any manner the compensation, bonus or fringe or other benefits of, or pay any bonus of any kind or amount whatsoever to, any current or former director, officer, employee or consultant, except for any planned salary increases and payment of bonuses, each as described in Section 4.01(a)(xiv) of the Company Disclosure Schedule, (C) pay any benefit or amount not required under any Company Benefit Plan or Company Benefit Agreement or any other benefit plan or arrangement of the Company or any of its Subsidiaries as in effect on the date of this Agreement, other than as contemplated in clause (B), (D) grant or pay any severance or termination pay or increase in any manner the severance or termination pay of any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries, (E) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement, Company Benefit Agreement or Company Benefit Plan (including the grant of Company Stock Options (including rights under the ESPP), Company Restricted Stock, “phantom” stock, stock appreciation rights, “phantom” stock rights, stock based or stock related awards, performance units or restricted stock or the removal of existing restrictions in any Company Benefit Agreements, Company Benefit Plans or agreements or awards made thereunder), other than as contemplated in clause (B), (F) amend or modify any Stock Option or Warrant, (G) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company Benefit Plan or Company Benefit Agreement, (H) take any action to accelerate the vesting or payment of any compensation or benefit under any Company Benefit Plan or Company Benefit Agreement or (I) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company Pension Plan or change the manner in which contributions to any Company Pension Plan are made or the basis on which such contributions are determined;

(xv) except as required by GAAP or by the Company’s independent public accountants, revalue any material assets of the Company or any of its Subsidiaries or make any material change in accounting methods, principles or practices; or

(xvi) authorize any of, or commit, resolve, propose or agree to take any of, the foregoing actions.

      (b) Other Actions. The Company, Parent and Sub shall not, and shall not permit any of their respective Subsidiaries to, take any action that would, or that would reasonably be expected to, result in any of the conditions to the Merger set forth in Article VI not being satisfied.

      (c) Advice of Changes; Filings. The Company and Parent shall promptly advise the other party orally and in writing if, to such party’s Knowledge, (i) any representation or warranty made by it (and, in the case of Parent, made by Sub) contained in this Agreement that is qualified as to materiality becomes untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becomes untrue or inaccurate in any material respect or (ii) it (and, in the case of Parent, Sub) fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement. The Company and Parent shall, to the extent permitted by law, promptly provide the other with copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby, other than the portions of such filings that include confidential information not directly related to the transactions contemplated by this Agreement.

      (d) Certain Tax Matters. (i) During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (A) timely file all tax returns (“Post-Signing Returns”) required to be filed by or on behalf of each such entity; (B) timely pay all taxes due and payable in respect of such Post-Signing Returns that are so filed; (C) accrue a reserve in the books and records and financial statements of any such entity in accordance with past practice for all taxes payable by such entity for which no Post-Signing Return is due prior to the Effective Time; (D) promptly notify Parent of any suit, claim, action, investigation, proceeding or audit (collectively, “Actions”) pending against or with respect to the Company or any of its Subsidiaries in respect of any material amount of tax and not settle or compromise any such Action without Parent’s consent; (E) not make any material tax election or settle or compromise any material tax liability, other than with Parent’s consent or other than in the ordinary course of business; and (F) cause all existing tax sharing agreements, tax indemnity obligations and similar agreements, arrangements or practices with respect to taxes to which the Company or any of its Subsidiaries is or may be a party or by which the Company or any of its Subsidiaries is or may otherwise be bound to be terminated as of the Closing Date so that after such date neither the Company nor any of its Subsidiaries shall have any further rights or liabilities thereunder. Any tax returns described in this Section 4.01(d) shall be complete and correct in all material respects and shall be prepared on a basis consistent with the past practice of the Company, provided that no Post-Signing Returns shall be filed with any taxing authority without Parent’s prior written consent.

      (ii) The Company shall deliver to Parent at or prior to the Closing a certificate, in form and substance satisfactory to Parent, duly executed and acknowledged, certifying that the payment of the Merger Consideration and any payments made in respect of Appraisal Shares pursuant to the terms of this Agreement are exempt from withholding pursuant to the Foreign Investment in Real Property Tax Act.

      SECTION 4.02. No Solicitation. (a) The Company shall not, nor shall it authorize or permit any of its Subsidiaries or any of their respective directors, officers or employees or authorize or knowingly permit any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, “Representatives”) retained by it or any of its Subsidiaries to (and shall instruct such Representatives not to), directly or indirectly through another person, (i) solicit, initiate or knowingly encourage, or take any other action designed to, or which could reasonably be expected to, facilitate, any Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information, or otherwise cooperate in any way with, any Takeover Proposal. The Company shall, and shall cause its Subsidiaries to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished. Notwithstanding the foregoing, at any time prior to obtaining the Stockholder Approval, in response to a bona fide written Takeover Proposal that the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a Superior Proposal, and which Takeover Proposal was not solicited after the date hereof and was made after the date hereof and did not otherwise result from a breach of this Section 4.02(a), the Company may, if its Board of Directors determines in good faith (after consultation with outside counsel) that the failure to do so would result in a breach of its fiduciary duties to the stockholders of the Company under applicable law, and subject to compliance with Section 4.02(c), (x) furnish information with respect to the Company and its Subsidiaries to the person making such Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement not less restrictive as a whole of such person than the Confidentiality Agreement, provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such person, and (y) participate in discussions or negotiations with the person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal.

      The term “Takeover Proposal” means any inquiry, proposal or offer from any person relating to, or that would reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets or businesses that constitute 15% or more of the revenues, net income or the assets of the Company and its Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of the Company or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company or any of its Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving the Company or any of its Subsidiaries pursuant to which any person or the shareholders of any person would own 15% or more of any class of equity securities of the Company or any of its Subsidiaries or of any resulting parent company of the Company, other than the transactions contemplated by this Agreement.

      The term “Superior Proposal” means any bona fide offer made by a third party that if consummated would result in such person (or its stockholders) owning, directly or indirectly, all or substantially all of the shares of Company Common Stock then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of the Company, which the Board of Directors of the Company determines in good faith (after consultation with a financial advisor of nationally recognized reputation) to be (i) more favorable to the stockholders of the Company from a financial point of view than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the financial terms of this Agreement proposed by Parent in response to such offer or otherwise)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

      (b) Neither the Board of Directors of the Company nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to Parent), or publicly propose to withdraw (or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by such Board of Directors or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or propose to approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in Section 4.02(a)) (an “Acquisition Agreement”). Notwithstanding the foregoing, at any time prior to obtaining the Stockholder Approval, the Board of Directors of the Company may, if such Board of Directors determines in good faith (after consultation with outside counsel) that the failure to do so would result in a breach of its fiduciary duties to the stockholders of the Company under applicable law, (x) make a Company Adverse Recommendation Change or (y) in response to a Superior Proposal that was not solicited after the date hereof and was made after the date hereof and did not otherwise result from a breach of this Section 4.02, cause the Company to terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause the Company to enter into any Acquisition Agreement with respect to any Superior Proposal); provided, however, that (1) no Company Adverse Recommendation Change may be made and (2) no such termination of this Agreement by the Company may be made, in each case until after the third business day following Parent’s receipt of written notice from the Company advising Parent that the Board of Directors of the Company intends to make a Company Adverse Recommendation Change or terminate this Agreement pursuant to this Section 4.02(b) and specifying the reasons therefor, including the terms and conditions of any Superior Proposal that is the basis of the proposed action by the Board of Directors (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new written notice by the Company and a new two business day period). In determining whether to make a Company Adverse Recommendation Change or to terminate this Agreement pursuant to this Section 4.02(b), the Board of Directors of the Company shall take into account any changes to the financial terms of this Agreement proposed by Parent in response to any such written notice by the Company or otherwise.

      (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.02, the Company shall promptly advise Parent orally and in writing of any Takeover Proposal, the material terms and conditions of any such Takeover Proposal (including any changes thereto) and the identity of the person making any such Takeover Proposal. The Company shall keep Parent fully informed of the status and material details (including any material change to the terms thereof) of any such Takeover Proposal.

      (d) Nothing contained in this Section 4.02 shall prohibit the Company from (x) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or (y) making any disclosure to the stockholders of the Company if, in the good faith judgment of the Board of Directors of the Company (after consultation with outside counsel) failure to so disclose would be inconsistent with its obligations under applicable law, including the Board of Directors’ duty of candor to the stockholders of the Company; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 4.02(b).

ARTICLE V

Additional Agreements

      SECTION 5.01. Preparation of the Proxy Statement; Stockholders’ Meeting. (a) As promptly as practicable following the date of this Agreement, the Company and Parent shall prepare and the Company shall file with the SEC the Proxy Statement and the Company shall use its commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto and to cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable following the date of this Agreement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and the staff of the SEC, on the other hand. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on such document or response and (ii) shall include in such document or response all comments reasonably proposed by Parent; provided, that Parent shall use commercially reasonable efforts to provide or cause to be provided its comments to the Company as promptly as reasonably practicable after the Proxy Statement is transmitted to Parent for its review.

      (b) The Company shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholders’ Meeting”) solely for the purpose of obtaining the Stockholder Approval. Subject to Sections 4.02(b) and 4.02(d), the Company shall, through its Board of Directors, recommend to its stockholders adoption of this Agreement and shall include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing, the Company’s obligations pursuant to the first sentence of this Section 5.01(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or (ii) the withdrawal or modification by the Board of Directors of the Company or any committee thereof of such Board of Directors’ or such committee’s approval or recommendation of this Agreement, the Merger or the other transactions contemplated by this Agreement.

      SECTION 5.02.     Access to Information; Confidentiality. The Company shall afford to Parent, and to Parent’s officers, employees, accountants, counsel, financial advisors and other Representatives, reasonable access (including for the purpose of coordinating integration activities and transition planning with the employees of the Company and its Subsidiaries) during normal business hours and upon reasonable prior notice to the Company during the period prior to the Effective Time or the termination of this Agreement to all its and its Subsidiaries’ properties, books, contracts, commitments, personnel and records and, during such period, the Company shall furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws, (b) a copy of each correspondence or written communication with any United States Federal governmental agency and (c) all other information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request. Except for disclosures expressly permitted by the terms of the Confidentiality Agreement dated as of December 15, 2002 between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), Parent shall hold, and shall cause its officers, employees, accountants, counsel, financial advisors and other Representatives to hold, all information received from the Company, directly or indirectly, in confidence in accordance with the Confidentiality Agreement. No investigation pursuant to this Section 5.02 or information provided or received by any party hereto pursuant to this Agreement will affect any of the representations or warranties of the parties hereto contained in this Agreement or the conditions hereunder to the obligations of the parties hereto.

      SECTION 5.03.     Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity and (iii) the obtaining of all necessary consents, approvals or waivers from third parties; provided that none of the Company, Parent or Sub shall be required to make any payment to any such third parties or concede anything of value to obtain such consents. In connection with and without limiting the foregoing, the Company and Parent shall duly file with the U.S. Federal Trade Commission and the Antitrust Division of the Department of Justice the notification and report form (the “HSR Filing”) required under the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable. The HSR Filing shall be in substantial compliance with the requirements of the HSR Act. Each party shall cooperate with the other party to the extent necessary to assist the other party in the preparation of its HSR Filing, to request early termination of the waiting period required by the HSR Act and, if requested, to promptly amend or furnish additional information thereunder. The Company and its Board of Directors shall (1) take all reasonable action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (2) if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, take all reasonable action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement. Nothing in this Agreement shall be deemed to require Parent to agree to, or proffer to, divest or hold separate any assets or any portion of any business of Parent, the Company or any of their respective Subsidiaries.

      SECTION 5.04.     Company Stock Options; ESPP. (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee thereof administering the Company Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:

(i) adjust the terms of all outstanding Company Stock Options (other than rights granted under the ESPP), whether vested or unvested, as necessary to provide that, at the Effective Time, each such Company Stock Option outstanding immediately prior to the Effective Time shall be amended and converted into an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option, the number of shares of common stock, par value $1.00 per share, of Parent (“Parent Common Stock”) (rounded down to the nearest whole share) determined by multiplying the number of shares of Company Common Stock subject to such Company Stock Option by the Option Exchange Ratio (as defined below), at a price per share of Parent Common Stock equal to (A) the aggregate exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Stock Option divided by (B) the aggregate number of shares of Parent Common Stock deemed purchasable pursuant to such Company Stock Option (each, as so adjusted, an “Adjusted Option”), provided that such exercise price shall be rounded up to the nearest whole cent. The “Option Exchange Ratio” means the quotient obtained by dividing the Common Stock Merger Consideration by the Average Closing Price (as defined below) and rounding to the nearest 1/10,000. The “Average Closing Price” means the amount equal to the average per share closing price of Parent Common Stock, as reported on the New York Stock Exchange Composite Transaction Tape for the five (5) consecutive trading days ending with the second trading day immediately preceding the Effective Time;

(ii) adjust the terms of each share of Company Restricted Stock as necessary to provide that the restrictions on such shares shall lapse at the Effective Time; and

(iii) make such other changes to the Company Stock Plans as Parent and the Company may agree are appropriate to give effect to the Merger.

      (b) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee of the Board of Directors of the Company administering the

ESPP), shall adopt such resolutions or take such other actions as may be required to provide that (i) participants may not increase their payroll deductions or purchase elections from those in effect on the date of this Agreement, (ii) no offering period shall be commenced after the date of this Agreement, (iii) each participant’s outstanding right to purchase shares of Company Common Stock under the ESPP shall terminate on the day immediately prior to the day on which the Effective Time occurs, provided that all amounts allocated to each participant’s account under the ESPP as of such date shall thereupon be used to purchase from the Company whole shares of Company Common Stock at the applicable price determined under the terms of the ESPP for then outstanding offering periods using such date as the final purchase date for each such offering period and (iv) the ESPP shall terminate immediately following the purchases of Company Common Stock on the day prior to the day on which the Effective Time occurs.

      (c) The adjustments provided in Section 5.04(a)(i) with respect to any Company Stock Options that are “incentive stock options” as defined in Section 422 of the Code shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code.

      (d) As soon as practicable following the Effective Time, Parent shall deliver to the holders of Adjusted Options appropriate notices setting forth such holders’ rights pursuant to the respective Company Stock Plans and the agreements evidencing the grants of such Adjusted Options, including that such Adjusted Options and agreements have been assumed by Parent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 5.04 after giving effect to the Merger).

      (e) As soon as practicable following the Effective Time, Parent shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares of Parent Common Stock equal to the number of shares of Parent Common Stock subject to the Adjusted Options. Such registration statement shall be kept effective (and the current status of the prospectus or prospectuses required thereby shall be maintained) at least for so long as any Adjusted Options may remain outstanding.

      (f) Except as otherwise contemplated by this Section 5.04 and except to the extent required under the respective terms of the Adjusted Options, all restrictions or limitations on transfer and vesting with respect to Adjusted Options awarded under the Company Stock Plans or any other plan, program or arrangement of the Company or any of its Subsidiaries, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such Adjusted Options after giving effect to the Merger and the assumption by Parent as set forth above.

      (g) The Company shall ensure that following the Effective Time, no holder of a Company Stock Option (or former holder of a Company Stock Option) or any participant in any Company Stock Plan, Company Benefit Plan or Company Benefit Agreement shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation or any other equity interest therein (including “phantom” stock or stock appreciation rights).

      SECTION 5.05.     Indemnification, Advancement of Expenses, Exculpation and Insurance. (a) Parent shall cause the Surviving Corporation to assume the obligations with respect to all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company as provided in the Company Certificate, the Company By-laws or any indemnification agreement between such directors or officers and the Company (in each case, as in effect on the date hereof), without further action, as of the Effective Time and such obligations shall survive the Merger and shall continue in full force and effect for a period of not less than six years from and after the Effective Time; provided, that in the event any claim or claims are asserted or made within such six year period, all rights to indemnification in respect of any claim or claims shall continue until final disposition of any and all such claims.

      (b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any person, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation shall expressly assume the obligations set forth in this Section 5.05.

      (c) For six years after the Effective Time, Parent shall maintain (directly or indirectly through the Company’s existing insurance programs) in effect the Company’s current directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy (a complete and accurate copy of which has been heretofore delivered to Parent), on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date hereof; provided, however, that Parent may (i) substitute therefor policies of Parent containing terms with respect to coverage (including as coverage relates to deductibles and contractual provisions) and amount no less favorable to such directors and officers or (ii) request that the Company obtain such extended reporting period coverage under its existing insurance programs (to be effective as of the Effective Time); provided further, however, that in satisfying its obligation under this Section 5.05(c), neither the Company nor Parent shall be obligated to pay more than $8,200,000 in the aggregate, less any applicable credit (the “Premium Amount”), to obtain such coverage. It is understood and agreed that in the event such coverage cannot be obtained for the Premium Amount or less in the aggregate, Parent shall be obligated to provide such coverage as may be obtained for the Premium Amount.

      (d) The provisions of this Section 5.05 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

      SECTION 5.06.     Fees and Expenses. (a) Except as provided in paragraph (b) of this Section 5.06, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated; provided, that the fees and expenses incurred in connection with the printing, filing and mailing to stockholders of the Proxy Statement and the solicitation of the Stockholder Approval, and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement, shall be shared equally by the Company and Parent.

      (b) In the event that (i) this Agreement is terminated by Parent pursuant to Section 7.01(e), (ii) this Agreement is terminated by the Company pursuant to Section 7.01(f) or (iii) (A) prior to the obtaining of the Stockholder Approval, a Takeover Proposal shall have been made to the Company or shall have been made directly to the stockholders of the Company generally or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal, (B) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 7.01(b)(i) (but only if a vote to obtain the Stockholder Approval or the Stockholders’ Meeting has not been held) or Section 7.01(b)(iii) and (C) within 9 months after such termination, the Company enters into a definitive agreement to consummate, or consummates, the transactions contemplated by any Takeover Proposal, then the Company shall pay Parent a fee equal to $70,000,000 (the “Termination Fee”) by wire transfer of same-day funds (x) in the case of a payment required by clause (i) above, on the first business day following the date of termination of this Agreement, (y) in the case of a payment required by clause (ii) above, on the date of termination of this Agreement and (z) in the case of a payment required by clause (iii) above, on the first business day following the date of the first to occur of the events referred to in clause (iii)(C).

      (c) The Company and Parent acknowledge and agree that the agreements contained in Section 5.06(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to Section 5.06(b), and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Termination Fee, the Company shall pay to Parent its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

      SECTION 5.07.     Public Announcements. Except with respect to any Company Adverse Recommendation Change made in accordance with the terms of this Agreement, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

      SECTION 5.08.     Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent, such consent not to be unreasonably withheld or delayed.

      SECTION 5.09.     Employee Matters. (a) For a period of not less than twelve months following the Effective Time, the employees of the Company who remain in the employment of the Surviving Corporation and its Subsidiaries (the “Continuing Employees”) shall receive employee benefits that in the aggregate are substantially comparable to the employee benefits provided under the Company’s employee benefit plans to such employees immediately prior to the Effective Time; provided that neither Parent nor the Surviving Corporation nor any of their Subsidiaries shall have any obligation to issue, or adopt any plans or arrangements providing for the issuance of shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to any such plans or arrangements; provided, further, that no plans or arrangements of the Company or any of its Subsidiaries providing for such issuance nor the Company’s Flexible Time Off program shall be taken into account in determining whether employee benefits are substantially comparable in the aggregate.

      (b) Nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent or the Surviving Corporation to continue any specific plans or to continue the employment of any specific person.

      (c) Parent shall cause the Surviving Corporation to recognize the service of each Continuing Employee as if such service had been performed with Parent (i) for purposes of vesting (but not benefit accrual) under Parent’s defined benefit pension plan, (ii) for purposes of eligibility for vacation under Parent’s vacation program, (iii) for purposes of eligibility and participation under any health or welfare plan maintained by Parent (other than any post-employment health or post-employment welfare plan) and (iv) unless covered under another arrangement with or of the Company, for benefit accrual purposes under Parent’s severance plan (in the case of each of clauses (i), (ii), (iii) and (iv), solely to the extent that Parent makes such plan or program available to employees of the Surviving Corporation), but not for purposes of any other employee benefit plan of Parent.

      (d) With respect to any welfare plan maintained by Parent in which Continuing Employees are eligible to participate after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans of the Company and its Subsidiaries prior to the Effective Time and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

      SECTION 5.10.     Company Notes and Company Preferred Stock.     Each of the Company, Parent and Sub shall take each action required to be taken by such party pursuant to (i) the Indenture dated as of August 5, 2002 between the Company and Wells Fargo Bank, National Association, with respect to the Company Notes and (ii) the Certificate of Designation with respect to the Company Preferred Stock, in each case as necessary to consummate the Merger and the other transactions contemplated by this Agreement in compliance therewith.

      SECTION 5.11.     Consents and Other Action.     The Company agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to accomplish the items set forth on Section 5.11 of the Company Disclosure Schedule as soon as practicable after the date hereof.

ARTICLE VI

Conditions Precedent

      SECTION 6.01.     Conditions to Each Party’s Obligation to Effect the Merger.     The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by law) waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Stockholder Approval shall have been obtained.

(b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other statute, law, rule, legal restraint or prohibition (collectively, “Restraints”) shall be in effect (i) preventing the consummation of the Merger or (ii) which otherwise has had or would reasonably be expected to have a Material Adverse Effect.

      SECTION 6.02. Conditions to Obligations of Parent and Sub.     The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by law) waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of the Company contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c) No Litigation. There shall not be pending or threatened any suit, action or proceeding by any Governmental Entity (i) challenging the acquisition by Parent or Sub of any shares of Company Common Stock or Company Preferred Stock, seeking to restrain or prohibit the consummation of the Merger, or seeking to place limitations on the ownership of shares of Company Common Stock or Company Preferred Stock (or shares of common stock or preferred stock of the Surviving Corporation) by Parent or Sub or seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Company, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries of any portion of any business or of any assets of the Company, Parent or any of their respective Subsidiaries, or to compel the Company, Parent or any of their respective Subsidiaries to divest or hold separate any portion of any business or of any assets of the Company, Parent or any of their respective Subsidiaries, as a result of the Merger, (iii) seeking to prohibit Parent or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Company or any of its Subsidiaries or (iv) otherwise having, or being reasonably expected to have, a Material Adverse Effect.

(d) Restraints. No Restraint that would reasonably be expected to result, directly or indirectly, in any of the effects referred to in clauses (i) through (iv) of paragraph (c) of this Section 6.02 shall be in effect.

      SECTION 6.03.     Conditions to Obligation of the Company.     The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by law) waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Sub contained in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of Parent and Sub contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

      SECTION 6.04.     Frustration of Closing Conditions.     None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its commercially reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.03.

ARTICLE VII

Termination, Amendment and Waiver

      SECTION 7.01.     Termination.     This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Stockholder Approval:

(a) by mutual written consent of Parent, Sub and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before August 1, 2003; provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose breach of a representation or warranty in this Agreement or whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date;

(ii) if any Restraint having any of the effects set forth in Section 6.01(c) shall be in effect and shall have become final and nonappealable; or

(iii) if the Stockholder Approval shall not have been obtained at the Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(c) by Parent (i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b) and (B) is incapable of being cured by the Company within 30 calendar days following receipt of written notice of such breach or failure to perform from Parent or (ii) if any Restraint having the effects referred to in clauses (i) through (iv) of Section 6.02(c) shall be in effect and shall have become final and nonappealable;

(d) by the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(b) and (B) is incapable of being cured by Parent within 30 calendar days following receipt of written notice of such breach or failure to perform from the Company;

(e) by Parent, in the event that prior to the obtaining of the Stockholder Approval (i) a Company Adverse Recommendation Change shall have occurred or (ii) the Board of Directors of the Company fails publicly to reaffirm its recommendation of this Agreement, the Merger or the other transactions contemplated by this Agreement within ten business days of receipt of a written request by Parent to provide such reaffirmation following a Takeover Proposal; or

(f) by the Company in accordance with Section 4.02(b).

      SECTION 7.02.     Effect of Termination.     In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of Section 3.01(s), Section 3.02(f), the penultimate sentence of Section 5.02, Section 5.06, this Section 7.02 and Article VIII, which provisions shall survive such termination, and except with respect to any liabilities or damages incurred or suffered by a party as a result of the wilful and material breach (or any termination of this Agreement resulting therefrom) by the other party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

      SECTION 7.03.     Amendment.     This Agreement may be amended by the parties hereto at any time before or after receipt of the Stockholder Approval; provided, however, that after such approval has been obtained, there shall be made no amendment that by law requires further approval by the stockholders of the Company without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      SECTION 7.04.     Extension; Waiver.     At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso to the first sentence of Section 7.03 and to the extent permitted by law, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

      SECTION 7.05.     Procedure for Termination or Amendment. A termination of this Agreement pursuant to Section 7.01 or an amendment of this Agreement pursuant to Section 7.03 shall, in order to be effective, require, in the case of Parent or the Company, action by its Board of Directors or, with respect to any amendment of this Agreement pursuant to Section 7.03, the duly authorized committee of its Board of Directors to the extent permitted by law.

ARTICLE VIII

General Provisions

      SECTION 8.01.     Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

      SECTION 8.02.     Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      if to Parent or Sub, to:

                    Johnson & Johnson

                    One Johnson & Johnson Plaza
                    New Brunswick, NJ 08933

                    Telecopy No.: (732) 524-2788

                    Attention: John T. Crisan

                    with a copy to:

                    Cravath, Swaine & Moore

                    Worldwide Plaza
                    825 Eighth Avenue
                    New York, NY 10019

                    Telecopy No.: (212) 474-3700

                    Attention: Robert I. Townsend, III, Esq.

          if to the Company, to:

                    Scios Inc.

                    820 West Maude Avenue
                    Sunnyvale, CA 94085

                    Telecopy No.: (408) 616-8319

                    Attention: Matthew Hooper

                    with a copy to:

                    Latham & Watkins LLP

                    135 Commonwealth Drive
                    Menlo Park, CA 94025

                    Telecopy No.: (650) 463-2600

                    Attention: Christopher L. Kaufman, Esq.

      SECTION 8.03.     Definitions. For purposes of this Agreement:

(a) an “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

(b) “Knowledge” of any person that is not an individual means, with respect to any matter in question, the actual knowledge of the persons listed on Section 8.03(b) of the Company Disclosure Schedule;

(c) “Material Adverse Change” or “Material Adverse Effect” means any (i) change, (ii) effect, (iii) event, (iv) occurrence, (v) state of facts or (vi) development or developments which individually or in the aggregate would reasonably be expected to result in any change or effect, that (A) is materially adverse to the business, financial condition, properties, assets, liabilities (contingent or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or (B) would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by the Company of the Merger or the other transactions contemplated by this Agreement; provided, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect or a Material Adverse Change: any change, effect, event, occurrence, state of facts or development or developments (1) in financial or securities markets or the economy in general, including any fluctuation, in and of itself, in the price of shares of Company Common Stock (it being understood that the facts or occurrences giving rise or contributing to such fluctuation may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect or a Material Adverse Change), (2) in the biopharmaceutical industry in general, to the extent that the effects thereof do not disproportionately impact the Company or (3) as a result of any failure, in and of itself, by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect or a Material Adverse Change);

(d) “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; and

(e) a “Subsidiary” of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

      SECTION 8.04.     Interpretation. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Schedule. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

      SECTION 8.05.     Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.

      SECTION 8.06.     Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

      SECTION 8.07.     Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement and (b) except for the provisions of Article II and Section 5.05, are not intended to confer upon any person other than the parties any legal or equitable rights or remedies.

      SECTION 8.08.     GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

      SECTION 8.09.     Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any assignment without such consent shall be null and void, except that Sub, upon prior written notice to the Company, may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

      SECTION 8.10.     Specific Enforcement; Consent to Jurisdiction. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in any state court in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or of any state court located in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a Federal court located in the State of Delaware or a state court located in the State of Delaware.

      SECTION 8.11.     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

      SECTION 8.12.     Performance by Sub. Parent hereby agrees to cause Sub to comply with its obligations hereunder and to cause Sub to consummate the Merger as contemplated herein, and whenever this Agreement requires Sub to take any action, such requirement shall be deemed to include an undertaking by Parent to cause Sub to take such action.

      IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

JOHNSON & JOHNSON,

by	/s/ Christine A. Poon

Name: Christine A. Poon

Title:	World Wide Chairman, Pharmaceuticals Group and Member, Executive Committee

SATURN MERGER SUB, INC.,

by	/s/ Christine A. Poon

Name: Christine A. Poon
Title: President

SCIOS INC.,

by	/s/ Richard B. Brewer

Name: Richard B. Brewer

Title:	President and Chief Executive Officer

ANNEX I

TO THE MERGER AGREEMENT

Index of Defined Terms

Term

Acquisition Agreement	Section 4.02(b)
Actions	Section 4.01(d)
Adjusted Option	Section 5.04
Affiliate	Section 8.03(a)
Agreement	Preamble
Applicable ESPP Price	Section 5.04(b)
Applicable ESPP Shares	Section 5.04(b)
Appraisal Shares	Section 2.01(d)
Article VII	Section 3.01(r)
Biologic	Section 3.01(v)
Certificate	Section 2.01(c)
Certificate of Merger	Section 1.03
Class Action Suit	Section 3.01(h)
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 2.02(h)
Common Stock Merger Consideration	Section 2.01(c)
Commonly Controlled Entity	Section 3.01(k)
Company	Preamble
Company Adverse Recommendation Change	Section 4.02(b)
Company Benefit Agreements	Section 3.01(g)
Company Benefit Plans	Section 3.01(k)
Company By-laws	Section 3.01(a)
Company Certificate	Section 1.05(a)
Company Common Stock	Preamble
Company Consolidated Group	Section 3.01(n)
Company Disclosure Schedule	Section 3.01
Company Notes	Section 3.01(c)
Company Pension Plan	Section 3.01(l)
Company Preferred Stock	Preamble
Company Restricted Stock	Section 3.01(c)
Company SEC Documents	Section 3.01(e)
Company Stock-Based Awards	Section 3.01(c)
Company Stock Options	Section 3.01(c)
Company Stock Plans	Section 3.01(c)
Confidentiality Agreement	Section 5.02
Continuing Employees	Section 5.09(a)
Contract	Section 3.01(d)
DGCL	Section 1.01
Drug	Section 3.01(v)
Effective Time	Section 1.03
Environmental Laws	Section 3.01(j)
ERISA	Section 3.01(j)
ESPP	Section 3.01(c)
Exchange Act	Section 3.01(d)
Exchange Fund	Section 2.02(a)

Term

FDA	Section 3.01(j)
FDCA	Section 3.01(j)
Filed Company SEC Documents	Section 3.01
GAAP	Section 3.01(e)
Governmental Entity	Section 3.01(d)
Hazardous Materials	Section 3.01(j)
HSR Act	Section 3.01(d)
HSR Filing	Section 5.03
Intellectual Property Rights	Section 3.01(p)
IRS	Section 3.01(l)
Knowledge	Section 8.03(b)
Legal Provisions	Section 3.01(j)
Liens	Section 3.01(b)
Material Adverse Change	Section 8.03(c)
Material Adverse Effect	Section 8.03(c)
Medical Device	Section 3.01(v)
Merger	Preamble
Merger Consideration	Section 2.01(c)
Option Exchange Ratio	Section 5.04
Parent	Preamble
Parent Common Stock	Section 5.04
Paying Agent	Section 2.02(a)
Permits	Section 3.01(j)
person	Section 8.03(d)
Post-Signing Returns	Section 4.01(d)
Preferred Stock Merger Consideration	Section 2.01(c)
Premium Amount	Section 5.05(c)
Primary Company Executives	Section 3.01(m)
Proxy Statement	Section 3.01(d)
Representatives	Section 4.02(a)
Release	Section 3.01(j)
Restraints	Section 6.01(c)
SEC	Section 3.01(d)
Section 203	Section 3.01(r)
Section 262	Section 2.01(d)
Securities Act	Section 3.01(e)
Specified Compounds	Section 3.01(p)
Stockholder Approval	Section 3.01(q)
Stockholders’ Meeting	Section 5.01(b)
Sub	Preamble
Subsidiary	Section 8.03(e)
Superior Proposal	Section 4.02(a)
Surviving Corporation	Section 1.01
Takeover Proposal	Section 4.02(a)
taxes	Section 3.01(n)
taxing authority	Section 3.01(n)
tax returns	Section 3.01(n)
Termination Fee	Section 5.06(b)
Warrants	Section 3.01(c)

EXHIBIT A

TO THE MERGER AGREEMENT

Restated Certificate of Incorporation

of the Surviving Corporation

      FIRST:     The name of the corporation (hereinafter called the “Corporation”) is Scios Inc.

      SECOND:     The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is Corporate Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

      THIRD:     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

      FOURTH:     The aggregate number of shares which the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $0.01 per share.

      FIFTH:     In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the By-laws of the Corporation.

      SIXTH:     To the fullest extent permitted by the General Corporation Law of the State of Delaware as it now exists and as it may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer; provided, however, that nothing contained in this Article SIXTH shall eliminate or limit the liability of a director or officer (i) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director or officer derived an improper personal benefit. No amendment to or repeal of this Article SIXTH shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

      SEVENTH:     The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Section. Such indemnification shall be mandatory and not discretionary. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person. Any repeal or modification of this Article SEVENTH shall not adversely affect any right to indemnification of any persons existing at the time of such repeal or modification with respect to any matter occurring prior to such repeal or modification.

      The Corporation shall to the fullest extent permitted by the General Corporation Law of the State of Delaware advance all costs and expenses (including, without limitation, attorneys’ fees and expenses) incurred by any director or officer within 15 days of the presentation of same to the Corporation, with respect to any one or more actions, suits or proceedings, whether civil, criminal, administrative or investigative, so long as the Corporation receives from the director or officer an unsecured undertaking to repay such expenses if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation under the General Corporation Law of the State of Delaware. Such obligation to advance costs and expenses shall be mandatory, and not discretionary, and shall include, without limitation, costs and expenses incurred in asserting affirmative defenses, counterclaims and cross claims. Such undertaking to repay may, if first requested in writing by the applicable director or officer, be on behalf of (rather than by) such director or officer, provided that in such case the Corporation shall have the right to approve the party making such undertaking.

      EIGHTH:     Unless and except to the extent that the By-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

ANNEX B

[J.P. Morgan Logo]

February 10, 2003

The Board of Directors

Scios Inc.
820 West Maude Avenue
Sunnyvale, CA 94085

Members of the Board of Directors:

      You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $.001 per share (the “Company Common Stock”), of Scios Inc. (the “Company”) of the consideration to be received by such holders in the proposed merger (the “Merger”) of the Company with a wholly-owned subsidiary of Johnson & Johnson (the “Merger Partner”). Pursuant to the Agreement and Plan of Merger (the “Agreement”) among the Company, the Merger Partner and a subsidiary of the Merger Partner, the Company will become a wholly-owned subsidiary of the Merger Partner (“Merger Sub”), and each outstanding share of Company Common Stock, other than shares of Company Common Stock owned by the Company, the Merger Partner or Merger Sub and such sub, will be converted into the right to receive consideration equal to $45.00 per share in cash.

      In arriving at our opinion, we have (i) reviewed a draft dated February 10, 2003 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; (vi) reviewed the proposed joint venture terms relating to the Company’s p38 kinase drug program; and (vii) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

      In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Merger, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

      In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We have also assumed that the Merger will be consummated as described in the Agreement. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel. We have also assumed that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us.

      Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the consideration to be received by the holders of the Company

B-1

Common Stock in the proposed Merger and we express no opinion as to the underlying decision by the Company to engage in the Merger.

      We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services. We will also receive an additional fee if the proposed Merger is consummated. As we have previously advised you, we and our affiliates, in the ordinary course of business, have from time to time provided, and in the future may continue to provide, for customary compensation, commercial and investment banking services to the Company and the Merger Partner. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

      On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be received by the holders of the Company Common Stock in the proposed Merger is fair, from a financial point of view, to such holders.

      This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES INC.

B-2

ANNEX C

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

Section 262.     Appraisal Rights.

      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c)     Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

SCIOS INC.

SPECIAL MEETING OF STOCKHOLDERS

                  , 2003

By signing below, you, as a stockholder of Scios Inc., hereby appoint Richard B. Brewer and Matthew R. Hooper, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on your behalf and in your name, to represent you at the Special Meeting of Stockholders of Scios Inc. to be held on                   , 2003, and at any adjournments or postponements thereof, and to vote all of your shares of Common Stock on all matters to be considered at the meeting which you would be entitled to vote if personally present. The meeting will begin at 10:00 a.m., local time, at the Stanford Park Hotel, 100 El Camino Real, Menlo Park, California 94025.

THIS PROXY WILL BE VOTED IN THE MANNER YOU DIRECT OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSAL AND AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING (OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF) OR MAY OTHERWISE BE ALLOWED TO BE CONSIDERED AT THE MEETING.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

SCIOS INC.

C/ O EQUISERVE TRUST COMPANY N.A.

P.O. Box 8694
Edison, NJ 08818-8694

         Please mark

[X]    votes as in
         this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL.

Proposal to adopt the Agreement and Plan of Merger, dated as of February 10, 2003, among Johnson & Johnson, Saturn Merger Sub, Inc., a wholly-owned subsidiary of Johnson & Johnson, and Scios Inc., pursuant to which Saturn Merger Sub, Inc. will be merged into Scios Inc., each share of common stock of Scios Inc. outstanding immediately prior to the effective time of the merger (other than shares directly owned by Johnson & Johnson, Saturn Merger Sub, Inc. or Scios Inc., which will be canceled) will be converted into the right to receive $45.00 in cash, without interest, and each share of Series B preferred stock of Scios Inc. outstanding immediately prior to the effective time of the merger (other than shares directly owned by Johnson & Johnson, Saturn Merger Sub, Inc. or Scios Inc., which will be canceled) will be converted into the right to receive $4,500.00 in cash, without interest	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [ ]

After you have marked and dated this proxy, please sign exactly as your name appears on this card and return this card promptly in the enclosed envelope. If the shares being voted are registered in the names of two or more persons, whether as joint tenants, as community property or otherwise, both or all of such persons should sign. If you are signing as attorney, executor, administrator, trustee or guardian or if you are signing in another fiduciary capacity, please give your full title as such. If a corporation, please sign in full corporate name by President or other authorized person. If a partnership, please sign in partnership name by authorized person.

Signature:	Date:	Signature:	---------------- Date: